UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Automatic Data Processing, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOMATIC DATA PROCESSING, INC.
One ADP Boulevard
Roseland, New Jersey 07068

Notice of 2023 Annual Meeting of Stockholders

The 2023 Annual Meeting of Stockholders of Automatic Data Processing, Inc. will take place at 10:00 a.m., Eastern Standard Time on Wednesday, November 8, 2023. The Annual Meeting will be held virtually and stockholders can access the meeting by visiting www.virtualshareholdermeeting.com/ADP2023.

A Notice of Internet Availability of Proxy Materials or the proxy statement for the 2023 Annual Meeting of Stockholders is first being mailed to stockholders on or about Thursday, September 21, 2023.

The purposes of the meeting are to:

1.	Elect a board of directors;
2.	Hold an advisory vote on executive compensation;
3.	Hold an advisory vote on the frequency of the executive compensation advisory vote;
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024; and
5.	Transact any other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on September 11, 2023 are entitled to receive notice of, to attend, and to vote at the 2023 Annual Meeting. If you plan to attend the virtual meeting, please note the registration and log-in procedures described under “How Can I Participate in the Meeting?” on page 1 of the proxy statement.

Your vote is important, and we urge you to vote whether or not you plan to attend the virtual meeting. The Notice of Internet Availability of Proxy Materials instructs you on how to access our proxy materials and vote via the Internet. If you receive a paper copy of the proxy materials, you may also vote by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors

DOROTHY WISNIOWSKI
Secretary

September 21, 2023
Roseland, New Jersey

Audit Committee Report	99
Independent Registered Public Accounting Firm’s Fees	101
Proposal 4 Appointment of Independent Registered Public Accounting Firm	102
Stockholder Approval Required	102
Stockholder Proposals and Nominations	103
Electronic Delivery of Future Stockholder Communications	105
Appendix A: Reconciliation of GAAP and Non-GAAP Information	A-1

2023 Proxy Statement Summary

Our summary highlights certain information contained elsewhere in the proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2023 Annual Meeting of Stockholders
Time and Date	10:00 a.m. Eastern Standard Time, November 8, 2023
Live Webcast	www.virtualshareholdermeeting.com/ADP2023
Record Date	Stockholders of record at the close of business on September 11, 2023 are entitled to vote at the virtual meeting or by proxy.
Admission
The Annual Meeting will be a virtual meeting conducted on the following website: www.virtualshareholdermeeting.com/ADP2023
To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the 2023 Annual Meeting to ensure sufficient time to complete the check-in procedures.

Proxy Materials
Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder.
On September 21, 2023, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials. Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

How to Vote
The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.
If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Voting Matters and Board Voting Recommendation
	Proposal	Board Recommendation	Page Reference For More Detail
Proposal 1:	Election of directors	For Each Nominee	7
Proposal 2:	Advisory resolution to approve compensation of named executive officers	For	41
Proposal 3:	Advisory vote to approve the frequency of the executive compensation advisory vote	One Year	42
Proposal 4:	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024	For	102

i	| Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

The board of directors has nominated the following individuals for election as directors. Please refer to page 7 in this proxy statement for important information about the qualifications and experience of each of the following director nominees. Each director nominee has consented to being named in this proxy statement and has agreed to serve if elected. The board of directors recommends a vote FOR each of the nominees for director.

Election of Directors (Proposal 1)
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CMDC	NCGC	CDTAC
Peter Bisson	66	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company	✓			✓	Chair
Maria Black	49	2023	President and Chief Executive Officer of Automatic Data Processing, Inc.
David V. Goeckeler	61	2022	Chief Executive Officer of Western Digital Corporation	✓		✓		✓
Linnie M. Haynesworth	66	2020	Retired Sector Vice President and General Manager of Northrop Grumman Corporation	✓	✓			✓
John P. Jones (Lead Independent Director)	72	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.	✓
Francine S. Katsoudas	53	2019	Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.	✓		✓	✓
Nazzic S. Keene	62	2020	Chief Executive Officer of Science Applications International Corporation	✓	✓			✓
Thomas J. Lynch	68	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.	✓		Chair	✓
Scott F. Powers	64	2018	Former President and Chief Executive Officer of State Street Global Advisors	✓		✓	Chair
William J. Ready	43	2016	Chief Executive Officer of Pinterest, Inc.	✓	✓			✓
Carlos A. Rodriguez (Executive Chair)	59	2011	Executive Chair of Automatic Data Processing, Inc.
Sandra S. Wijnberg	67	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings	✓	, Chair		✓
AC – audit committee
CMDC – compensation and management development committee
NCGC – nominating/corporate governance committee
CDTAC – corporate development and technology advisory committee
Chair – committee chair
– financial expert member of audit committee

Automatic Data Processing, Inc. – Proxy Statement |	ii

2023 Proxy Statement Summary

We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business

Director Nominee Highlights
10 of our 12 director nominees are independent
41% are women
5 of our 12 director nominees are women
25% are racially or ethnically diverse
3 of our 12 director nominees are racially or ethnically diverse
2 Hispanic/Latino director nominees
1 Black director nominee
Average age of 61 years
As of our 2023 Annual Meeting, the average age of our 12 director nominees will be 61 years

Our director nominees bring to the board a balance of skills and expertise aligned to our strategic direction

A more detailed matrix of relevant skills by individual director is set forth on page 9.

iii	| Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

Advisory Resolution to Approve Executive Compensation (Proposal 2)

Consistent with the stockholders’ advisory vote at our 2017 Annual Meeting of Stockholders, we determined to hold the advisory say-on-pay vote to approve our named executive officer (“NEO”) compensation on an annual basis. Therefore, we are asking our stockholders to approve, on an advisory basis, our named executive officer compensation for fiscal year 2023. Our stockholders will have the opportunity to approve, on an advisory basis, our NEO compensation for fiscal year 2024 at the 2024 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section beginning on page 43 of this proxy statement are effective in achieving the company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial, transformation, client satisfaction and environmental, social and governance (“ESG”) goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

At our 2022 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2022 NEOs by a vote of approximately 93% in favor.

Advisory Vote to Approve the Frequency of the Executive Compensation Advisory Vote (Proposal 3)

We are seeking an advisory vote from our stockholders (the “Say-on-Pay-Frequency Vote”) on how often the company should hold future advisory votes on compensation for our NEOs similar to Proposal 2. This Say-on-Pay-Frequency Vote must be submitted to stockholders at least once every six years. We last held an advisory vote on the frequency of the executive compensation advisory vote during our 2017 Annual Meeting of Stockholders. During this meeting, the board recommended, and a majority of stockholders voted for, a frequency of one year. As a result, for the past six years, the board has determined to hold an annual advisory vote on executive compensation.

The board of directors recommends an annual stockholder advisory vote on executive compensation. We believe that an annual vote would provide us with timely feedback from our stockholders on executive compensation matters.

Ratification of the Appointment of Auditors (Proposal 4)

We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024. A summary of fees paid to Deloitte & Touche LLP for services provided in fiscal years 2023 and 2022 is provided on page 101 of this proxy statement. The board of directors recommends a vote FOR this ratification.

Automatic Data Processing, Inc. – Proxy Statement |	iv

2023 Proxy Statement Summary

Fiscal Year 2023 Business Highlights

Our Strategic Priorities. Our business strategy has three key priorities:

Our Strategic Priorities
Lead with Best-in-Class HCM Technology
Provide Unmatched Expertise and Outsourcing
Benefit our Clients with our Global Scale

With a large and growing addressable market, we are focused on our core growth areas and further enhancing our market position by executing on our strategy.

ADP delivered strong financial results and performance on multiple fronts for fiscal year 2023:

HIGHLIGHTS	STOCKHOLDER FRIENDLY ACTIONS
$18.0 billion in revenue
17% earnings per share growth to $8.21 for the year
Employer Services new business bookings increased 10% and worldwide new business bookings increased 9.1%
Over 1 million clients globally
Over 41 million workers paid across 140 countries and territories
$3.0 billion in cash returned to stockholders $1.9 billion dividends $1.1 billion share repurchases 48 consecutive years of dividend increases

INNOVATION
Crossed a major milestone, surpassing the 1 million client mark, driven by continued enhancements to our key solutions like RUN and Workforce Now
Continued the deployment of our unified User Experience to key portions of our portfolio such as the RUN mobile app
Grew our market-leading HR Outsourcing businesses, crossing the 3 million worksite employees served milestone
Awarded Top HR Product for an unprecedented 8th consecutive year at the annual HR Tech Conference, in recognition for our recently launched Intelligent Self Service solution

v	|	Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary
We are a leading global provider of cloud-based HCM technology solutions to employers around the world. Our HCM solutions, which include both software and outsourcing services, are designed to help our clients manage their workforce through a dynamic business and regulatory landscape and the changing world of work. We continuously seek to enhance our leading HCM solutions to further support our clients. We see tremendous growth opportunity ahead as we focus on our three key strategic priorities.

In this context, ADP remained focused on delivering exceptional value to our clients in fiscal year 2023. Solid execution on our proven business model produced strong revenue and earnings growth in fiscal year 2023. This top-line revenue growth, balanced with solid margin performance, drove earnings per share (“EPS”) growth of 17%. Other key business drivers such as new business bookings and client retention reached impressive, record levels and our overall results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

In many ways, our strategy continues to be the same – leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution is critical in strengthening our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks.
Change and increasing complexity are secular growth drivers for the HCM industry. Our breadth enables us to address nearly any HCM challenge our clients face and meet them wherever they may be on their HR journey, from startup to enterprise, from software-only to fully-outsourced, and from local to global. As we look ahead to fiscal year 2024 and beyond, we see a tremendous growth opportunity in front of us – one that supports the continued creation of long-term stockholder value by balancing top-line revenue growth with margin improvement to drive EPS growth. While our specific growth initiatives will vary by business, our three key strategic priorities - which apply across all of ADP - are critical to enabling this growth in the years ahead.

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit when applicable and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial, transformation, client satisfaction and ESG objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

Automatic Data Processing, Inc. – Proxy Statement	|	vi

2023 Proxy Statement Summary

2023 Compensation Highlights

Consistent with our pay for performance philosophy, the compensation of our NEOs is structured with a significant portion of their total compensation at risk and paid based on the performance of the company as a whole. Our financial performance in fiscal year 2023 impacted the compensation for all of our executive officers, not just our

NEOs, in several ways, most notably through our annual cash bonus plan and performance-based stock unit (“PSU”) program. Please refer to the “Compensation Discussion and Analysis” section on page 43 of this proxy statement, and the tables and narratives that follow on page 67 of this proxy statement, for more details concerning the compensation of our NEOs.

Key highlights of our fiscal year 2023 executive compensation program
Base salary:	Our NEOs, other than Mr. Rodriguez, received salary increases in fiscal year 2023. Salaries increases ranged between 3.9% and 10% for NEOs who did not experience a change in role during the fiscal year. Ms. Black’s salary increased by 4.0% effective July 1, 2022 and subsequently by 32.2% effective January 1, 2023 in connection with her appointment as chief executive officer. Mr. Rodriguez’s salary increased 4.0% effective July 1, 2022 and was subsequently reduced effective January 1, 2023 in connection with his transition to executive chair. Please see page 55 for more details.
Annual cash bonus:	Fiscal year 2023 target bonuses were the same as a percentage of base salary as in fiscal year 2022 for all NEOs other than Ms. Black, Mr. Rodriguez, and Mr. Bonarti. Ms. Black’s target bonus percentage increased from 150% to 200% and Mr. Rodriguez’s target bonus percentage decreased from 200% to 150%, effective at the time of our leadership transition and prorated accordingly for fiscal year 2023. Mr. Bonarti’s target bonus percentage increased from 80% to 100% as part of our fiscal year 2023 compensation recommendations. Annual bonuses were based on the financial performance of the company as well as transformation, client satisfaction and ESG performance goals. For fiscal year 2023, our NEOs received cash bonuses at 108.8% of target.
Equity awards:	As part of our equity compensation program in fiscal year 2023, we granted our executive officers PSUs and restricted stock units (“RSUs”). This reflects a change to our prior practice of granting PSUs and stock options. Please see page 59 for more details.

2023 Incentive Compensation Performance Metrics

Performance for all metrics, including the transformation, client satisfaction and ESG objectives under the annual cash bonus plan, are formulaically measured, based on predetermined and objectively quantifiable goals. Targets and results for our financial metrics exclude the impact of certain limited items pursuant to predetermined categories of adjustments established by the committee at the time that targets were set.

The committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2023 revenue growth, new business bookings growth, and adjusted EBIT growth as well as transformation, client satisfaction and ESG objectives.

These fiscal year 2023 goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time.

vii	|	Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

Details with regard to the transformation, client satisfaction and ESG objectives are provided on page 58 and the financial goals and performance results are summarized below.

Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	9.0%	9.1%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth(1)	8.3%	9.1%
Adjusted EBIT Growth(2)	14.7%	15.4%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target

1	For fiscal year 2023, our new business bookings definition includes annualized recurring revenues anticipated from sales orders to new and existing clients for Employer Services and Professional Employer Organization (“PEO”) Services. It excludes revenue that is one-time in nature and zero-margin benefits pass-throughs.
2	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2023 and 2022.

For fiscal year 2023, our NEOs received cash bonuses at 108.8% of target.

The incentive compensation under our PSU program was based on multiple financial metrics, depending on the fiscal year of grant. For PSU awards granted in fiscal years 2021 and 2022, performance was based on achievement of adjusted net income growth for fiscal year 2023. For PSU awards granted in fiscal year 2023, performance was based on achievement of adjusted net income growth (67% weight) and revenue excluding zero-margin benefits pass-throughs (“revenue ex-ZMPT”) growth (33% weight) for fiscal year 2023. PSU awards granted in fiscal year 2023 are also subject to a relative total shareholder return (“rTSR”) metric that may modify the final payout (by +/-20%) at the end of the full three-year period based on performance versus the S&P 500 companies.
Targets and results exclude the impact of certain limited items pursuant to predetermined categories of adjustments established by the committee at the time the targets were set. For more information on the application of these performance metrics, see “Long-Term Incentive Compensation Programs” on page 59.
These financial goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time.

Automatic Data Processing, Inc. – Proxy Statement	|	viii

2023 Proxy Statement Summary

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(1)	15.0%	16.0%, excluding the impacts of:

●Foreign currency fluctuations in excess of the fluctuations assumed in the target
●Asset write downs related to vacating certain leases early of $4 million and unplanned asset impairments of internally developed and purchased software of $900,000
●First year impact of business acquisitions

Revenue ex-ZMPT Growth(2)	8.5%	9.3%, excluding the impacts of:
		●Foreign currency fluctuations in excess of the fluctuations assumed in the target ●First year impact of business acquisitions

1	Our adjusted net income measure excludes the impact of certain one-time charges and benefits reflecting specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2023 and 2022.
2	Our revenue ex-ZMPT measure is a consolidated revenue growth measure that excludes the impact of zero-margin benefits pass-throughs. Importantly, the PSU revenue metric is not duplicative of the annual cash bonus plan revenue metric due to the exclusion of zero-margin benefits pass-throughs. Refer to the table in Appendix A for further detail on this item and a reconciliation from consolidated revenue to revenue ex-ZMPT for fiscal years 2023 and 2022.

A payout percentage of 110% was achieved under our PSU program for awards granted in fiscal years 2021 and 2022 as a result of our fiscal year 2023 adjusted net income growth; and a payout percentage of 117% was achieved for the PSU award granted in fiscal year 2023 as a result of our fiscal year 2023 adjusted net income growth and revenue ex-ZMPT growth. The payout percentage of 117% applies to year 1 of the fiscal year 2023 award (but remains subject to final adjustment based on rTSR performance over the three-year performance period), and the payout percentage of 110% applies to year 2 of the fiscal year 2022 award and to year 3 of the fiscal year 2021 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2025, 2024 and 2023, respectively.

The end of fiscal year 2023 marked the end of the three-year performance period for PSU awards granted in fiscal year 2021. Based on the average of the three fiscal years, these awards earned a payout percentage of 137%. As further described in the table on page 48, the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target.

ix	| Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

2023 Total Target Direct Compensation

A summary of fiscal year 2023 total target direct compensation for our NEOs is set forth in the following table:

Named Executive Officer (NEO)	Base Salary	Target Annual Bonus	Target PSUs(3)	RSUs(3)	Total
Maria Black(1) President and Chief Executive Officer	$966,000	$1,925,000	$6,694,000	$2,231,000	$11,816,000
Carlos A. Rodriguez(1) Executive Chair and Former Chief Executive Officer	$908,100	$1,589,175	$12,750,000	$4,250,000	$19,497,275
Don McGuire Chief Financial Officer	$676,000	$1,014,000	$2,895,000	$965,000	$5,550,000
John C. Ayala Chief Operating Officer	$728,000	$1,092,000	$3,473,000	$1,158,000	$6,451,000
Michael A. Bonarti Chief Administrative Officer	$624,000	$624,000	$2,625,000	$875,000	$4,748,000
Joseph DeSilva President, Global Sales	$550,000	$440,000	$1,556,000	$1,519,000	$4,065,000
Donald Weinstein(2) Former Corporate Vice President, Global Product & Technology	$482,025	$482,025	$2,689,000	$896,000	$4,549,050

Footnotes:

1	The base salaries and target annual bonuses reported in the table for Ms. Black and Mr. Rodriguez reflect blended amounts in light of their respective mid-fiscal year transition to the chief executive officer and executive chair roles.
2	Mr. Weinstein’s base salary reflects the amount paid through his last day of employment of March 31, 2023. Pursuant to the terms of Mr. Weinstein’s qualifying termination under the company’s Corporate Officer Severance Plan, the target annual bonus total is prorated for a period of 9 of 12 months of active service during the fiscal year.
3	Equity amounts reflect the target grant values for fiscal year 2023 and are rounded for ease of presentation. For PSUs, these amounts vary from the totals disclosed in the “Summary Compensation Table for Fiscal Year 2023” on page 67 of this proxy statement, which reflects the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for PSU awards in the Summary Compensation Table represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2023, 2022 and 2021, respectively.

Automatic Data Processing, Inc. – Proxy Statement |	x

2023 Proxy Statement Summary

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2023 was designed to deliver the following approximate proportions of total compensation to Ms. Black, our chief executive officer, and the other NEOs if company and individual target levels of performance are achieved. Ms. Black’s fiscal 2023 target compensation mix as chief executive officer is approximately 7% base salary, 14%

annual cash bonus, and 79% long-term incentives. The target pay mix below reflects the PSU target award based on the three-year target opportunity and takes into account the pay changes that occurred in January 2023 for Ms. Black and Mr. Rodriguez as part of the company’s leadership transition (Mr. Rodriguez is included in the Other NEOs illustration).

Compensation Good Governance and Best Practices

Our compensation programs reflect our strong commitment to good governance.

What we do

✓	Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial, transformation, client satisfaction and ESG goals of the company and to link executive performance to stockholder value.
✓	Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓	Clawback policy: ADP’s Clawback Policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to ADP’s interests, including fraud or conduct contributing to any financial restatements or irregularities. In light of the SEC’s recent adoption of final clawback rules, we intend to update our Clawback Policy to comply with applicable listing rules.
✓	Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers.
✓	Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.
✓	Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.
✓	Independence of our compensation and management development committee and advisor: The compensation and management development committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.

xi	| Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

What we do

✓	Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.
✓	Stockholder engagement: As described below under “Fiscal Year 2023 Stockholder Engagement,” our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

What we don’t do

✕	No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕	No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.
✕	No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.
✕	No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕	No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕	No current dividends on unearned performance stock units: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Automatic Data Processing, Inc. – Proxy Statement |	xii

2023 Proxy Statement Summary

Fiscal Year 2023 Corporate Governance Highlights

We have a history of strong corporate governance. We are committed to sound corporate governance practices that provide our stockholders with meaningful rights and foster strong independent leadership in our boardroom.

ADP Corporate Governance Framework
✓Annual election of directors
✓Majority voting standard
✓One share, one vote
✓Proxy access by-law
✓Subject to certain exceptions on a case by case basis, a “no overboarding” policy which states that no non-executive director can serve on more than 4 public boards (including ADP) and, in the case of a director who is an executive officer of ADP or other company, no more than 2 public boards (including ADP)
✓No poison pill
✓Lead Independent Director and independent board committees
✓Stockholder ability to call special meetings
✓Stockholder right to act by written consent
✓Annual board assessment of corporate governance best practices

✓Significant board role in strategy and risk oversight, including annual strategy session
✓Annual product session
✓Non-employee director pay limits and stock ownership requirements
✓Annual succession planning review
✓Director orientation and continuing education for directors
✓Active stockholder engagement to better understand investor perspectives
✓Comprehensive corporate social responsibility (“CSR”)/ sustainability report detailing environmental, social and governance (“ESG”) matters, including cybersecurity, privacy and diversity
✓Executive sessions of independent directors held regularly

We firmly believe that creating sustainable long-term value for stockholders is enabled through such strong governance practices and open dialogue with stockholders through continuous direct engagement.

Our fiscal year 2023 corporate governance actions and enhancements included:

✓Committee Chair rotation (November 2022) and successful CEO transition (January 2023)	✓Issued new EEO-1 disclosure/reporting (January 2023) on sustainability.adp.com

✓Committed to short- and medium-term targets towards our pledge to achieve net zero greenhouse gas emissions by 2050 (August 2022) and issued progress update (May 2023) on investors.adp.com	✓New FY’23 LTI design for executives, increasing focus on performance-based awards and continued inclusion of an environmental footprint objective in the annual executive bonus plan for FY’23

xiii	|	Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

Fiscal Year 2023 Stockholder Engagement

✓Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 30% of our shares outstanding
✓Nearly 100 meetings held with top-50 stockholders to discuss business performance and seek overall feedback

Our Stockholder and Stakeholder Engagement Process

We value stockholder engagement and feedback as we strive to deliver strong financial performance and sustained value creation for our investors. Our ongoing investor engagement program includes outreach focused on the company’s strategy, corporate governance and executive compensation programs. In addition to management, many of these engagements include participation by certain members of our board of directors. Director participation will continue to be part of our engagement program in fiscal year 2024.

What we learn through our ongoing engagements is regularly shared with our board of directors and incorporated into our disclosures, plans and practices, as appropriate. For example, over the past year, investors have sought to better understand our environmental sustainability program and efforts to reduce greenhouse gas emissions (“GHG”). In response, following the issuance of our short- and medium- term targets in August 2022, ADP provided an update in May 2023 in which we affirmed that we are confident that we will meet our goal of a 25.2% reduction in our Scope 1 and 2 GHG emissions by 2025. ADP’s strategy is to focus directly on making our business operations more energy efficient, thereby reducing our GHG emissions. The progress we have made in respect of our short-term target is due in large part to our ongoing real estate optimization strategy, including rightsizing our footprint and moving into more energy efficient/greener facilities, as well as technology upgrades, including consolidation and optimization within our data centers. Further detail on our near-term focus areas and specific short and medium-term targets is available on investors.adp.com.

Automatic Data Processing, Inc. – Proxy Statement	|	xiv

2023 Proxy Statement Summary

We engage with many other stakeholders throughout the year on a range of sustainability and CSR issues, including talent activation, culture and human capital. Active stakeholder engagement and dialogue is an integral part of our sustainability commitment and continues to drive our work on our CSR and sustainability reporting, intended to capture the issues most important to our business and our stakeholders. In line with these efforts, we are also committed to working collaboratively with a number of third-party providers of ESG reports and ratings to ensure we transparently provide the appropriate information to improve the accuracy of their data.

We look forward to maintaining this ongoing dialogue with our investors and other stakeholders.
We are committed to proactively engaging with stockholders Our Board is highly attuned to stockholder feedback, including governance & compensation best practices

Monitor & Assessment
Board and management review:
✓Annual meeting voting results
✓Investor feedback from investor relations & governance engagement
✓Trends and best practices across the governance, executive compensation, regulatory, and environmental & social landscape
This review allows ADP to identify and prioritize potential topics for discussion

Outreach & Engagement
✓ADP regularly meets with stockholders to actively gather feedback on a range of issues
✓Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 30% of our shares outstanding

Evaluation & Response
✓Board of directors and key committees evaluate and discuss feedback from stockholders and key stakeholders
✓ADP enhances disclosure and practices, as appropriate
✓ADP updates governance documents to align with best practices and incorporates feedback, as appropriate

ESG at ADP

At ADP, we take meaningful and focused action in the areas of environmental, social and governance (“ESG”) to create a sustainable, ethical, and resilient company. We believe sustainability is about creating and delivering value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large.

In fact, we believe we have a duty as global citizens to act responsibly for the greater good, to enable truly inclusive cultures and to do our part to protect shared resources so that we can have a lasting positive impact on our global community. We continue to deepen our sustainability efforts in four key pillars:

xv	|	Automatic Data Processing, Inc. – Proxy Statement

2023 Proxy Statement Summary

Innovation

Leveraging the power of data, we innovate by anticipating the future of work, the future of HCM and the future of pay to help our clients transform their businesses, simplify work and empower their employees.
●Data, technology, artificial intelligence, globalization, new business models and other significant events and disruptions continuously reshape the way people work.
●We are always designing better ways to work through cutting-edge products, premium services and exceptional experiences that enable people to reach their full potential.

Associates

Our long-term business success is closely linked to our commitment to creating an environment in which our associates thrive. We value and intentionally cultivate a culture that embraces all forms of gender, race, ethnicity, age, sexual identity and orientation, veteran status and ability. We believe in a competitive, inclusive and diverse workforce that represents the communities we serve. This is vital in building a company where our employees feel valued, welcome, and can achieve their full potential.
●We have various programs in place, including our Talent Task Force, business resource groups, career development programs, unconscious bias trainings, a global Impact Council and more, to ensure we are attracting and retaining the world’s greatest talent to build diverse, inclusive teams in a workplace that values each individual.
●In 2021, we eliminated a college degree requirement to expand the applicant pool for non-specialized roles, such as those in our sales, service and implementation and technology organizations.

Community

Responsibility to the world around us is at the heart of our business. We believe that our company is only as strong as the communities in which we operate. By elevating our communities, we support critical causes and provide a foundation for our business to continue thriving.
●Through the ADP Foundation, we magnify the impact of associate giving to causes that align with our core values and corporate social responsibility focus. We provide a tool to allow associates to donate to their choice of thousands of charitable organizations. ADP associates, executives and directors in the United States can also participate in a matching gift program in which donations to eligible nonprofit organizations are matched up to a certain amount per individual associate per calendar year.

Environment

We recognize the importance of environmental stewardship and our responsibility to uphold the highest standards of care, quality and consideration of the global community. We run ADP for the long term, which has allowed us to build a strong track record of investing and adapting our operations to improve our resource efficiency and reduce our impact on the environment. We believe that modernizing and streamlining our operations reduces our environmental impact and drives efficiency, innovation and ultimately, long-term value-creation for all of our stakeholders.
●In 2021, ADP committed to achieve net zero greenhouse gas emissions across scopes 1, 2 and 3 by 2050. In 2022, ADP committed to reduce its absolute global Scope 1 & 2 GHG emissions 25.2% by 2025 and 50% by 2030, each from a 2019 base year.
●We have made significant progress since 2019 due in large part to our ongoing real estate optimization strategy, including rightsizing our footprint and moving into more energy efficient/greener facilities, as well as technology upgrades, including consolidation and optimization within our data centers.

Further detail on our near-term focus areas and specific short and medium-term targets is available on investors.adp.com.

Automatic Data Processing, Inc. – Proxy Statement	|	xvi

2023 Proxy Statement Summary

Governance

We deliver on our brand promise through a culture that values ethics, compliance and strong governance. Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our ESG program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s ESG officer and reports back on these matters to the full board.
The committee is also supported by the ESG steering committee on these matters. Our ESG steering committee is comprised of senior leaders at ADP who work in close collaboration with other members of senior management, as appropriate, to manage the ESG issues affecting the company. Our board members have complete and open access to senior members of management.

We invite you to visit sustainability.adp.com to read more about our ESG efforts.

Important Dates for the 2024 Annual Meeting of Stockholders

Please refer to the “Stockholder Proposals and Nominations” section on page 103 of this proxy statement for more information regarding the applicable requirements for submission of stockholder proposals. If a stockholder intends to submit any proposal (including pursuant to our proxy access by-law) for inclusion in the company’s proxy statement for the company’s 2024 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by the corporate secretary of the company no later than May 24, 2024.
Separate from the requirements of Rule 14a-8 relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require that notice of a stockholder nomination for candidates for our board of directors (other than pursuant to our proxy access by-law) or any other business to be considered at the company’s 2024 Annual Meeting of Stockholders must be received by the company no earlier than July 11, 2024, and no later than August 10, 2024.

xvii	| Automatic Data Processing, Inc. – Proxy Statement

Proxy Statement

The board of directors of Automatic Data Processing, Inc. is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders to be held on November 8, 2023 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The 2023 Annual Meeting will be a virtual meeting conducted on the following website: www.virtualshareholdermeeting.com/ADP2023

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On September 21, 2023, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K (which is not a part of the proxy soliciting material). This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The only outstanding class of securities entitled to vote at the meeting is our common stock, par value $0.10 per share. At the close of business on September 11, 2023, the record date for determining stockholders entitled to notice of, to attend, and to vote at the meeting, we had 411,972,016 issued and outstanding shares of common stock (excluding 226,740,426 treasury shares not entitled to vote). Each outstanding share of common stock is entitled to one vote with respect to each matter to be voted on at the meeting.

This proxy statement and our annual report on Form 10-K are also available on our corporate website at www.adp.com under “Financial Information” in the “Investors” section.

Questions and Answers About the Annual Meeting and Voting

WHY AM I RECEIVING THESE PROXY MATERIALS?	We are providing these proxy materials to holders of shares of the company’s common stock, par value $0.10 per share, in connection with the solicitation of proxies by our board of directors for the forthcoming 2023 Annual Meeting of Stockholders to be held on November 8, 2023 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The company will bear all expenses in connection with this solicitation.
HOW CAN I PARTICIPATE IN THE MEETING?
The 2023 Annual Meeting will be held in a virtual meeting format. The 2023 Annual Meeting will be conducted via live webcast, beginning promptly at 10:00 a.m. Eastern Standard Time on Wednesday, November 8, 2023.

Admission to the meeting is restricted to stockholders of record as of September 11, 2023 and/or their designated representatives. The 2023 Annual Meeting can be accessed from the following website: www.virtualshareholdermeeting.com/ADP2023

We recommend that you log in 15 minutes before the start of the 2023 Annual Meeting to ensure sufficient time to complete the check-in procedures.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

You will have the same rights and opportunities to participate as you would have at a physical annual meeting. You will be able to participate in the virtual meeting, vote your shares electronically, and submit your questions during the meeting by visiting the website identified above.

1	| Automatic Data Processing, Inc. – Proxy Statement

Questions and Answers About the Annual Meeting and Voting

WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING?	If you encounter any technical difficulties logging into the website (www.virtualshareholdermeeting.com/ADP2023) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the virtual meeting.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?	The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under our amended and restated certificate of incorporation, our amended and restated by-laws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
HOW CAN I VOTE MY SHARES?
The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.

If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendations of our board of directors as indicated below. If you are a registered stockholder who would ordinarily be delivering your completed proxy card in person at the meeting, please follow the voting instructions that will be available on the website (www.virtualshareholdermeeting.com/ADP2023) during the 2023 Annual Meeting.

IF I HOLD SHARES IN STREET NAME, DOES MY BROKER NEED INSTRUCTIONS IN ORDER TO VOTE MY SHARES?
If your shares are held in “street name” (i.e., your shares are held by a bank, brokerage firm or other nominee), you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker.

If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024 (Proposal 4), but will not be allowed to vote your shares on any of the other proposals described in this proxy statement, including the election of directors.

Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the other proposals described in this proxy statement because the non-votes are not considered in determining the number of votes necessary for approval.

Automatic Data Processing, Inc. – Proxy Statement |	2

Questions and Answers About the Annual Meeting and Voting

WHAT MATTERS WILL BE VOTED ON AT THE MEETING, WHAT ARE MY VOTING CHOICES, AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?	Proposal		Voting Choices	Board Recommendation
	Proposal 1: Election of the 12 nominees named in this proxy statement to serve on the company’s board of directors		●For ●Against ●Abstain	FOR election of all 12 director nominees
	Proposal 2: Advisory resolution approving the compensation of the company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section on page 43 of this proxy statement and accompanying compensation tables		●For ●Against ●Abstain	FOR
	Proposal 3: Advisory vote approving the frequency of the executive compensation advisory vote		●One Year ●Two Years ●Three Years ●Abstain	ONE YEAR
	Proposal 4: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024		●For ●Against ●Abstain	FOR
So far as the board of directors is aware, only the above matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting the proxy.
HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS, AND WHAT IS THE EFFECT OF ABSTENTIONS OR BROKER NON-VOTES?		Proposal	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
	Proposal 1:	Election of directors	Majority of shares represented in person or by proxy and entitled to vote thereon	Treated as vote against	No effect
	Proposal 2:	Advisory resolution to approve compensation of named executive officers	Majority of shares represented in person or by proxy and entitled to vote thereon	Treated as vote against	No effect
	Proposal 3:	Advisory vote to approve the frequency of the executive compensation advisory vote	Majority of shares represented in person or by proxy and entitled to vote thereon	No effect	No effect
	Proposal 4:	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024	Majority of shares represented in person or by proxy and entitled to vote thereon	Treated as vote against	N/A - brokers are permitted to vote on this matter

3	| Automatic Data Processing, Inc. – Proxy Statement

Questions and Answers About the Annual Meeting and Voting

Proposal 1:
The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote thereon. Votes may be cast in favor of or against each nominee, or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. If the number of nominees exceeds the number of directors to be elected, votes may be cast in favor of or withheld against each nominee, and abstentions will be excluded entirely and will have no effect on the vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction, and therefore a broker non-vote will have no effect on the outcome of this proposal.
Proposal 2:
The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. A broker non-vote will have no effect on the outcome of the advisory resolution because the non-votes are not considered in determining the number of votes necessary for approval. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors.
Because we value our stockholders’ views, however, the compensation and management development committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.
Proposal 3:
The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on the frequency of the executive compensation advisory vote. Stockholders may cast their vote on their preferred voting frequency by choosing the option of every one year, two years or three years, or they may abstain from voting on this proposal. The frequency that receives the highest number of votes cast by stockholders at the Annual Meeting will be considered the advisory vote of our stockholders. Abstentions will have no effect on the outcome of this advisory vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Broker non-votes will have no effect on the outcome of this advisory vote because the non-votes are not considered in determining the number of votes necessary for approval. Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors. Because we value our stockholders’ views, however, the compensation and management development committee and the board of directors will consider carefully the results of this vote in making a determination about the frequency of future executive compensation advisory votes.

Automatic Data Processing, Inc. – Proxy Statement |	4

Questions and Answers About the Annual Meeting and Voting

Proposal 4:
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2024. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP, so there will be no broker non-votes for this item.

MAY I REVOKE MY PROXY OR CHANGE MY VOTE?
If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:
●submitting a valid, later-dated proxy card or a later-dated vote in accordance with the voting instructions on the Notice of Internet Availability of Proxy Materials in a timely manner; or
●giving written notice of such revocation to the company’s corporate secretary prior to the Annual Meeting or by voting at the Annual Meeting by following the instructions that will be available on the website (www.virtualshareholdermeeting.com/ADP2023) during the Annual Meeting
If your shares are held in “street name,” you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote at the Annual Meeting by following the instructions provided by your bank or broker.
Only the latest validly executed proxy that you submit will be counted.

IS MY VOTE CONFIDENTIAL?
Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
The preliminary voting results will be announced at the Annual Meeting. The final voting results, which are tallied by independent tabulators and certified by independent inspectors, will be published in the company’s current report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

HOW CAN I ASK A QUESTION DURING THE VIRTUAL ANNUAL MEETING?
You will be able to submit a written question during the Annual Meeting by following the instructions that will be available on the Annual Meeting website (www.virtualshareholdermeeting.com/ADP2023). As part of the virtual Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted in accordance with our Annual Meeting rules (which will be available on the website) and that are relevant to the company and the meeting matters, as time permits. Questions and answers will be grouped by topic, and substantially similar questions will be grouped and answered once. If time does not permit us to address each question received during the Annual Meeting, the company’s answers will be posted to our corporate website at www.adp.com in the “Investors” section as soon as possible after the Annual Meeting.

5	| Automatic Data Processing, Inc. – Proxy Statement

Questions and Answers About the Annual Meeting and Voting

WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?
We are making this solicitation of proxies on behalf of our board of directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Innisfree M&A Incorporated at a fee estimated to be approximately $25,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.
If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free: (877) 687-1865
Banks and brokers call collect: (212) 750-5833

WHAT IS “HOUSEHOLDING?”
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and annual report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you own our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.
You can also contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Automatic Data Processing, Inc. – Proxy Statement |	6

Proposal 1 Election of Directors

The board of directors has nominated the following individuals for election as directors. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of electing each of the below director nominees to serve on the board of directors until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Name	Age	Served as a Director Continuously Since	Principal Occupation
Peter Bisson	66	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company
Maria Black	49	2023	President and Chief Executive Officer of Automatic Data Processing, Inc.
David V. Goeckeler	61	2022	Chief Executive Officer of Western Digital Corporation
Linnie M. Haynesworth	66	2020	Retired Sector Vice President and General Manager, Northrop Grumman Corporation
John P. Jones (Lead Independent Director)	72	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Francine S. Katsoudas	53	2019	Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.
Nazzic S. Keene	62	2020	Chief Executive Officer of Science Applications International Corporation
Thomas J. Lynch	68	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Scott F. Powers	64	2018	Former President and Chief Executive Officer of State Street Global Advisors
William J. Ready	43	2016	Chief Executive Officer of Pinterest, Inc.
Carlos A. Rodriguez (Executive Chair)	59	2011	Executive Chair of Automatic Data Processing, Inc.
Sandra S. Wijnberg	67	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings

Director Nominee Highlights

10 of our 12 director nominees are independent	Average tenure of independent director nominees is 6.6 years
41% 5 of our 12 director nominees are women	25% 3 of our 12 director nominees are racially or ethnically diverse 2 Hispanic/Latino director nominees 1 Black director nominee

7	| Automatic Data Processing, Inc. – Proxy Statement

Proposal 1

ADP BOARD OF DIRECTORS’ SKILLS & EXPERIENCE

The board of directors possesses an appropriate mix of skills, experience and leadership designed to drive board performance and properly oversee the interests of the company, including our strategy of long-term sustainable stockholder value creation. Currently, the board of directors is interested in maintaining a mix of skills and experience that include the following:
Capital Markets experience, such as mergers and acquisitions and capital market activities involving the issuance of public company debt and/or equity.
Industry Knowledge in Human Capital Management (HCM) and Human Resources Outsourcing (HRO), including experience in managing or supervising human capital management and human resources outsourcing services.

Cybersecurity experience in the IT, enterprise risk management and legal contexts. Understanding and familiarity with application of management frameworks, such as the NIST Cybersecurity Framework, to the operating requirements of the business.

International experience in managing or supervising a business with global operations, particularly in countries outside the U.S. where ADP does business or would like to do business. Familiarity with compliance issues facing companies with global operations.

Enterprise Risk Management (ERM) experience in managing/supervising systems or processes for identifying, assessing and mitigating the total risk of a global business enterprise.	Other Public Board experience, including current or recent membership on one or more large-cap public company boards.
Environmental, Social and Governance (ESG) experience with environmental stewardship and social matters, including corporate social responsibility initiatives and philanthropy, as well as associated risks and opportunities, in order to drive sustained value creation within a responsible operating framework for our stakeholders.
Product Marketing/Management experience managing or supervising business to business product marketing, and/or product design and product management, in particular, relating to the software industry or the financial, IT or outsourcing services industry.

Financial Expertise, including senior financial leadership experience at a large global public company or financial institution.	Public Company CEO experience at a large global public company.
General Operations experience, including managing/supervising operations and business process improvement activities. Familiarity with development, implementation and reporting of service excellence, quality standards, operational performance metrics and targets.

Strategic Planning/Business Development experience, including managing/supervising the strategic planning process for a global business and the associated development and implementation of specific growth opportunities.

Government and Regulatory experience in dealing directly with regulatory agencies and government officials and experience in overseeing compliance issues pertaining to the management of business activities in a regulated environment.

Technology experience relating to cloud computing, software development, technology architecture and digital transformation through the development and evolution of technology platforms to provide clients digital choices, solutions and functionality, end to end.

Human Resources (HR)/Compensation experience as head of HR or direct supervision of an HR leader at a global or public company. Experience in talent acquisition and management, training and development, research/analytics, and employee engagement.

Transformation experience in overseeing and executing enterprise-wide transformational, cost management, cost-reduction and/or restructuring initiatives, including managing large-scale/global business process innovation efforts.

Automatic Data Processing, Inc. – Proxy Statement |	8

Proposal 1

9	| Automatic Data Processing, Inc. – Proxy Statement

Proposal 1
As discussed in further detail below, our nominating/ corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as the company’s strategy and needs evolve.
In addition, as required by Nasdaq, please see below detailed information regarding board diversity. To see our board diversity as of September 22, 2022, please see the proxy statement filed with the SEC on September 22, 2022.
Board Diversity Matrix (as of September 21, 2023)
Total Number of Directors:	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	7	0	0
Part II: Demographic Background:
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	6	0	0
Two or more races or ethnicities	1	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background:	0

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Proposal 1

Below are summaries of the principal occupations, business experience, background, and key skills and qualifications of the nominees. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the company.

Peter Bisson
Director since: 2015 Age: 66 Independent Committees: ►CDTAC, Chair ►Nominating/ Corporate Governance
Retired Director at McKinsey & Company
Mr. Bisson was a director and the global leader of the High-Tech Practice at McKinsey & Company prior to his retirement in June 2016. Mr. Bisson also held a number of other leadership positions at McKinsey & Company, including chair of its knowledge committee, which guides the firm’s knowledge investment and communication strategies, member of the firm’s shareholders committee, and leader of the firm’s strategy and telecommunications practices. In more than 30 years at McKinsey & Company, he advised a variety of multinational public companies, including ADP, in the technology-based products and services industry. For many years, Mr. Bisson also served on the board of the Nature Conservancy of NY, an environmental group, serving as the co-chair in his final two years. Presently, he is a special advisor to Brighton Park Capital and a director of Gartner Inc.
Key Skills & Qualifications
Mr. Bisson’s experience includes advising clients on corporate strategy and M&A, design and execution of performance improvement programs, marketing and technology development. Mr. Bisson’s broad experience in the technology industry is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and digital transformation.

Maria Black
Director since: 2023 Age: 49 Management
President and Chief Executive Officer of Automatic Data Processing, Inc.
Ms. Black is the president and chief executive officer of the company. Before she was appointed to her current position in January 2023, she served as president of the company since January 2022. Prior to that, she was president, Worldwide Sales and Marketing of ADP since February 2020 and served as president, Small Business Solutions and Human Resources Outsourcing from January 2017 to February 2020, as president, ADP TotalSource from July 2014 to December 2016, as general manager, ADP United Kingdom from April 2013 to June 2014, and as general manager, Employer Services - TotalSource Western Central Region from January 2008 to March 2013. Ms. Black joined ADP in 1996.
Key Skills & Qualifications
Throughout her career at ADP, Ms. Black has served in key roles across ADP in sales, service, product implementation and operations, including our PEO and Employer Services businesses. Having overseen all aspects of sales, marketing and business operations gives her a powerful perspective and understanding of ADP’s products, innovation strategy and growth opportunities. She brings this deep perspective and understanding of HCM, together with her unwavering focus on modernization, operational excellence and client centricity, to our board of directors.

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Proposal 1

David V. Goeckeler
Director since: 2022 Age: 61 Independent Committees: ►CDTAC ►CMDC
Chief Executive Officer of Western Digital Corporation
Mr. Goeckeler has been chief executive officer and a member of the board of directors of Western Digital since March 2020. Prior to his current role, he served as executive vice president and general manager of the networking and security business of Cisco Systems, Inc., from July 2017 to March 2020. From May 2016 to July 2017, Mr. Goeckeler served as senior vice president and general manager for Cisco’s networking and security business group, and served as senior vice president and general manager for its security business from 2014 to 2016.
Key Skills & Qualifications
Mr. Goeckeler is a transformational technology veteran with an extensive background leading large-scale development operations that deliver disruptive innovation across critical infrastructure segments. His strategic thought-leadership coupled with deep domain expertise in cloud computing infrastructure, modern software development and business models, cybersecurity and data protection are incredibly valuable to the board as ADP continues to drive innovation across its HCM technology portfolio and accelerates its digital transformation.

Linnie M. Haynesworth
Director since: 2020 Age: 66 Independent Committees: ►Audit ►CDTAC
Retired Sector Vice President and General Manager, Northrop Grumman Corporation
Ms. Haynesworth retired in 2019 as the sector vice president and general manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (“NGC”) Mission Systems Sector after assuming this role in 2016. She previously served as sector vice president and general manager of the Intelligence, Surveillance and Reconnaissance Division within the former Information Systems sector of NGC, and also led NGC’s Federal and Defense Technologies Division. Before joining Information Systems at NGC, she was vice president for aerospace products with the NGC Aerospace Systems sector and served as program manager for its Defense Weather Satellite System. She began her career at NGC in 1979 and also held other leadership roles in business development, engineering, supply chain and program positions of increasing responsibility in multiple areas of the company. Ms. Haynesworth is a member of the Defense Business Board and is currently a director of Eastman Chemical Company, Micron Technology, Inc. and Truist Financial Corporation.
Key Skills & Qualifications
Ms. Haynesworth brings a proven track record of achievement and extensive expertise in technology integration, cybersecurity, enterprise strategy, risk management and large complex system development, delivery and deployment. With 40 years in the industry, her insight and breadth of experience are invaluable contributions to ADP, given the integral nature of technology and security to our products, business processes and infrastructure.

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Proposal 1

John P. Jones
Director since: 2005 Age: 72 Lead Independent Director
Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Mr. Jones is the retired chairman of the board, chief executive officer, and president of Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business. Mr. Jones served as chairman of Air Products and Chemicals, Inc. from October 2007 until April 2008, as chairman and chief executive officer from September 2006 until October 2007, and as chairman, president, and chief executive officer from December 2000 through September 2006. He also served as a director of Sunoco, Inc. from 2006 to 2012.
Key Skills & Qualifications
With a track record of achievement and sound business judgment demonstrated during his thirty-six year tenure at Air Products and Chemicals, Inc., including as CEO, Mr. Jones understands how to operate effectively within highly regulated and complex frameworks and brings to the board of directors extensive experience in issues facing public companies and multinational businesses, including organizational management, strategic planning, and risk management matters, combined with proven business and financial acumen.

Francine S. Katsoudas
Director since: 2019 Age: 53 Independent Committees: ►CMDC ►Nominating/ Corporate Governance
Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.
Ms. Katsoudas has been the executive vice president and chief people, policy & purpose officer of Cisco Systems, Inc. since March 2021, and prior to that, the chief people officer since 2015. Prior to these roles, she served in various positions of increasing responsibility at Cisco, since joining the company in 1996. Prior to Cisco, Ms. Katsoudas worked in both the financial and professional services industries with a focus on customer service and operations.
Key Skills & Qualifications
As an innovative human resources leader with a ‘voice of the customer’ mindset in organizational talent and strategy, Ms. Katsoudas brings valuable perspective and insight to the board of directors and contributes to the oversight of the company’s strategy and ongoing transformation to drive solutions in a rapidly evolving, dynamic HCM market.

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Proposal 1

Nazzic S. Keene
Director since: 2020 Age: 62 Independent Committees: ►Audit ►CDTAC
Chief Executive Officer of Science Applications International Corporation (SAIC)
Ms. Keene has been the chief executive officer and member of the SAIC board since August 2019, and prior to that, she served as chief operating officer since 2017, as president, Global Markets and Missions, from 2013 to 2017, and as senior vice president, Corporate Strategy and Planning from 2012 to 2013. Prior to joining SAIC, Ms. Keene was the senior vice president and general manager for U.S. enterprise markets at CGI and led that company’s U.S. expansion. Ms. Keene announced that she is retiring from SAIC effective October 2, 2023.
Key Skills & Qualifications
As a well-respected industry leader with three decades of experience in information systems and technology services, as well as more than 20 years in executive management, Ms. Keene’s leadership and strategic expertise in technology-driven solutions, digital transformation and cybersecurity is instrumental to the board and the shaping of ADP’s vision for its HCM technology portfolio.

Thomas J. Lynch
Director since: 2018 Age: 68 Independent Committees: ►CMDC, Chair ►Nominating/ Corporate Governance
Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Mr. Lynch has been the chairman of TE Connectivity Ltd., a leading global technology and manufacturing company, since 2013 and previously served as chief executive officer from January 2006 to March 2017. Before becoming CEO of TE Connectivity Ltd., Mr. Lynch was president of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to that, he held various positions at Motorola, including executive vice president of Motorola and president and chief executive officer of Motorola’s Personal Communications sector, from August 2002 to September 2004. In addition to TE Connectivity Ltd., Mr. Lynch is currently a director of Cummins Inc. He previously served on the board of Thermo Fisher Scientific Inc. from 2009 until May 2022.
Key Skills & Qualifications
Mr. Lynch possesses extensive executive leadership experience as a former CEO and sitting chairman of a large-cap public company. In addition to his broad managerial experience, he is a seasoned leader with a deep operational background and technology expertise. This breadth of experience enriches his contributions to the board, particularly with respect to transformation, innovation, strategic planning and compensation matters.

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Proposal 1

Scott F. Powers
Director since: 2018 Age: 64 Independent Committees: ►CMDC ►Nominating/ Corporate Governance, Chair
Former President and Chief Executive Officer of State Street Global Advisors
Mr. Powers was the president and chief executive officer of State Street Global Advisors, from 2008 until his retirement in 2015. Before joining State Street, Mr. Powers was the president and chief executive officer of Old Mutual Asset Management, the U.S.-based global asset management business of Old Mutual plc, from 2001 to 2008. He also held executive roles at Mellon Institutional Asset Management and Boston Company Asset Management. Mr. Powers is currently a director of PulteGroup, Inc. and Sun Life Financial Inc. and previously a member of the board of directors of Whole Foods Market, Inc. in 2017.
Key Skills & Qualifications
With over three decades of experience leading and advising firms in the investment management industry, Mr. Powers has extensive global operational and business expertise. In addition, as the former CEO of State Street Global Advisors, his background in overseeing and guiding ESG-related engagement with invested companies is a tremendous asset to ADP. The valuable blend of these critical skills and his investor mindset support the board in its oversight of the company’s strategic direction, growth and transformation.

William J. Ready
Director since: 2016 Age: 43 Independent Committees: ►Audit ►CDTAC
Chief Executive Officer of Pinterest, Inc.
Mr. Ready is the chief executive officer and member of the board of directors of Pinterest, Inc. since June 2022. Prior to that, Mr. Ready was the president of commerce, payments & next billion users at Google from January 2020 until June 2022. Previously, Mr. Ready was PayPal’s executive vice president and chief operating officer from October 2016 through July 2019. Prior to that, he was PayPal’s senior vice president, global head of product and engineering since January 2015. Since August 2011, he had been the chief executive officer of Braintree, a mobile and web payment systems company acquired by PayPal in 2013. He continued to lead Braintree in his capacity as chief operating officer of PayPal. Prior to Braintree, Mr. Ready was executive in residence at Accel Partners, a leading Silicon Valley venture capital and growth equity firm. A veteran of the payments industry, Mr. Ready also served as president of iPay Technologies from 2008 to 2011. He also worked as a strategy consultant for McKinsey & Company, where he advised leading financial technology companies. Mr. Ready is a special advisor to Brighton Park Capital, a senior advisor and limited partner of Silversmith Capital Partners, and a director of Williams-Sonoma and Venminder, a private company.
Key Skills & Qualifications
Mr. Ready possesses strong expertise in the technology-based products and services industry, which is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and growth. He also brings to our board of directors deep operational experience and knowledge of the technology industry’s consumer, payments and money movement spaces, as well as cybersecurity expertise.

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Proposal 1

Carlos A. Rodriguez
Director since: 2011 Age: 59 Management Executive Chair
Executive Chair of Automatic Data Processing, Inc.
Mr. Rodriguez is the executive chair of the board of directors of the company. Before he was appointed to his current position in January 2023, he served as chief executive officer of the company since November 2011. He served as president and chief operating officer of the company before he was appointed chief executive officer in November 2011 and as president through 2021. Having started his career at the company in 1999, Mr. Rodriguez previously served as president of several key businesses, including National Accounts Services, Employer Services International, Small Business Solutions, and Professional Employer Organization, giving him deep institutional knowledge across the company’s business. Mr. Rodriguez is currently a director of Microsoft Corporation.
Key Skills & Qualifications
In addition to broad managerial, operational and strategic planning expertise, Mr. Rodriguez is a recognized leader in the HCM industry and brings a wealth of business acumen and leadership experience to our board of directors, including a deep knowledge of HCM and unique understanding of our business, coupled with a proven track record of integrity, achievement and strategic vision.

Sandra S. Wijnberg
Director since: 2016 Age: 67 Independent Committees: ►Audit, Chair ►Nominating/ Corporate Governance
Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings
Ms. Wijnberg was an executive advisor of Aquiline Holdings, a registered investment advisory firm, from 2015 to 2019, and prior to that, a partner and the chief administrative officer of Aquiline Holdings from 2007 to 2014. From 2014 to 2015, Ms. Wijnberg left Aquiline Holdings to work in Jerusalem at the behest of the U.S. State Department as the deputy head of mission, Office of the Quartet. Prior to joining Aquiline Holdings, she was the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., from January 2000 to April 2006, and before that, the treasurer and interim chief financial officer of YUM! Brands, Inc. She is a director of Cognizant Technology Solutions Corporation and T. Rowe Price Group, Inc. and the lead director of Hippo Holdings Inc.
Key Skills & Qualifications
Ms. Wijnberg is a seasoned business leader with strong financial acumen and significant corporate finance, accounting, strategic planning, insurance and risk management expertise. Her international experience also provides a valuable global perspective to our board of directors.

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Proposal 1

It is expected that all nominees proposed by our board of directors will be able to serve on the board if elected. However, if before the election one or more nominees is unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors (unless the board reduces the number of directors to be elected).

If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Stockholder Approval Required

At the 2023 Annual Meeting of Stockholders, directors will be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors will be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote thereon.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

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Corporate Governance

The board of directors’ categorical standards of director independence are consistent with Nasdaq listing standards and are available in the company’s corporate governance principles on our corporate website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” The board of directors has determined that Mses. Haynesworth, Katsoudas, Keene and Wijnberg and Messrs. Bisson, Goeckeler, Jones, Lynch, Powers and Ready meet these standards and are independent for purposes of the Nasdaq listing standards. All current members of the audit, compensation and management development, nominating/corporate governance, and corporate development and technology advisory committees are independent.

In the ordinary course of business, the company has business relationships with certain companies in which ADP directors also serve as executive officers or on the board of directors, including for example, hardware, software, HCM and other technology services. Based on the standards described above, the board of directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material or would impede the exercise of independent judgment.

It is our policy that our directors attend the Annual Meetings of Stockholders. All of our directors then in office attended our 2022 Annual Meeting of Stockholders.

During fiscal year 2023, our board of directors held six (6) meetings. Each April, June and November, our board meetings consist of two-day sessions so that our board has ample opportunity to evaluate and discuss our strategy, product portfolio and talent.

All of our incumbent directors attended at least 75%, in the aggregate, of the meetings of the board of directors and the committees of which they were members during the periods that they served on our board of directors during fiscal year 2023.

Executive sessions of the non-management directors are held during each meeting of the committees and the board of directors. Mr. Jones, our lead independent director, presided at each executive session of the board of directors.

Board Leadership Structure

Our corporate governance principles do not require the separation of the roles of board chair and chief executive officer because the board believes that effective board leadership can depend on the skills and experience of, and personal interaction between, people in leadership roles. Our board of directors is currently led by Mr. Rodriguez, our executive chair, and Mr. Jones, our lead independent director. Ms. Black, our chief executive officer, serves as a member of the board of directors. The board of directors believes this leadership structure is in the best interests of the company’s stockholders at this time. Separating these positions allows our chief executive officer to focus on developing and implementing the company’s business plans and supervising the company’s day-to-day business operations, and allows our executive chair and lead independent director to lead the board of directors in its oversight, advisory, and risk management roles. The executive chair is responsible for the management, development, and the effective performance of the board, and provides leadership to the board for all aspects of the board’s work. The lead independent director serves as liaison between the executive chair and the independent directors, as appropriate, has the authority to call meetings of the independent directors, and presides at all meetings of the board at which the executive chair is not present, including executive sessions of the independent directors. The lead independent director’s responsibilities include reviewing and approving meeting schedules, agendas and materials for the board in collaboration with the executive chair, as well as engaging with major stockholders, if requested.

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Corporate Governance

Board Composition and Director Succession Planning

The board takes a thoughtful approach to its composition to ensure alignment with the company’s evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business. We refresh our board and assess our board succession plans regularly with this balance of tenure and experience in mind. Four of our ten independent director nominees have a tenure of five years or less. As of our 2023 Annual Meeting, the average age of our twelve director nominees will be 61 years and the average tenure of our ten independent director nominees will be 6.6 years.

Our director succession planning is conducted in the context of a skillset review designed to focus on key areas of skills and experience deemed to be most helpful to driving board performance. Our nominating/corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as necessary in light of the company’s changing strategy and needs.

Individual director evaluations are also conducted by the nominating/corporate governance committee on an annual basis, in close coordination with our lead independent director.

The form of assessment used to facilitate this review is refreshed each year to ensure relevance and covers a broad array of topics relevant to individual performance such as knowledge, expertise, commitment, preparation, integrity and judgment. This process facilitates director succession planning as it helps identify opportunities to enhance individual performance and any relevant feedback is communicated to the individual director.

In addition to individual evaluations, the nominating/ corporate governance committee, working with our lead independent director, conducts a thorough evaluation at the board and committee levels to ensure the effectiveness of the directors and their ability to work as a team in the long-term interest of the company. This assessment is conducted through a questionnaire process, which is also refreshed each year, and designed to elicit feedback with respect to areas such as board/committee structure, governance, communication, culture, risk and strategy. Responses are shared and discussed with the nominating/ corporate governance committee. The committee then shares the output of this process with the full board along with a series of recommendations that are subsequently implemented to improve board and committee performance, practices and procedures.

The company also has a director retirement policy in place to promote thoughtful board refreshment, as set forth in further detail under “Retirement Policy” on page 21 of this proxy statement.

Director Nomination Process

Our nominating process ensures our board consists of a well-qualified and diverse group of leaders who bring an important mix of boardroom and operating experience. When the board of directors decides to recruit a new member, or when the board of directors considers any director candidates submitted for consideration by our stockholders, it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who complement our identified board skillset needs. Additionally, candidates should possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and

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Corporate Governance

analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable.

The nominating/corporate governance committee will not consider candidates who lack the foregoing personal characteristics.

To ensure that our board is composed of directors with sufficiently diverse and independent perspectives, our nominating/corporate governance committee considers a wide range of other factors in determining the composition of our board of directors, including diversity of thought, individual qualities such as professional experience, skills, education and training, and a range of types of diversity, including race, gender, ethnicity, age, culture and geography.

The nominating/corporate governance committee retains a third-party search firm from time to time to identify and evaluate, as appropriate, potential nominees to the board.

Nominations of candidates for our board of directors by our stockholders for consideration at our 2024 Annual Meeting of Stockholders are subject to the deadlines and other requirements described under “Stockholder Proposals and Nominations” on page 103 of this proxy statement.

Director Orientation and Continuing Education

Our orientation program is structured to acquaint our new directors with our business, strategy, product portfolio, industry and competitive considerations, organizational talent, and capital structure, as well as the legal and ethical responsibilities of our board. Key members of our management team spearhead the program through a series of one-on-one sessions with each new director, with each session concentrated on a specific area of focus. As there are multiple sessions of this nature, we strive to stagger and prioritize these meetings accordingly, tailored to our directors’ profiles and committee assignments, among other things.

Our program is time intensive but we believe the program is instrumental in driving board performance. In addition to our orientation program, we encourage continuing education for our directors, including through external opportunities, and we assist in finding appropriate courses and fully reimbursing for such programs.

Director Overboarding Policy

Our overboarding policy states that subject to such exceptions on a case by case basis as the board shall determine, no non-executive director can serve on more than 4 public boards (including ADP) and, in the case of a director who is an executive officer of ADP or other company, no more than 2 public boards (including ADP). Effective June 29, 2022, Mr. Ready became chief executive officer of Pinterest, Inc. and a member of Pinterest’s board of directors. In addition to ADP, Mr. Ready also serves on the board of Williams-Sonoma. ADP and our board have spoken in depth with Mr. Ready to better understand his commitments.

As discussed in our 2022 proxy statement, prior to Mr. Ready’s nomination to our board in 2022, our board evaluated Mr. Ready’s many contributions, including his attendance and participation in all board and applicable committee meetings in 2022. Specifically, the board considered his deep and distinctive operational experience and knowledge of the technology industry’s consumer, payments and money movement spaces, experience in founding, leading and scaling innovative startups, and cybersecurity expertise. The board further considered the number of board objectives for which Mr. Ready provides great insight and value in all of the foregoing respects and the benefit to the board of his continued service, given his relatively short tenure on the board since 2016. In connection with Mr. Ready’s renomination in 2023, the board again reviewed these factors. Further, as the board believed in 2022 and has observed in 2023, Mr. Ready’s chief executive officer role, with its high degree of responsibility and leadership in a company, has contributed to and informed his work and service on the ADP board. Mr. Ready attended all board and applicable committee meetings in 2023 and his level of engagement with, and his ability to fulfill his obligations to, our board continues

Automatic Data Processing, Inc. – Proxy Statement |	20

Corporate Governance

to be in the best interests of ADP and its stockholders. Given the foregoing, our board concluded that Mr. Ready is an invaluable member of our board who will be able to effectively balance his time commitments and has recommended that Mr. Ready continue to serve on ADP’s board in excess of the limitation discussed in this section.

The board understands the importance of evaluating the contributions of each of its members and will continue to engage in an in-depth review of each member’s contributions on at least an annual basis before their renomination to the board.

Retirement Policy

Our director retirement policy provides that, subject to such exceptions on a case by case basis as the board of directors shall determine, no person will be nominated by the board of directors to serve as a director following the date the director turns 75.

Management directors who are no longer officers of the company are required to offer to resign from the board of directors.

Committees of the Board of Directors

During fiscal year 2023, our board of directors held six (6) meetings. Each April, June and November, our board meetings consist of two-day sessions so that our board has ample opportunity to evaluate and discuss our strategy, product portfolio and talent.

The table below provides the current membership and meeting information for each of the committees of the board of directors.

Name	Audit	Compensation & Management Development (CMDC)	Nominating/ Corporate Governance (NCGC)	Corporate Development & Technology Advisory (CDTAC)
Peter Bisson			✓	Chair
David V. Goeckeler		✓		✓
Linnie M. Haynesworth	✓			✓
Francine S. Katsoudas		✓	✓
Nazzic S. Keene	✓			✓
Thomas J. Lynch		Chair	✓
Scott F. Powers		✓	Chair
William J. Ready	✓			✓
Sandra S. Wijnberg	Chair,		✓
Number of meetings held in fiscal year 2023	7	5	3	4
- Financial expert member of audit committee

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Audit Committee
Sandra S. Wijnberg Committee Chair Other committee members: Linnie M. Haynesworth Nazzic S. Keene William J. Ready ►All members are independent and financially literate under Nasdaq listing standards
The audit committee’s principal functions are to assist the board of directors in fulfilling its oversight responsibilities with respect to:
●our systems of internal controls regarding finance, accounting, legal compliance, and ethical behavior;
●our auditing, accounting and financial reporting processes generally;
●our financial statements and other financial information that we provide to our stockholders, the public and others;
●our compliance with legal and regulatory requirements;
●the appointment, compensation, retention and performance of our independent auditors and the selection of the lead audit partner; and
●the performance of our corporate audit department.
The audit committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” A further description of the role of the audit committee is set forth on page 99 under “Audit Committee Report.”

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Nominating/Corporate Governance Committee
Scott F. Powers Committee Chair Other committee members: Peter Bisson Francine S. Katsoudas Thomas J. Lynch Sandra S. Wijnberg ►All members are independent under Nasdaq listing standards
The principal functions of the nominating/corporate governance committee are to:
●identify individuals qualified to become members of the board of directors and recommend a slate of nominees to the board of directors annually;
●ensure that the audit, compensation and management development, and nominating/ corporate governance committees of the board of directors have the benefit of qualified and experienced independent directors;
●review and reassess annually the adequacy of the board of directors’ corporate governance principles and recommend changes as appropriate;
●oversee the evaluation of the board of directors and committees; and
●review our policies and programs that relate to matters of corporate citizenship, including environmental sustainability.
The nominating/corporate governance committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Compensation and Management Development Committee
Thomas J. Lynch Committee Chair Other committee members: David V. Goeckeler Francine S. Katsoudas Scott F. Powers ►All members are independent under Nasdaq listing standards
The compensation and management development committee sets and administers our executive compensation programs. See “Compensation Discussion and Analysis” on page 43 of this proxy statement.
The compensation and management development committee is authorized to engage the services of outside advisors, experts and others to assist the committee. For fiscal year 2023, the compensation and management development committee sought advice from FW Cook, an independent compensation consulting firm specializing in executive and director compensation. For further information about FW Cook’s services to the compensation and management development committee, see “Compensation Consultant” on page 53 of this proxy statement.
The compensation and management development committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Each member of the compensation and management development committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The compensation and management development committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of Nasdaq.

Corporate Development and Technology Advisory Committee
Peter Bisson Committee Chair Other committee members: David V. Goeckeler Linnie M. Haynesworth Nazzic S. Keene William J. Ready
The corporate development and technology advisory committee’s principal functions are to act in an advisory capacity to the board and management concerning potential acquisitions, strategic investments, divestitures and matters of technology and innovation.
The corporate development and technology advisory committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Corporate Governance

The Board’s Role in Risk Oversight

Our board of directors provides oversight with respect to the company’s enterprise risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate the various risks confronting the company, including risks that are related to the achievement of the company’s operational and financial strategy. As set forth in more detail below, the board of directors performs this oversight function periodically as part of its meetings and also through its audit, compensation and management development, and nominating/corporate governance committees, each of which examines various components of risk as part of its assigned responsibilities. In addition, our corporate development and technology advisory committee advises the board with respect to certain risks assigned to oversight of the full board, principally around technology and innovation, strategic investments, acquisitions and divestitures.

Our committees report back on risk oversight matters directly to the board of directors on a regular basis. Management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees as necessary.

Compensation and Management Development Committee
●	2	Operational (Talent Management)
Audit Committee
●	2	Operational
●	3	Digital & Technology
●	4	Financial
●	5	Legal & Compliance
Board
●	1	Strategic
●	2	Components of Operational
●	3	Components of Digital & Technology
●	4	Components of Financial
●	5	Components of Legal & Compliance
Nominating Committee
●	1	Strategic (Components of ESG)
●	5	Legal & Compliance (Corporate Governance)

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Corporate Governance

Audit Committee

Our audit committee focuses on financial risks, including reviewing with management, our internal auditors, and our independent auditors, the company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures.

In addition, our audit committee reviews risks related to compliance with applicable laws, regulations, and ethical standards, and also operational risks related to cybersecurity and system disruption. Our audit committee regularly receives, reviews and discusses with management presentations and analyses on various risks confronting the company.

Oversight of Cybersecurity
Our board of directors recognizes that security is integral to our products, our business processes and infrastructure. The mission of our global security organization (“GSO”) is to protect client data and funds and prevent security incidents. Our GSO is tasked with monitoring physical and cybersecurity risks, including operational risks related to information security and system disruption. A cross-functional, enterprise-wide management program operates to ensure our global cybersecurity program’s effectiveness and members of the company’s executive committee, through an executive security council, routinely review strategy, policy, program effectiveness, standards enforcement and cyber issue management. Our board of directors and our audit committee are actively engaged in the oversight of our global cybersecurity program. More information on our program is available on our corporate website, at www.adp.com. To access this information, click on “About ADP,” then “Data Security.”

✓	Our audit committee receives regular, quarterly reports on these matters from our chief security officer and leadership from our global product and technology organization, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes. Concurrent and in addition to these reports, our chief administrative officer (who oversees legal, security and compliance matters) provides a legal, regulatory and ethics update at each meeting of the audit committee, which includes matters of cybersecurity.	✓	Given the importance of cybersecurity to our stakeholders, our board also receives an annual report from our chief security officer to review our program for managing these security risks.

✓	Our global cybersecurity program is subject to an annual third-party assessment overseen by our board of directors and this assessment reviews all aspects of our cyber program.	✓	Members of our board also observe an annual cybersecurity table-top exercise conducted by senior management to validate, test and assess the effectiveness and adequacy of certain roles and decision-making processes in the event of an incident.
✓	Findings are reported to our board and in response, ADP develops initiatives to improve our maturity across each of the five pillars of the National Institute of Standards and Technology Cybersecurity Framework.
✓	The status of these initiatives is then reviewed with our audit committee during its quarterly meetings. This governance process ensures an environment of continuous improvement.
✓	In advance of these quarterly meetings, members of our audit committee with cybersecurity expertise informally convene to advise and provide additional guidance.

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Corporate Governance

Oversight of Privacy
Intertwined with our global cybersecurity program is our global privacy program. Our audit committee oversees matters of privacy and receives reports on these matters at each meeting from our chief administrative officer, as well as regular updates from our head of compliance, including on related risk assessment and risk management activities. On a management level, ADP’s privacy program is led by ADP’s global chief privacy officer and the members of the global data privacy and governance team, in cooperation with the privacy stewards of all of ADP’s business units and functional areas. Our global chief privacy officer provides regular reports to our company’s executive committee, and our audit committee is actively engaged in the oversight of our global privacy program. Our global data privacy and governance team, in cooperation with the chief data office, also is responsible for our artificial intelligence (“AI”) ethics and governance program, which ensures compliance with AI ethical principles and regulatory requirements in development and usage of AI systems, including generative AI tools. AI governance is integrated with the reporting discussed above.

✓	ADP’s Privacy Commitment: We are committed to compliance with privacy requirements and the protection of all personal data processed by ADP. ADP has adopted a set of privacy principles that serve as the foundation for our global privacy program, which includes our global privacy policy and our binding corporate rules (BCRs), all of which may be found in greater detail on our corporate website, at www.adp.com. To access this information, click on “About ADP,” then “Data Privacy.”

✓	Our BCRs cover the transfer of data between ADP affiliates across the globe and ensure the highest standard of protection to personal data processed by ADP, regardless of where such data is being processed. Our BCRs establish the rules for processing personal data at ADP as both a data processor (covering the processing of clients’ data in the European Union) and a data controller (covering the data of our employees under a controller workplace code, and other business associates under a business controller code regardless of where such data is being collected). We continue to rank among an elite number of companies worldwide to have gained regulators’ approval to implement BCRs as both a data processor and data controller.

✓	Our AI Ethics Principles and our AI governance program establish a framework for how the AI enabled products and services we offer are developed and implemented, including those utilizing machine learning and generative AI. Through these we address human oversight, mitigating bias, privacy-by-design, explainability and transparency, data quality, operational monitoring, a culture of responsible AI, and inclusion and training. In addition to our overall governance for AI use cases driven by the chief data office (including approval for uses of generative AI), we have an AI and data ethics committee composed of industry leaders and ADP experts that evaluates novel uses of data, including those involving AI, for compliance with both our ethics principles and governing laws. More information, including our Ethics in AI position statement, can be found on our corporate website, at www.adp.com, by clicking on "About ADP," then "Data Privacy" or "Artificial Intelligence," as appropriate.

27	|	Automatic Data Processing, Inc. – Proxy Statement

Corporate Governance

Compensation and Management Development Committee

Our compensation and management development committee oversees risks related to compensation policies and practices, including management succession planning and our talent strategy, including the recruitment, development and retention of executive talent.

Compensation and Risk Management

Our compensation and management development committee considered the risks presented by the company’s compensation policies and practices at its meetings in August 2022 and 2023 and believes that our policies and practices of compensating employees do not encourage excessive or unnecessary risk-taking for the following reasons:

✓	Diverse Performance Measures. Our incentive plans have diverse performance measures, including company and business unit financial measures, key transformation, client satisfaction and ESG objectives, and individual goals.	✓	Balance. Our compensation programs balance annual and long-term incentive opportunities, cash and equity, and fixed and variable incentives.

✓	Payout Caps. We cap incentive plan payouts within a reasonable range.	✓	Mix. The mix of performance-based equity awards and RSUs in our long-term incentive programs serves the best interests of stockholders and the company.	✓	Stock Ownership Guidelines. Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

✓	Clawback Policy. Our clawback policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to the company’s interests, including fraud or conduct contributing to any financial restatements or irregularities. In light of the SEC’s recent adoption of final clawback rules, we intend to update our clawback policy to comply with applicable listing rules.	✓	Other. We prohibit our directors and all of our employees from engaging in any hedging or similar transactions involving ADP securities, holding ADP securities in a margin account, or pledging ADP securities as collateral for a loan. Transactions in ADP securities by our executive officers are executed through a 10b5-1 program.

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Corporate Governance

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee oversees risks associated with board structure and other corporate governance policies and practices, including matters of corporate citizenship (such as ESG matters) and the review and approval of any related-person transactions under our Related Persons Transaction Policy.

The Board’s Role in Strategy Oversight

Our directors take an active role in the oversight of the company’s strategy at both a board and committee level, with management responsible for the execution of our business strategy. In addition to regular performance updates to the board and committees, the company convenes a dedicated strategy session and product session each year with the board. This ongoing effort enables the board to focus on company performance over the short, medium and long-term horizons, as well as the quality of operations and industry trends.

✓	Annual Strategy Session	✓	Annual Operating Plan and Capital Structure Review	✓	Strategy and Transformation Roadmap. Our board and CDTAC receive updates at each meeting on the company’s strategic progress, ongoing transformation and innovation journey.

✓	Executive Sessions. Independent directors also hold regularly scheduled executive sessions without company management present, at which strategy is discussed.	✓	Stockholder Engagement. Members of our board, including our chairs, actively participate in stockholder engagement. Our board also regularly discusses and reviews feedback on strategy from our stockholders and stakeholders.

✓	Annual Product Session. Broad product portfolio review by board with live demos and interaction with key company product developers, programmers, implementation specialists, and sales and marketing teams, providing perspective on the entire life cycle of our key strategic and next-gen solutions.	✓	Operational Site Visits. Board discussions are enriched through ongoing visits to, and meetings with local associates at, ADP locations that are strategically important to our business, such as our OneADP centers of excellence and our Innovation Labs.

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Corporate Governance

The Board’s Role in Human Capital Management and Talent Development

As part of its focus on human capital management and tight integration with company strategy, a key responsibility of our board of directors is to ensure that ADP has a strong, performance-driven senior management team in place. In connection with this responsibility, our board of directors oversees the development and retention of senior talent to ensure that an appropriate succession plan is in place for our CEO as well as the members of the company’s executive committee that directly support our CEO.

Our compensation and management development committee regularly reviews the bench strength of our senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities.

As part of building a diverse and inclusive workforce to support a culture of openness and innovation at ADP, our compensation and management development committee also regularly assesses the talent pool of candidates just below the executive committee level to ensure a robust and diverse talent pipeline. In parallel, the company shares with other committees of the board, as appropriate, a similar view of the talent pipeline of various functions and businesses within the company. For example, the company annually shares with CDTAC our talent acquisition strategy, evolving skill mix, composition and talent pipeline of the company’s global product and technology organization.

While our compensation and management development committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the board of directors and decisions are made at the board level. In connection with this responsibility for developing managerial succession plans, our board of directors reviews, at least annually, the short, medium and long-term succession plans for the company’s senior management, including the CEO.

This annual review also includes a review of the company’s broader HCM practices around culture, engagement, and diversity and inclusion. In addition, our board meets regularly with high-potential executives from ADP’s various business units at each regular board meeting, which provides our board with greater, direct exposure to a broader group of pipeline candidates.

ESG at ADP

At ADP, we take meaningful and focused action in the areas of environmental, social and governance (“ESG”) to create a sustainable, ethical, and resilient company. We believe sustainability is about creating and delivering value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large.

In fact, we believe we have a duty as global citizens to act responsibly for the greater good, to enable truly inclusive cultures and to do our part to protect shared resources so that we can have a lasting positive impact on our global community. We continue to deepen our sustainability efforts in four key pillars:

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Corporate Governance

Innovation

Leveraging the power of data, we innovate by anticipating the future of work, the future of HCM and the future of pay to help our clients transform their businesses, simplify work and empower their employees.
●Data, technology, artificial intelligence, globalization, new business models and other significant events and disruptions continuously reshape the way people work.
●We are always designing better ways to work through cutting-edge products, premium services and exceptional experiences that enable people to reach their full potential.

Associates

Our long-term business success is closely linked to our commitment to creating an environment in which our associates thrive. We value and intentionally cultivate a culture that embraces all forms of gender, race, ethnicity, age, sexual identity and orientation, veteran status and ability. We believe in a competitive, inclusive and diverse workforce that represents the communities we serve. This is vital in building a company where our employees feel valued, welcome, and can achieve their full potential.
●We have various programs in place, including our Talent Task Force, business resource groups, career development programs, unconscious bias trainings, a global Impact Council and more, to ensure we are attracting and retaining the world’s greatest talent to build diverse, inclusive teams in a workplace that values each individual.
●In 2021, we eliminated a college degree requirement to expand the applicant pool for non-specialized roles, such as those in our sales, service and implementation and technology organizations.

Community

Responsibility to the world around us is at the heart of our business. We believe that our company is only as strong as the communities in which we operate. By elevating our communities, we support critical causes and provide a foundation for our business to continue thriving.
●Through the ADP Foundation, we magnify the impact of associate giving to causes that align with our core values and corporate social responsibility focus. We provide a tool to allow associates to donate to their choice of thousands of charitable organizations. ADP associates, executives and directors in the United States can also participate in a matching gift program in which donations to eligible nonprofit organizations are matched up to a certain amount per individual associate per calendar year.

Environment

We recognize the importance of environmental stewardship and our responsibility to uphold the highest standards of care, quality and consideration of the global community. We run ADP for the long term, which has allowed us to build a strong track record of investing and adapting our operations to improve our resource efficiency and reduce our impact on the environment. We believe that modernizing and streamlining our operations reduces our environmental impact and drives efficiency, innovation and ultimately, long-term value-creation for all of our stakeholders.
●In 2021, ADP committed to achieve net zero greenhouse gas emissions across scopes 1, 2 and 3 by 2050. In 2022, ADP committed to reduce its absolute global Scope 1 & 2 GHG emissions 25.2% by 2025 and 50% by 2030, each from a 2019 base year.
●We have made significant progress since 2019 due in large part to our ongoing real estate optimization strategy, including rightsizing our footprint and moving into more energy efficient/greener facilities, as well as technology upgrades, including consolidation and optimization within our data centers.

Further detail on our near-term focus areas and specific short and medium-term targets is available on investors.adp.com.

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Corporate Governance

Governance

We deliver on our brand promise through a culture that values ethics, compliance and strong governance. Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our ESG program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s ESG officer and reports back on these matters to the full board. The committee is also supported by the ESG steering committee on these matters. Our ESG steering committee is comprised of senior leaders at ADP who work in close collaboration with other members of senior management, as appropriate, to manage the ESG issues affecting the company. Our board members have complete and open access to senior members of management.

We invite you to visit sustainability.adp.com to read more about our ESG efforts.

Communications with All Interested Parties

All interested parties who wish to communicate with the board of directors, the audit committee, or the non-management directors, individually or as a group, may do so by sending a detailed letter to Mail Stop #E405, One ADP Boulevard, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp.audit.committee@adp.com. We will relay any such communication to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the executive chair of the board, or the full board of directors, unless, in any case, it is outside the scope of matters considered by the board of directors or duplicative of other communications previously forwarded to the board of directors.

Communications to the board of directors, the non-management directors, or to any individual director that relate to the company’s accounting, internal accounting controls, or auditing matters are referred to the chairperson of the audit committee.

Transactions with Related Persons

We have a written “Related Persons Transaction Policy” pursuant to which any transaction between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our nominating/corporate governance committee for review, approval, or ratification.

A “related person” means a director, executive officer or beneficial holder of more than 5% of the company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest in that entity. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related person transaction.

This policy requires our nominating/corporate governance committee to be provided with full information concerning the proposed transaction, including the benefits to the company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the nominating/corporate governance committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest.

Specific types of transactions are excluded from the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

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Corporate Governance
Insider Trading Policy

Our company maintains an insider trading policy to provide guidelines to all directors, officers, associates and consultants of ADP with respect to trading in ADP securities, as well as the securities of publicly traded companies with whom ADP has a business relationship. The policy prohibits trading by any person while in possession of material non-public information in violation of applicable law and provides for restricted periods and pre-clearance procedures for our directors and officers and certain other specified persons, as well as other related policies and procedures. Our insider trading policy prohibits all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities. The policy also prohibits all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan. We believe that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to ADP.

Availability of Corporate Governance Documents

Our Corporate Governance Principles and Related Persons Transaction Policy may be viewed online on our corporate website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Our Code of Business Conduct & Ethics and Code of Ethics for Principal Executive Officer and Senior Financial Officers may be found at www.adp.com under “Investors” in the “Corporate
Governance” tab. Our insider trading policy is available online on our corporate website at www.adp.com. To access this document, click on “About ADP,” then “Corporate Responsibility,” and then “Ethics.” In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the company’s headquarters.

Compensation Committee Interlocks and Insider Participation

Ms. Katsoudas and Messrs. Goeckeler, Lynch and Powers are the four independent directors who currently sit on the compensation and management development committee. No committee member has ever been an officer of the company. During fiscal year 2023 and as of the date of this proxy statement, no committee member has been an employee of the company or eligible to participate in our employee compensation programs or plans, other than the company’s 2008 and 2018 Omnibus Award Plans under which non-employee directors previously received or continue to receive deferred stock units. None of our executive officers have served on the compensation and management development committee or on the board of directors of any entity that employed any of the compensation and management development committee members or directors of the company.

33	| Automatic Data Processing, Inc. – Proxy Statement

Compensation of Non-Employee Directors

Our nominating/corporate governance committee reviews and evaluates non-employee director compensation on an annual basis to ensure that (i) our directors are compensated appropriately for their substantial time commitment and responsibilities, (ii) the structure and design of the compensation program enables us to attract and retain highly qualified directors who can bring the depth of knowledge, skills and experience required to govern a company of our scale and complexity, and (iii) it is transparent and fosters commonality of interests between board members and our stockholders.
The nominating/corporate governance committee makes recommendations to the board of directors, as appropriate, based on its review, benchmark information from peer companies (which is the same comparator group used for executive compensation benchmarking purposes), input from its external advisor FW Cook, and other relevant considerations. The elements of our non-employee director compensation program are as follows:
Compensation Element	Fiscal Year 2023 Compensation
Director Annual Retainer	●$225,000 Deferred Stock Units (“DSUs”) ●$120,000 Cash or DSUs
Additional Non-Executive Chair Retainer	●$100,000 DSUs ●$100,000 Cash or DSUs
Committee Chair Retainers (Cash, Deferred or DSUs)	●Audit: $25,000 ●Compensation and Management Development: $15,000 ●Nominating/Corporate Governance: $15,000 ●Corporate Development and Technology Advisory: $15,000
Meeting Fees (Cash, Deferred or DSUs)	Board Meetings: ●$2,000, per meeting, beginning with the eighth meeting Committee Meetings: ●$1,500 per meeting, beginning with the eighth meeting
Annual Retainers

The annual retainer for non-employee directors is $345,000, $225,000 of which is paid in the form of DSUs and $120,000 of which may, at the election of each director, be paid in cash or in DSUs.

In addition, the chair of our board of directors receives an incremental retainer of $200,000, $100,000 of which is paid in the form of DSUs and $100,000 of which may, at the election of the chair, be paid in cash or in DSUs. This incremental retainer resulted in a total annual retainer of $545,000 for the board leadership role. Mr. Jones received this total annual retainer in November 2022, at which time he was serving as the non-executive chair of the board of directors of the company. Beginning January 1, 2023, in connection with the CEO transition and Mr. Rodriguez’s appointment as executive chair, Mr. Jones has served as our lead independent director. In recognition of the fact that Mr. Jones’ duties, responsibilities and time commitment would continue to remain materially the same, the nominating/corporate governance committee determined not to adjust Mr. Jones’ compensation in connection with his role transition. A description of Mr. Jones’ continuing duties and responsibilities are set forth in “Board Leadership Structure” on page 18.

The chair of the audit committee was paid an additional annual retainer of $25,000, and each chair of the compensation and management development, nominating/corporate governance, and corporate development and technology advisory committees was paid an additional annual retainer of $15,000. The additional annual retainer may, at the election of each committee chair, be paid in cash, deferred or paid in DSUs.

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Compensation of Non-Employee Directors
Meeting Fees

Meeting fees are not paid in respect of the first seven meetings of the board of directors or of any individual committee. Non-employee directors receive $2,000 for each board of directors meeting attended and $1,500 for each committee meeting attended beginning with the eighth meeting of the board of directors or any individual committee, as applicable. Meeting fees may, at the election of each director, be paid in cash, deferred, or paid in DSUs. Under our current 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”) and prior amended and restated 2008 Omnibus Award Plan (the “Prior Plan”), a director may specify whether, upon separation from the board, he or she would like to receive any deferred cash amounts in a lump-sum payment or in a series of substantially equal annual payments over a period ranging from two to ten years. There were no meeting fees paid to the non-employee directors for fiscal year 2023.

Deferral Policy

Pursuant to our 2018 Omnibus Award Plan (and previously, under our Prior Plan), each non-employee director is credited with an annual grant of DSUs on the date established by the board for the payment of the annual retainer equal in number to the quotient of the non-elective portion of the retainer ($225,000 for fiscal year 2023 and $325,000 in the case of Mr. Jones), divided by the closing price of a share of our common stock on the date this amount is credited. The elective portion of the annual retainer is credited in the same manner for directors who elect DSUs. DSUs are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with an amount equal to the cash dividend. When a director ceases to serve on our board, such director will receive a number of shares of common stock equal to the number of DSUs in such director’s account and a cash payment equal to the dividend payments accrued, plus interest on the dividend equivalents from the date such dividend equivalents were credited. The interest will be paid with respect to each twelve-month period beginning on November 1 of such period to the date of payment and will be equal to the rate for five-year U.S. Treasury Notes published in The Wall

Street Journal® on the first business day of November of each such twelve-month period plus 0.50%. Non-employee directors do not have any voting rights with respect to their DSUs. Other than Ms. Haynesworth, all of our non-employee directors chose to receive the entire elective portion of their annual retainers in the form of DSUs during fiscal year 2023.

Role of the Nominating/Corporate Governance Committee

The nominating/corporate governance committee is responsible for reviewing, evaluating, and making recommendations to the board on an annual basis with respect to all aspects of non-employee director compensation. The full board then reviews these recommendations and makes a final determination on the compensation of our non-employee directors. During fiscal year 2023, the nominating/corporate governance committee engaged FW Cook, compensation consultant to the compensation and management development committee, to review the design and competitiveness of our non-employee director compensation program.

Changes to Director Compensation in Fiscal Year 2024

In connection with the annual review discussed above, the board of directors approved (i) an increase in the non-elective portion of the annual retainer to $230,000 (from $225,000), (ii) an increase in the elective portion of the annual retainer to $125,000 (from $120,000), and (iii) the elimination of meeting fees, each to be effective at the time of the 2023 Annual Meeting of Stockholders. There were no other changes made to the non-employee director compensation program for fiscal year 2024.

Stock Ownership Guidelines

Our stock ownership guidelines are intended to promote ownership in the company’s stock by our non-employee directors and to align their financial interests more closely with those of other stockholders of the company. Each non-employee director has a minimum stockholding requirement of our common stock equal to five times his or her annual cash retainer.

35	| Automatic Data Processing, Inc. – Proxy Statement

Compensation of Non-Employee Directors

Directors who are employees of the company or any of our subsidiaries receive no remuneration for services as a director. The following table shows compensation for our non-employee directors for fiscal year 2023.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2023

Name	Fees Earned or Paid in Cash(7) ($)	Stock Awards(8) ($)	All Other Compensation(9) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Peter Bisson(1)	$135,000	$225,000	$20,000	$380,000
Richard T. Clark(2)	$0	$0	$110,000	$110,000
David V. Goeckeler	$120,000	$225,000	$0	$345,000
Linnie M. Haynesworth	$120,000	$225,000	$0	$345,000
John P. Jones(3)	$220,000	$325,000	$0	$545,000
Francine S. Katsoudas	$120,000	$225,000	$0	$345,000
Nazzic S. Keene	$120,000	$225,000	$10,000	$355,000
Thomas J. Lynch(4)	$135,000	$225,000	$20,000	$380,000
Scott F. Powers(5)	$135,000	$225,000	$0	$360,000
William J. Ready	$120,000	$225,000	$20,000	$365,000
Sandra S. Wijnberg(6)	$145,000	$225,000	$20,000	$390,000

(1)	As chair of the corporate development and technology advisory committee, Mr. Bisson received a $15,000 annual retainer, which is included in fees earned.
(2)	Mr. Clark retired from the board of directors as of the date of the 2022 Annual Meeting of Stockholders.
(3)	Mr. Jones is the lead independent director of the board of directors.
(4)	As chair of the compensation and management development committee, Mr. Lynch received a $15,000 annual retainer, which is included in fees earned.
(5)	As chair of the nominating/corporate governance committee, Mr. Powers received a $15,000 annual retainer, which is included in fees earned.
(6)	As chair of the audit committee, Ms. Wijnberg received a $25,000 annual retainer, which is included in fees earned.
(7)	Represents the following, whether received as cash, deferred or received as DSUs: (i) the elective portion of directors’ annual retainer, (ii) annual retainers for committee chairs and (iii) board and committee meeting fees. See footnote 8 below for additional information about DSUs held by directors.
(8)	Represents the non-elective portion of the annual retainer required to be credited in DSUs to a director’s annual retainer account. Amounts set forth in the Stock Awards column represent the aggregate grant date fair value for fiscal year 2023 as computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2023 included in our annual report on Form 10-K for the fiscal year ended June 30, 2023.

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Compensation of Non-Employee Directors
The grant date fair value for each DSU award granted to directors in fiscal year 2023 (including in respect of elective deferrals of amounts otherwise payable in cash), calculated in accordance with FASB ASC Topic 718, is as follows:
Director	Grant Date	Grant Date Fair Value
Peter Bisson	11/9/2022	$360,000
David V. Goeckeler	11/9/2022	$345,000
Linnie M. Haynesworth	11/9/2022	$225,000
John P. Jones	11/9/2022	$545,000
Francine S. Katsoudas	11/9/2022	$345,000
Nazzic S. Keene	11/9/2022	$345,000
Thomas J. Lynch	11/9/2022	$360,000
Scott F. Powers	11/9/2022	$360,000
William J. Ready	11/9/2022	$345,000
Sandra S. Wijnberg	11/9/2022	$370,000
The aggregate number of outstanding DSUs held by each director at June 30, 2023 is as follows: Mr. Bisson, 18,386; Mr. Goeckeler, 2,456; Ms. Haynesworth, 4,176; Mr. Jones, 62,348; Ms. Katsoudas, 7,428; Ms. Keene, 5,898; Mr. Lynch, 9,921; Mr. Powers, 10,163; Mr. Ready, 17,068; and Ms. Wijnberg, 16,019.
(9)	For Mr. Clark, this amount reflects a donation made by the ADP Foundation to a charitable organization of his choice in connection with his years of service and contributions as a director of the company. For the other directors, this amount reflects contributions by the ADP Foundation that match the charitable gifts made by our directors. The ADP Foundation makes matching charitable contributions in an amount not to exceed $20,000 in a calendar year in respect of any given director’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2023.

37	| Automatic Data Processing, Inc. – Proxy Statement

Security Ownership of Certain Beneficial Owners
and Management

The following table contains information regarding the beneficial ownership of the company’s common stock by (i) each director and nominee for director of the company, (ii) each of our named executive officers (“NEOs”) included in the Summary Compensation Table, (iii) all company directors and executive officers as a group (including the NEOs) and (iv) all stockholders that are known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. Unless otherwise noted in the footnotes following the table, each person listed below has sole voting and investment power over the shares of common stock reflected in the table. Unless otherwise noted in the footnotes following the table, the information in the table is as of August 15, 2023 and the address of each person named is Mail Stop #450, One ADP Boulevard, Roseland, New Jersey, 07068.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent
John C. Ayala	73,703	*
Peter Bisson	18,386	*
Maria Black	82,207	*
Michael Bonarti	162,392	*
Joseph DeSilva	17,448	*
David V. Goeckeler	2,456	*
Linnie M. Haynesworth	4,176	*
John P. Jones	62,348	*
Francine S. Katsoudas	7,428	*
Nazzic S. Keene	5,913	*
Thomas J. Lynch	10,531	*
Don McGuire	41,592	*
Scott F. Powers(2)	11,613	*
William J. Ready	17,068	*
Carlos A. Rodriguez(2)	321,544	*
Donald Weinstein(3)	90,740	*
Sandra S. Wijnberg	16,019	*
BlackRock, Inc.(4)	35,207,814	8.5%
The Vanguard Group, Inc.(5)	40,184,122	9.69%
Directors, director nominees and executive officers as a group 22 persons, including those directors and executive officers named above(6)	1,065,158	*

Footnotes:

*	Indicates less than one percent.
(1)	Includes: (i) 428,349 shares that may be acquired upon the exercise of stock options that are exercisable on or prior to October 14, 2023 held by the following executive officers: Mr. Ayala (35,473), Ms. Black (35,473), Mr. Bonarti (77,134), Mr. DeSilva (7,260), Mr. McGuire (13,874), and Mr. Rodriguez (198,916), as well as 60,219 shares that may be acquired by Mr. Weinstein upon the exercise of stock options that were exercisable on or prior to October 14, 2023 (subsequent to March 31, 2023, his last day of employment with the company); and (ii) 503,956 shares subject to stock options held by the executive officers as a group. Includes (i) 18,839 shares to be acquired prior to October 14, 2023 in connection with the vesting of restricted stock units (“RSUs”) held by the following executive officers: Mr. Ayala (1,568), Ms. Black (1,905), Mr. Bonarti (1,185), Mr. DeSilva (703), Mr. McGuire (6,505), and Mr. Rodriguez (5,759), as well as 1,214 shares that may be acquired by Mr. Weinstein in connection with the vesting of RSUs subsequent to March 31, 2023, his last day of employment with the company; and (ii) 21,358 shares to be acquired in connection with the vesting of RSUs held by the executive officers as a group.

Automatic Data Processing, Inc. – Proxy Statement |	38

Security Ownership of Certain Beneficial Owners and Management

Includes: (i) 186,225 shares that were acquired by the following executive officers in connection with the vesting of performance-based stock units based on the achievement of certain financial objectives for the fiscal year 2021 through fiscal year 2023 three-year performance period: Mr. Ayala (24,263), Ms. Black (24,263), Mr. Bonarti (20,586), Mr. DeSilva (4,044), Mr. McGuire (8,455), Mr. Rodriguez (80,351), and Mr. Weinstein (24,263) and (ii) 205,654 such shares acquired by the executive officers as a group.
Includes shares issuable upon settlement of deferred stock units held by non-employee directors as follows: Mr. Bisson (18,386), Mr. Goeckeler (2,456), Ms. Haynesworth (4,176), Mr. Jones (62,348), Ms. Katsoudas (7,428), Ms. Keene (5,898), Mr. Lynch (9,921), Mr. Powers (10,163), Mr. Ready (17,068) and Ms. Wijnberg (16,019). Our directors do not have any voting rights with respect to these deferred stock units.

(2)	In the case of Mr. Powers, includes 1,450 shares held in trust. In the case of Mr. Rodriguez, includes 13,813 held in trust.
(3)	Unless as otherwise noted in footnote (1), the number of shares owned by Mr. Weinstein is based on information as of March 31, 2023, which was Mr. Weinstein’s last day of employment with the company.
(4)
Information is furnished in reliance on the Schedule 13G/A of BlackRock, Inc. (“BlackRock”) filed on February 7, 2023. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock has sole dispositive power over 35,207,814 shares. BlackRock has sole voting power over 31,792,960 and no voting power over 3,414,854 shares. The 35,207,814 shares reported are owned, directly or indirectly, by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

(5)
Information is furnished in reliance on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 9, 2023. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard shares dispositive power over 1,742,542 shares and has sole dispositive power over 38,441,580 shares. Vanguard has sole voting power over no shares, shared voting power over 617,983 shares and no voting power over 39,566,139 shares.

(6)	Includes 15,263 shares held in trust.

39	| Automatic Data Processing, Inc. – Proxy Statement

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2023, regarding compensation plans under which the company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	4,498,031 (1)	$155.13	26,992,131 (2)
Equity compensation plans not approved by stockholders	0	$—	0
Total	4,498,031	$155.13	26,992,131

Footnotes:

(1)	This amount includes outstanding awards under our amended and restated 2008 Omnibus Award Plan (“Prior Plan”) and 2018 Omnibus Award Plan. Includes (i) 1,000,553 shares issuable under our performance-based stock unit (“PSU”) program in settlement of PSUs outstanding as of June 30, 2023 (based on actual performance and accrued dividend equivalents for performance periods ending on or prior to June 30, 2023, and assuming maximum performance for performance periods not yet completed), (ii) 6,655 shares issuable pursuant to deferred restricted stock units issued prior to June 30, 2023, (iii) 153,863 shares issuable upon settlement of deferred stock units (“DSUs”) held by our non-employee directors as of June 30, 2023, (iv) 28,257 shares issuable in settlement of performance restricted stock units issued prior to June 30, 2023, and (v) 651,192 shares issuable in settlement of restricted stock units outstanding as of June 30, 2023. The remaining balance consists of 2,657,511 outstanding employee stock options. Weighted average exercise price shown in column (b) of this table does not take into account PSUs, deferred restricted stock units, DSUs, performance restricted stock units or restricted stock units.
(2)
The 2018 Omnibus Award Plan, which was approved by stockholders on November 6, 2018, is the only equity compensation plan under which ADP currently grants equity awards. Includes 21,839,132 shares available for future issuance under the 2018 Omnibus Award Plan and 5,152,999 of common stock remaining available for future issuance under the Employees’ Savings-Stock Purchase Plan, each as of June 30, 2023. Approximately 148,621 shares of common stock were subject to purchase as of June 30, 2023, under the Employees’ Savings-Stock Purchase Plan. If any award granted under the 2018 Omnibus Award Plan or the Prior Plan expires, terminates, is canceled or is forfeited without being settled or exercised, shares of our common stock subject to such award will be made available for future grant under the 2018 Omnibus Award Plan. In addition, if shares issuable upon vesting or settlement of an award under the 2018 Omnibus Award Plan or the Prior Plan are withheld by the company, or if shares owned by a participant are surrendered or tendered to the company, in payment of taxes required to be withheld in respect of the award (other than an award of options or stock appreciation rights), such shares will be made available for future grant under the 2018 Omnibus Award Plan. Unless cash-settled, any equity grant made under our 2018 Omnibus Award Plan reduces the authorized share reserve on a one-for-one basis.

Automatic Data Processing, Inc. – Proxy Statement |	40

Proposal 2 Advisory Vote on Executive Compensation

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company’s proxy statement for the 2023 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial, transformation, client satisfaction and ESG goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

We urge stockholders to read the Compensation Discussion and Analysis section appearing on pages 43 through 65 of this proxy statement, as well as the “Summary Compensation Table For Fiscal Year 2023” and related compensation tables and narrative appearing on pages 67 through 93 of this proxy statement, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of the advisory resolution on executive compensation. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors.

Because we value our stockholders’ views, however, the compensation and management development committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.
41	| Automatic Data Processing, Inc. – Proxy Statement

Proposal 3 Advisory Vote on Frequency of the Executive Compensation Advisory Vote

In accordance with Section 14A of the Exchange Act, we are seeking an advisory vote from our stockholders (the “Say-on-Pay-Frequency Vote”) on how often the company should hold future advisory votes on compensation for our named executive officers similar to Proposal 2. This Say-on-Pay-Frequency Vote must be submitted to stockholders at least once every six years.

We last held an advisory vote on the frequency of the executive compensation advisory vote during our 2017 Annual Meeting of Stockholders. During this meeting, the board recommended, and a majority of stockholders voted for, a frequency of one year. As a result, for the past six years, the board has determined to hold an annual advisory vote on executive compensation.

After careful consideration, the board maintains its recommendation that you vote to hold an advisory vote on executive compensation with a frequency of ONE YEAR. We continue to believe that an annual vote will facilitate frequent input and discussions with stockholders on executive compensation and corporate governance matters and is consistent with our policy of reviewing our compensation program annually.

Stockholder Approval Required

Stockholders may cast their vote on their preferred voting frequency by choosing the option of every one year, two years or three years, or they may abstain from voting on this proposal. The frequency that receives the highest number of votes cast by stockholders at the 2023 Annual Meeting will be considered the advisory vote of our stockholders. Abstentions will have no effect on the outcome of this advisory vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Broker non-votes will have no effect on the outcome of this advisory vote because they are not entitled to vote on this matter. Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors.

However, although this advisory vote is non-binding, the board and compensation and management development committee value the opinion of our stockholders and will consider carefully the results of this vote in making a determination about the frequency of future executive compensation advisory votes.

Notwithstanding the board’s present recommendation and the voting results, the board may in the future decide to conduct advisory votes on a different frequency basis and may vary its practice based on future discussions with stockholders and/or changes to our executive compensation practices and programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WITH A FREQUENCY OF ONE YEAR.

Automatic Data Processing, Inc. – Proxy Statement |	42

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or “CD&A,” section of this proxy statement discusses the material elements of our fiscal year 2023 executive compensation programs for the following persons, who are our named executive officers, or “NEOs:”

Name	Title
Maria Black	President and Chief Executive Officer
Carlos A. Rodriguez	Executive Chair and Former Chief Executive Officer
Don McGuire	Chief Financial Officer
John C. Ayala	Chief Operating Officer
Michael A. Bonarti	Chief Administrative Officer
Joseph DeSilva	President, Global Sales
Donald Weinstein	Former Corporate Vice President, Global Product & Technology

Effective January 1, 2023, Ms. Black was appointed as president and chief executive officer and Mr. Rodriguez was appointed as executive chair of the board of directors (“executive chair”). Mr. Weinstein’s last day of employment with the company was March 31, 2023.

The CD&A also provides an overview of our executive compensation philosophy and explains how the compensation and management development committee of our board of directors (the “committee”) arrives at specific compensation decisions involving the NEOs.

In addition, the CD&A explains how our executive compensation programs are designed and operate with respect to our NEOs by discussing the following fundamental aspects of our compensation programs:

✓	compensation principles	✓	cash compensation	✓	long-term incentive compensation	✓	other compensation components and considerations (including retirement benefits and deferred compensation)

Executive Summary

Fiscal Year 2023 CEO Succession

In January 2023, Ms. Black was appointed to the position of president and chief executive officer, succeeding Mr. Rodriguez as part of the company’s leadership transition strategy. Upon appointment, Ms. Black became ADP’s seventh CEO since the company’s founding in 1949. Following the transition, Mr. Rodriguez was appointed executive chair.

Stockholder Support for our Compensation Programs

The committee continuously evaluates the degree to which our compensation programs link pay to performance and support the evolution of objectives that underpin our strategy and the related implication for human capital planning. In particular, the committee takes steps to ensure that the programs encourage our executive officers to remain focused on both the short-term and long-term financial, transformation, client satisfaction and ESG goals of the company and that the metrics included in both our annual and long-term incentive compensation plans complement each other to create a balanced focus on year-over-year improvement and sustainable long-term value creation. Each year the committee sets rigorous and challenging performance targets aligned to these company goals. We continue to believe that growth in revenue (including and excluding zero-margin benefits pass-throughs), new business bookings, adjusted earnings before interest and taxes (“EBIT”) and adjusted net income (each as defined on pages 46 and 47), are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value. We also believe that our transformation, client satisfaction and ESG objectives are important leading

43	| Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

indicators of the company’s progress, long-term value, ability to cultivate a diverse and inclusive culture with purpose, and future success.

At our 2022 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2022 NEOs by a vote of approximately 93%, reflecting a significant improvement over the 2021 support level of approximately 82%. As we communicated in our 2022 Proxy Statement, we engaged deeply with our investors and informed by feedback we received, the committee undertook a holistic evaluation of the company’s compensation program and approved a new long-term incentive design for fiscal year 2023 (see “Long-Term Incentive Compensation Programs” for details of this design). These changes are intended to ensure that the overall program balances the need to drive the right management behavior, retain key talent and align to the interests of our stockholders.

Other Organizational Updates

To recognize his critical role in the successful execution of our long-term strategy and expected level of contribution in the near term, the committee approved a special time-based restricted stock unit award to Mr. DeSilva.

Fiscal Year 2023 Business Highlights

Our Strategic Priorities. Our business strategy has three key priorities:

Our Strategic Priorities
Lead with Best-in-Class HCM Technology
Provide Unmatched Expertise and Outsourcing
Benefit our Clients with our Global Scale

With a large and growing addressable market, we are focused on our core growth areas and further enhancing our market position by executing on our strategy.

Automatic Data Processing, Inc. – Proxy Statement |	44

Compensation Discussion and Analysis

ADP delivered strong financial results and performance on multiple fronts for fiscal year 2023:

HIGHLIGHTS	STOCKHOLDER FRIENDLY ACTIONS
$18.0 billion in revenue
17% earnings per share growth to $8.21 for the year
Employer Services new business bookings increased 10% and worldwide new business bookings increased 9.1%
Over 1 million clients globally
Over 41 million workers paid across 140 countries and territories
$3.0 billion in cash returned to stockholders $1.9 billion dividends $1.1 billion share repurchases 48 consecutive years of dividend increases

INNOVATION
Crossed a major milestone, surpassing the 1 million client mark, driven by continued enhancements to our key solutions like RUN and Workforce Now
Continued the deployment of our unified User Experience to key portions of our portfolio such as the RUN mobile app
Grew our market-leading HR Outsourcing businesses, crossing the 3 million worksite employees served milestone
Awarded Top HR Product for an unprecedented 8th consecutive year at the annual HR Tech Conference, in recognition for our recently launched Intelligent Self Service solution

We are a leading global provider of cloud-based HCM technology solutions to employers around the world. Our HCM solutions, which include both software and outsourcing services, are designed to help our clients manage their workforce through a dynamic business and regulatory landscape and the changing world of work. We continuously seek to enhance our leading HCM solutions to further support our clients. We see tremendous growth opportunity ahead as we focus on our three key strategic priorities.

In this context, ADP remained focused on delivering exceptional value to our clients in fiscal year 2023. Solid execution on our proven business model produced strong revenue and earnings growth in fiscal year 2023. This top-line revenue growth, balanced with solid margin performance, drove earnings per share (“EPS”) growth of 17%. Other key business drivers such as new business bookings and client retention reached impressive, record levels and our overall results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

In many ways, our strategy continues to be the same – leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution is critical in strengthening our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks.

45	| Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Change and increasing complexity are secular growth drivers for the HCM industry. Our breadth enables us to address nearly any HCM challenge our clients face and meet them wherever they may be on their HR journey, from startup to enterprise, from software-only to fully-outsourced, and from local to global. As we look ahead to fiscal year 2024 and beyond, we see a tremendous growth opportunity in front of us – one that supports the continued creation of long-term stockholder value by balancing top-line revenue growth with margin improvement to drive EPS growth. While our specific growth initiatives will vary by business, our three key strategic priorities - which apply across all of ADP - are critical to enabling this growth in the years ahead.

2023 Incentive Compensation Performance Metrics

Our financial performance impacted the compensation of our executive officers in several ways, most notably through our annual cash bonus plan and performance-based stock unit (“PSU”) program.

Performance for all metrics, including the transformation, client satisfaction and ESG objectives under the annual cash bonus plan, are formulaically measured, based on predetermined and objectively quantifiable goals. Targets and results for our financial metrics exclude the impact of certain limited items pursuant to predetermined categories of adjustments established by the committee at the time that targets were set.

The committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2023 revenue growth, new business bookings growth, and adjusted EBIT growth as well as transformation, client satisfaction and ESG objectives.

These fiscal year 2023 goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time.

Details with regard to the transformation, client satisfaction and ESG objectives are provided on page 58 and the financial goals and performance results are summarized below.
Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	9.0%	9.1%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth(1)	8.3%	9.1%
Adjusted EBIT Growth(2)	14.7%	15.4%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
1	For fiscal year 2023, our new business bookings definition includes annualized recurring revenues anticipated from sales orders to new and existing clients for Employer Services and Professional Employer Organization (“PEO”) Services. It excludes revenue that is one-time in nature and zero-margin benefits pass-throughs.
2	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2023 and 2022.

Automatic Data Processing, Inc. – Proxy Statement |	46

Compensation Discussion and Analysis
For fiscal year 2023, our NEOs received cash bonuses at 108.8% of target.

The incentive compensation under our PSU program was based on multiple financial metrics, depending on the fiscal year of grant. For PSU awards granted in fiscal years 2021 and 2022, performance was based on achievement of adjusted net income growth for fiscal year 2023. For PSU awards granted in fiscal year 2023, performance was based on achievement of adjusted net income growth (67% weight) and revenue excluding zero-margin benefits pass-throughs (“revenue ex-ZMPT”) growth (33% weight) for fiscal year 2023. PSU awards granted in fiscal year 2023 are also subject to a relative total shareholder return (“rTSR”) metric that may modify the final payout (by +/-20%) at the end of the full three-year period based on performance versus the S&P 500 companies. Targets and results exclude the impact of certain limited items pursuant to predetermined categories of adjustments established by the committee at the time the targets were set. For more information on the application of these performance metrics, see “Long-Term Incentive Compensation Programs” in this CD&A.

These financial goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time.

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(1)	15.0%
16.0%, excluding the impacts of:
●Foreign currency fluctuations in excess of the fluctuations assumed in the target
●Asset write downs related to vacating certain leases early of $4 million and unplanned asset impairments of internally developed and purchased software of $900,000
●First year impact of business acquisitions

Revenue ex-ZMPT Growth(2)	8.5%	9.3%, excluding the impacts of: ●Foreign currency fluctuations in excess of the fluctuations assumed in the target ●First year impact of business acquisitions
1	Our adjusted net income measure excludes the impact of certain one-time charges and benefits reflecting specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2023 and 2022.
2	Our revenue ex-ZMPT measure is a consolidated revenue growth measure that excludes the impact of zero-margin benefits pass-throughs. Importantly, the PSU revenue metric is not duplicative of the annual cash bonus plan revenue metric due to the exclusion of zero-margin benefits pass-throughs. Refer to the table in Appendix A for further detail on this item and a reconciliation from consolidated revenue to revenue ex-ZMPT for fiscal years 2023 and 2022.

A payout percentage of 110% was achieved under our PSU program for awards granted in fiscal years 2021 and 2022 as a result of our fiscal year 2023 adjusted net income growth; and a payout percentage of 117% was achieved for the PSU award granted in fiscal year 2023 as a result of our fiscal year 2023 adjusted net income growth and revenue ex-ZMPT growth. The payout percentage of 117% applies to year 1 of the fiscal year 2023 award (but remains subject to final adjustment based on rTSR performance over the three-year performance period), and the payout percentage of 110% applies to year 2 of the fiscal year 2022 award and to year 3 of the fiscal year 2021 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2025, 2024 and 2023, respectively.

47	| Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

The end of fiscal year 2023 marked the end of the three-year performance period for PSU awards granted in fiscal year 2021. Based on the average of the three fiscal years, these awards earned a payout percentage of 137%.

As described in the table below, the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target. The payout percentages for PSU awards granted in fiscal years 2021 and 2022 are based on the achievement of adjusted net income growth for all years. The payout percentage for PSU awards granted in fiscal year 2023 are based on the achievement of adjusted net income growth and revenue ex-ZMPT growth as described above.

PSU Award	Annual Achievement Percentage			3-Year rTSR Modifier	Award Payout	Payout Date
	Year 1	Year 2	Year 3
FY’21	150%	150%	110%	N/A	137%	September 2023
FY’22	150%	110%	TBD	N/A	TBD	September 2024
FY’23	117%	TBD	TBD	TBD	TBD	September 2025

Elements of Compensation

The committee determines the compensation of our chief executive officer and all other executive officers. When making decisions related to officers, including the NEOs (other than our chief executive officer and executive chair), the committee considers recommendations from the chief executive officer as well as guidance from its independent compensation consultant. When making decisions related to our chief executive officer and executive chair, the committee considers guidance from its independent compensation consultant. The following table summarizes the major elements of our fiscal year 2023 executive officer compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other company executives
Annual Cash Bonus	To motivate executive officers to achieve company-wide, business unit and transformation, client satisfaction and ESG performance goals	Payment based on achievement of company-wide, business unit and transformation, client satisfaction and ESG performance goals
Performance-Based Stock Unit (“PSU”) Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	Awards based on target growth in adjusted net income and revenue ex-ZMPT, with earned shares issued following applicable performance period, subject to a relative TSR modifier(1)
Time-Based Restricted Stock Unit ("RSU") Awards	To attract and retain executive officers	Granted annually and vesting ratably over three years. May also be awarded on a limited, non-recurring basis to attract and recruit new talent and for long-term retention of critical executives, as well as part of management succession planning

1	PSU awards granted in fiscal years 2021 and 2022 are measured against adjusted net income growth only.

Automatic Data Processing, Inc. – Proxy Statement |	48

Compensation Discussion and Analysis

The graphs below illustrate the alignment between company performance and the incentive compensation paid to Ms. Black for fiscal year 2023. In the case of PSUs, the table reflects a payout of 137% based on the average of the annual achievement percentages of 150%, 150% and 110% (as a result of adjusted net income growth) for the three-year performance period comprised of fiscal years 2021, 2022 and 2023, respectively.

COMPANY PERFORMANCE VS. GOALS
9.0%
9.1%
8.3%
9.1%
14.7%
15.4%
15.0%
16.0%
8.5%
9.3%
Revenue Growth
New Business Bookings Growth
Adjusted EBIT Growth
Adjusted Net Income Growth
Revenue ex-ZMPT Growth
Target
Actual

CEO INCENTIVE COMPENSATION
100.0%
108.8%
100%
137%
Annual Incentive
(Bonus)
Long-Term Incentive
(PSUs)
Target
Actual

The following is a summary of fiscal year 2023 total target direct compensation for our NEOs:

Named Executive Officer (NEO)	Base Salary	Target Annual Bonus	Target PSUs(3)	RSUs(3)	Total
Ms. Black(1)	$966,000	$1,925,000	$6,694,000	$2,231,000	$11,816,000
Mr. Rodriguez(1)	$908,100	$1,589,175	$12,750,000	$4,250,000	$19,497,275
Mr. McGuire	$676,000	$1,014,000	$2,895,000	$965,000	$5,550,000
Mr. Ayala	$728,000	$1,092,000	$3,473,000	$1,158,000	$6,451,000
Mr. Bonarti	$624,000	$624,000	$2,625,000	$875,000	$4,748,000
Mr. DeSilva	$550,000	$440,000	$1,556,000	$1,519,000	$4,065,000
Mr. Weinstein(2)	$482,025	$482,025	$2,689,000	$896,000	$4,549,050
Footnotes:
1	The base salaries and target annual bonuses reported in the table for Ms. Black and Mr. Rodriguez reflect blended amounts in light of their respective mid-fiscal year transition to the chief executive officer and executive chair roles.
2	Mr. Weinstein’s base salary reflects the amount paid through his last day of employment of March 31, 2023. Pursuant to the terms of Mr. Weinstein’s qualifying termination under the company’s Corporate Officer Severance Plan, the target annual bonus total is prorated for a period of 9 of 12 months of active service during the fiscal year.
3	Equity amounts reflect the target grant values for fiscal year 2023 and are rounded for ease of presentation. For PSUs, these amounts vary from the totals disclosed in the “Summary Compensation Table for Fiscal Year 2023” on page 67 of this proxy statement, which reflects the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for PSU awards in the Summary Compensation Table represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2023, 2022 and 2021, respectively.

49	| Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Good Governance and Best Practices

We are committed to ensuring that our compensation programs reflect principles of good governance.

What we do
✓Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial, transformation, client satisfaction and ESG goals of the company and to link executive performance to stockholder value.
✓Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓Clawback policy: ADP’s Clawback Policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to ADP’s interests, including fraud or conduct contributing to any financial restatements or irregularities. In light of the SEC’s recent adoption of final clawback rules, we intend to update our Clawback Policy to comply with applicable listing rules.
✓Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers. The stock ownership guideline for Ms. Black and Mr. Rodriguez is six times base salary. The other NEOs have a stock ownership guideline of three times base salary. Executive officers whose ownership levels are below target ownership levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of RSUs or received under our PSU program.
✓Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.

✓Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.
✓Independence of our compensation and management development committee and advisor: The compensation and management development committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.
✓Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.
✓Stockholder engagement: As described under “Fiscal Year 2023 Stockholder Engagement” on page xiv of this proxy statement, our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

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Compensation Discussion and Analysis

What we don’t do
✕No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.
✕No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.

✕No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕No current dividends on unearned PSUs: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Looking Forward

As further described below under “Compensation Review and Determination,” we have made one change to the company’s compensation peer group for fiscal year 2024 to ensure that our peer group remains appropriate from the perspective of business model comparability (with a focus on products and services driven by technology), revenue and market capitalization.

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Compensation Discussion and Analysis

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit when applicable and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial, transformation, client satisfaction and ESG objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

Our compensation programs are designed so that target pay reflects relative levels of responsibility among our key executives, and such that the proportion of pay tied to operating performance and changes in stockholder value varies directly with the level of responsibility and accountability to stockholders. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has ranges for base salaries, total annual cash compensation and annual equity grants based on market competitive levels. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

We design our performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may be above or below targeted levels depending on the overall performance of the company, performance of a business unit and achievement of performance goals that support our strategy. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve desired results. We also believe that it is important for our executive officers to have an ongoing long-term investment in the company as outlined on page 65 of this proxy statement under “Stock Ownership Guidelines.”

We have a clear strategy to maximize sustainable long-term stockholder value that includes balancing growth, profitability and risk, with clear financial goals that allow us to continue to innovate technologically and expand globally. Each year the committee sets rigorous and challenging performance measures aligned to these objectives. We continue to believe that growth in revenue (including and excluding ZMPT), new business bookings, adjusted EBIT and adjusted net income are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value.

In fiscal year 2023, we continued to engage with our investor community. We contacted stockholders representing nearly half our shares outstanding and we discussed our strategy, corporate governance and executive compensation programs with stockholders representing over 30% of our shares outstanding.

To date, the feedback from these engagements have been very positive. While we do receive certain institution-specific observations of pay practices from time to time, we observed that these investors are broadly supportive of the linkage of our performance measures to our executive compensation programs. As described under “Fiscal Year 2023 Stockholder Engagement” on page xiv of this proxy statement, we continue to engage with our stockholders on our executive compensation programs and we look forward to maintaining this ongoing dialogue as well as incorporating feedback into our plans as appropriate.

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Compensation Discussion and Analysis

Growth in revenue, adjusted EBIT and new business bookings are important performance measures in annual cash bonus determinations, and adjusted net income and revenue ex-ZMPT are used to determine the number of shares earned in a performance period under our PSU program, which is also subject to a relative total shareholder return (“rTSR”) modifier (awards granted in fiscal years 2021 and 2022 are measured against adjusted net income only). These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the company’s long-term goals of increasing the growth and profitability of our business, which are the key drivers of sustainable increases in stockholder value. The addition of revenue ex-ZMPT and a rTSR modifier in our PSU program for fiscal year 2023 is intended to create better balance in the PSU program, promote focus on both the top line (revenue ex-ZMPT) and bottom line (adjusted net income) performance of the business, and align to the long-term investment experience of our stockholders (rTSR).

Consistent with our pay-for-performance philosophy, our NEOs’ compensation is structured with a significant portion of their total compensation at risk. This at-risk compensation includes long-term incentive awards, which are paid based on the performance of the company as a whole, and annual cash bonuses, which are paid on the basis of the bonus objectives established by the committee as described below under “Fiscal Year 2023 Target Bonus Objectives.”

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2023 was designed to deliver the following approximate proportions of total compensation to Ms. Black, our chief executive officer, and the other NEOs if company and individual target levels of performance are achieved. Ms. Black’s fiscal 2023 target compensation mix as chief executive officer is approximately 7% base salary, 14% annual cash bonus, and 79% long-term incentives. The target pay mix below reflects the PSU target award based on the three-year target opportunity and takes into account the pay changes that occurred in January 2023 for Ms. Black and Mr. Rodriguez as part of the company’s leadership transition (Mr. Rodriguez is included in the Other NEOs illustration).

Compensation Consultant

The committee has engaged FW Cook to provide assistance with the design of our compensation programs, the development of comparative market-based compensation data, and the determination of target compensation awards for both the chief executive officer and the executive chair positions. The specific matters on which FW Cook provided advice in fiscal year 2023 were the market trends and regulatory developments in executive compensation and the design of executive compensation programs and practices, including the changes to the pay levels of the chief executive officer and the executive chair, as well as reviewing long-term incentive guidelines for all eligible levels. In June 2022, FW Cook delivered to our committee the results of a competitive assessment of compensation for use in determining fiscal year 2023 target compensation for Mr. Rodriguez, who was serving as chief executive officer at the time of the assessment. FW Cook also examined the mix of proposed PSU awards and RSU grants for our NEOs for fiscal year 2023 and confirmed that the proposals for the NEOs were reasonable and customary, given the company’s size and structure. In October 2022, FW Cook

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Compensation Discussion and Analysis

prepared a leadership transition report for our committee, outlining new compensation proposals and considerations for Ms. Black’s promotion to the chief executive officer role, and Mr. Rodriguez’s transition to executive chair. In addition, in January 2023, FW Cook reviewed the company’s executive compensation peer group and recommended changes to the peer group for fiscal year 2024. These changes are described in greater detail under “Fiscal Year 2024 Peer Group” below.

As part of its ongoing support to the committee, FW Cook also reviews executive compensation disclosures (including this CD&A), reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by management that are presented at the committee’s meetings. In addition, our nominating/corporate governance committee engaged FW Cook to review the design and competitiveness of our non-employee director compensation program.

The committee determined that the work of FW Cook did not raise any conflicts of interest in fiscal year 2023. In making this assessment, the committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934, as amended, and applicable Nasdaq listing standards, including the level of fees received from the company as a percentage of FW Cook’s total revenue, the policies and procedures employed by FW Cook to prevent conflicts of interest, the fact that FW Cook does not provide any other services to the company (other than the director compensation program review), and whether the individual FW Cook advisors to the committee own any stock of the company or have any business or personal relationships with members of the committee or our executive officers.

Compensation Review and Determination

ADP uses a customized peer group to benchmark our executive officers’ pay levels and our financial performance in connection with pay-for-performance evaluations, as well as our practices concerning equity compensation and other executive compensation programs. The customized peer group was developed with assistance from FW Cook based upon the following criteria: comparable business model, company size, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. In connection with its annual review of the company’s executive compensation peer group in January 2022, the committee determined that the current 17-company peer group reflected below remained appropriate for fiscal year 2023.

Fiscal Year 2023 Compensation Peer Group (with ticker symbol)
Accenture plc (ACN)	Fidelity National Information Services, Inc. (FIS)	Omnicom Group Inc. (OMC)
Aon plc (AON)	Fiserv, Inc. (FISV)	PayPal Holdings, Inc. (PYPL)
CGI Inc. (GIB)	Intuit Inc. (INTU)	Salesforce.com, Inc. (CRM)
Cognizant Technology Solutions Corp. (CTSH)	Leidos Holding, Inc. (LDOS)	TE Connectivity Ltd. (TEL)
Discover Financial Services (DFS)	Marsh & McLennan Companies, Inc. (MMC)	Visa Inc. (V)
eBay Inc. (EBAY)	MasterCard Incorporated (MA)

In benchmarking the total cash and long-term incentive compensation for the NEOs, the committee reviewed the market compensation data from the customized peer group at its June 2022 meeting. The committee considered that, compared with the peer group, the company compares at the 51st and 66th percentiles, respectively, regarding revenue and market capitalization. Based on the four most recently reported quarters as of April 30, 2022, revenue among companies in the peer group ranged from approximately $10.4 billion to $56.7 billion, and market capitalization ranged from approximately $14.1 billion to $443.9 billion.

The committee also considered third-party survey data (including the Radford Global Compensation Database, the Towers Watson® U.S. General Industry Executive Database, and the Equilar Inc.® Top 25 Database) as reference points to understand general industry compensation practices.

The committee examines compensation summaries detailing the amounts and mix of base salary, cash bonus, and long-term equity incentives for each of our NEOs, which compare the amounts and mix to competitive compensation practices. We generally target base salary,

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Compensation Discussion and Analysis

annual cash bonus and long-term equity incentives at the median of competitive compensation levels, but we will set individual executive targets above or below the median when warranted in the judgment of the committee.

The degree to which target compensation for an executive ranges above or below the median competitive rate is primarily based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with more experience in their roles may be positioned higher in the range. The competitive positioning of Ms. Black’s target compensation compares below the median of our customized peer group.

Fiscal Year 2024 Peer Group

In connection with its annual review of the company’s peer group in January 2023, the committee has made changes for fiscal year 2024 to ensure that our peer group remains appropriate from the perspectives of business model comparability, revenue and market capitalization. Omnicom Group was removed due to comparability of business fit and company size. Adobe (ADBE) has been added as it is comparably sized and operates a similar business model that focuses on products and services that are driven by technology.

Differences in Compensation of Our NEOs

The committee approved the pay mix for our chief executive officer, which is designed to be competitive when measured against the pay packages of other chief executive officers as indicated by the compensation study.

We have found that due to the broad responsibilities and the experience required for the chief executive officer position, compensation for chief executive officers in public companies that are similar in size to ours is significantly higher than compensation for their other NEOs.

When determining the compensation level for each of our executive officers, the committee reviews each individual compensation element based on the previous year’s level, as well as how the proposed level of that individual compensation element for each executive officer would compare to the other executive officers. The aggregate level for each executive officer’s compensation is then compared against the executive’s previous year’s totals and against compensation of other executive officers of the company.

Cash Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, competitive compensation practices data, and comparison to other company executives.

Based on these criteria, our NEOs, apart from Mr. Rodriguez as described below, received annual salary increases in fiscal year 2023, as summarized in the table below.

Named Executive Officer (NEO)	Fiscal Year-End 2022 Salary	Fiscal Year-End 2023 Salary	Increase/ Decrease
Ms. Black	$800,000	$1,100,000	37.5%
Mr. Rodriguez	$1,164,200	$605,400	- 48.0%
Mr. McGuire	$650,577	$676,000	3.9%
Mr. Ayala	$700,000	$728,000	4.0%
Mr. Bonarti	$600,000	$624,000	4.0%
Mr. DeSilva	$500,000	$550,000	10.0%
Mr. Weinstein	$618,000	$642,700	4.0%

Ms. Black’s salary increased by 4.0% effective July 1, 2022 and subsequently by 32.2% effective January 1, 2023 in connection with her appointment as chief executive officer. Mr. Rodriguez’s salary increased 4.0% effective July 1, 2022 and was subsequently reduced effective January 1, 2023 in connection with his transition to executive chair.

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Compensation Discussion and Analysis

Mr. McGuire’s salary was paid in his previous home country currency of Canadian dollars (CAD) for fiscal year 2022 and his 2022 salary amount is converted to USD based on the average daily exchange rate for fiscal year 2022 of .790000 (CAD to USD). On July 1, 2022 Mr. McGuire localized to the United States and was paid on a USD basis.

Annual Cash Bonus

Overview

We paid our NEOs cash bonuses for fiscal year 2023 based on the attainment of financial, transformation, client satisfaction and ESG performance goals established at the beginning of the fiscal year. All of the company’s goals are objectively measurable and were established consistent with the committee’s long-standing methodology in setting such goals. These fiscal year 2023 goals align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time. For each executive officer, we establish a target bonus amount, which is initially expressed as a percentage of projected year-end annual base salary. For fiscal year 2023, these target bonus percentages ranged from 80% to 175% of base salary for the NEOs. We also assign a percentage value to each bonus component of each NEO’s annual cash bonus plan and then determine the target bonus amount linked to each component. We establish these performance ranges to provide our NEOs with a strong incentive to exceed the targets. The maximum bonus payment for our NEOs is 200% of the target bonus level. There is no guaranteed minimum payment level, and no bonus is payable if threshold performance goals are not achieved.

The committee establishes and approves annual target bonus objectives and award opportunities for each of our NEOs. In making these determinations, the committee considers a variety of factors, including market data, each officer’s relative level of responsibility, and the chief executive officer’s recommendations for executives other than herself and the executive chair. Our NEOs participated in the discussions surrounding their bonus objectives so that they could provide input and understand the expectations of each bonus plan component, but they did not participate in the setting of the target bonus award opportunities nor did they participate in the committee’s voting or deliberations regarding their individual compensation amounts. Each NEO receives a final version of his or her individualized bonus plan after it is approved by the committee. Except in extraordinary circumstances, bonus objectives are not modified during the fiscal year. In September 2022, the committee approved two modifications to the fiscal year 2023 annual cash bonus program targets, specifically for two new metrics within the program’s client satisfaction and ESG objectives (impacting a total performance weighting of 9%) to increase the difficulty of attaining the targets originally approved in August 2022. These adjustments were the result of the fiscal year 2022 final results finishing better than expected for the two metrics.

The committee reviews the performance of each of our NEOs relative to his or her annual fiscal year bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of our fiscal year. Based on this review, the committee determines and approves the annual cash bonuses for our executive officers.

NEOs’ Fiscal Year 2023 Bonuses

Our fiscal year 2023 annual cash bonus plan measures consisted of (i) revenue growth, weighted at 20%, (ii) new business bookings growth, weighted at 20%, (iii) adjusted EBIT growth, weighted at 20%, (iv) company transformation objectives, weighted at 20%, (v) client satisfaction (net promoter score and client retention targets), weighted at 10%, and (vi) ESG objectives (diversity & inclusion and environmental footprint targets), weighted at 10%. Fiscal year 2023 target bonuses were the same as a percentage of base salary as in fiscal year 2022 for all NEOs other than Ms. Black, Mr. Rodriguez, and Mr. Bonarti. Effective January 1, 2023, Ms. Black’s target bonus percentage increased from 150% to 200% as part of her promotion to chief executive officer (equating to a weighted percentage of 175% for fiscal year 2023), and Mr. Rodriguez’s was lowered from 200% to 150% as he transitioned to the executive chair role (also equating to a weighted percentage of 175% for fiscal year 2023). Mr. Bonarti’s target bonus percentage increased from 80% to 100% as part of the fiscal year 2023 compensation recommendations approved by the committee in June 2022.

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Compensation Discussion and Analysis

Following the conclusion of fiscal year 2023, the committee assessed the performance of the company and the strategic progress realized for the 2023 fiscal year against the NEOs’ bonus objectives. The approved annual cash bonuses are as follows:

Named Executive Officer (NEO)	Target Bonus as % of Base Salary	Target Bonus Amount	Maximum Bonus as % of Target	Actual Bonus Amount	Bonus Amount as % of Target
Ms. Black	175%	$1,925,000	200%	$2,094,400	108.8%
Mr. Rodriguez(1)	175%	$1,589,175	200%	$1,729,000	108.8%
Mr. McGuire	150%	$1,014,000	200%	$1,103,200	108.8%
Mr. Ayala	150%	$1,092,000	200%	$1,188,100	108.8%
Mr. Bonarti	100%	$624,000	200%	$678,900	108.8%
Mr. DeSilva	80%	$440,000	200%	$478,700	108.8%
Mr. Weinstein(2)	100%	$482,025	200%	$524,400	108.8%

1	Mr. Rodriguez’s base salary was reduced as part of his transition to executive chair, and his target bonus amount is based on his fiscal year 2023 base earnings multiplied by the full year weighted bonus target percentage of 175%.
2	Under the terms of Mr. Weinstein’s qualifying termination as part of the Corporate Officer Severance Plan, the target bonus amount reflects service through March 31, 2023.

Fiscal Year 2023 Target Bonus Objectives

The table below indicates the degree to which each target bonus objective for our NEOs was satisfied. The percentage of target bonus paid to each NEO is calculated as a weighted average of the percentages achieved for each individual objective.

The bonus objectives were designed to reward outcomes that are aligned with the key components of our financial and strategic success, the degree to which the NEOs have responsibility for overall company performance or individual business unit results, and to provide a set of common objectives that facilitate collaborative engagement throughout the company.

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Compensation Discussion and Analysis

The committee established the following objectives for our NEOs in 2022, and the formulaic achievement levels for fiscal year 2023 are as follows:

Annual Bonus Plan Performance Measures		Weight	Threshold	Target	Stretch	Actual	Achievement
Revenue Growth		20%	6.0%	9.0%	12.0%	9.1%	103.3%
New Business Bookings Growth		20%	3.3%	8.3%	13.3%	9.1%	116.0%
Adjusted EBIT Growth(1)		20%	9.7%	14.7%	19.7%	15.4%	114.0%
Transformation
●	Reduce low value contact per client	4%					61.8%
●	Achieve digital sales goal	4%					83.6%
●	Achieve client count percentage goal on Next Generation Solutions	4%					0.0%
●	Achieve goal for percentage of mobile active users	4%					166.0%
●	Achieve goal for sales from newest products	4%					0.0%
Client Satisfaction
●	Improve client experience by demonstrating achievement of net promoter score goals	5%					120.2%
●	Achieve client retention goal	5%	91.2%	91.7%	92.2%	92.2%	200.0%
ESG
●	Environmental: Decrease percentage of paper checks as a percent of total pays	5%	10.1%	9.8%	9.3%	9.6%	140.0%
●	DE&I: Improve the percentage of female executives	2.5%	34.0%	34.5%	35.5%	34.8%	130.0%
●	DE&I: Improve the percentage of executives from under-represented groups	2.5%	26.1%	26.6%	27.6%	27.0%	140.0%

1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2023 and 2022.

In setting target financial performance goals, we consider a variety of factors including our short- and long-range strategic plan, the annual budget reviewed by our board, and the guidance provided by management on key elements of financial performance. Achievement levels are, as a percentage of target, 50% for threshold performance, 100% for target performance, 200% for stretch performance, and 0% for below threshold performance. The targets for revenue growth and adjusted EBIT growth reflect an assumed impact of foreign currency fluctuations anticipated at the time the targets were established. For each metric described above, the award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds.

Transformation, client satisfaction and ESG objectives for our NEOs are aligned with our key strategic goals for fiscal year 2023 and are viewed as important leading indicators of our ongoing progress, creation of long-term value and future success.

The targets for each objective are established to be challenging and rigorous and require strong performance for achievement. The targets are measurable, quantifiable goals. There is no subjectivity applied to the calculation of performance against these objectives. The calculation of performance is formulaic to reflect the proportionate level of achievement relative to the target. Targets for certain measures are considered confidential business information, disclosure of which could harm our operating performance or ability to compete.

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Compensation Discussion and Analysis

Long-Term Incentive Compensation Programs

We believe that long-term incentive (“LTI”) compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of our stockholders. In fiscal year 2022, the committee conducted an in-depth review of the overall incentive structure and approved changes to the LTI design for our executive officers for fiscal year 2023. The new design was informed by investor commentary and observations as well as input from the committee’s independent compensation consultant. Under the new design, annual long-term incentives were awarded in the form of PSUs and RSUs for fiscal year 2023.

For all of our NEOs, we targeted an LTI compensation mix of 75% PSU awards and 25% RSUs for fiscal year 2023 annual awards. Under the prior design, PSUs represented 60% and 70% of total LTI for our CEO and other NEOs, respectively, with the remainder delivered in stock options.

The committee selected these award types and award mix for fiscal year 2023 to provide consistency among our NEOs, increase focus on performance-based pay delivery, more closely align with peer group most prevalent practices, and more strongly support talent retention objectives.

The committee may also from time to time grant discretionary awards of RSUs to our executive officers. These awards are for special situations to assist us in the recruitment, promotion or retention of executive officers and are not considered in the target allocation of total long-term incentive compensation between annual PSU and RSU awards. In fiscal year 2023, Mr. DeSilva received a one-time discretionary RSU award, which is discussed below under “Time-Based Restricted Stock Units.”

As part of our annual market analysis of compensation data, we compare our long-term equity incentive grant values with competitive levels. We establish target long-term incentive award values and ranges for each executive level and set the midpoints of such ranges at the market median levels. The committee reviews the target award values and ranges annually to ensure that the resulting awards remain generally consistent with our median compensation philosophy.

Prior to the beginning of each fiscal year, we analyze the target PSU and RSU grant levels to confirm that our desired target long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Review and Determination” above. When comparing our desired values to these compensation studies, we look at both equity elements in total.

The target long-term incentive mix approved for fiscal year 2023 grants is shown in the following chart:

1	PSUs reflect the entire PSU target award based on the three-year target opportunity.

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Compensation Discussion and Analysis

At its June 2022 meeting, the committee approved target awards of PSUs and RSUs for all NEOs for fiscal year 2023, which were granted in September 2022. The committee subsequently approved an additional grant of PSUs and RSUs for Ms. Black at the time of her promotion to the chief executive officer role in January 2023. These PSUs and RSUs are reflected in the long-term incentive mix for the CEO in the chart above. The PSU awards (based on the three-year target opportunity) will be earned and issued following the end of the three-year performance period in fiscal year 2025. The PSUs and RSUs granted for fiscal year 2023 are summarized in the table below:

Named Executive Officer (NEO)	Target PSU Award(1)	RSU Award(1)	Total
Ms. Black	$6,694,000	$2,231,000	$8,925,000
Mr. Rodriguez	$12,750,000	$4,250,000	$17,000,000
Mr. McGuire	$2,895,000	$965,000	$3,860,000
Mr. Ayala	$3,473,000	$1,158,000	$4,631,000
Mr. Bonarti	$2,625,000	$875,000	$3,500,000
Mr. DeSilva	$1,556,000	$1,519,000	$3,075,000
Mr. Weinstein	$2,689,000	$896,000	$3,585,000

1	Amounts are rounded for ease of presentation.

PSU Awards

Our PSU program is based on financial objectives that are measured over a three-year performance period consisting of three one-year performance goals. We believe that the three-year PSU program will further the company’s long-term financial goals by tying a substantial portion of the total compensation opportunity to multi-year performance and better promote talent retention by imposing a meaningful total vesting period.

For PSU awards granted in fiscal years 2021 and 2022, the three one-year performance periods are measured solely against adjusted net income goals, with a maximum payout opportunity of 150% of target. Under the new design that was established for fiscal year 2023, adjusted net income is retained as the primary performance metric, weighted 67%, and revenue ex-ZMPT is added as the second performance metric, weighted 33%; the combination of the two metrics is intended to promote focus on both the top line and bottom line performance of the business. Notably, the new revenue metric differs materially from that used in our annual cash bonus plan which includes zero-margin benefits pass-throughs, and therefore avoids metric duplication. The new design also includes a relative TSR (“rTSR”) metric that may modify the final payout (by +/- 20%) at the end of the full three-year period based on performance versus the S&P 500 companies; the inclusion of the rTSR metric is intended to provide accountability for the company’s stock price performance over the full three-year performance period. For PSUs granted in fiscal year 2023, the maximum payout opportunity was increased to 200% of target, inclusive of the rTSR modifier, in order to align with the most prevalent peer market practices and encourage executives to achieve stretch goals. However, payout will be capped at the target number of shares if the company’s 3-year total shareholder return is negative.

The fiscal year 2023 target award opportunity under the PSU program, which was granted in September 2022, will be earned and issued in September 2025 based upon the achievement of performance goals for fiscal years 2023, 2024 and 2025.

For purposes of our PSU awards, the performance goals and corresponding target award ranges are typically established and communicated to our executive officers (including the NEOs) in the first quarter of each respective fiscal year. After the conclusion of each fiscal year, the committee confirms the performance results and determines the award achieved for such fiscal year, as a percentage of target, based on these results by using linear interpolation between the lower and upper bounds of the applicable percentage range. Under the PSU program, after the end of the three-year performance period, the award levels achieved as a percentage of target for each of the individual three fiscal years in the applicable performance period will be averaged to obtain the overall award level earned and issued as a percentage of target. However, notwithstanding the achievement of performance results,

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Compensation Discussion and Analysis

if the company’s TSR is not positive for the three-year performance period, the total number of PSUs awarded may not exceed 100% of the target award. In addition, as discussed, there is a rTSR modifier for the fiscal year 2023 PSU grant.

The PSU award earned will be credited with dividend equivalents from the grant date of the target award until the issuance date, assuming all dividends were reinvested in ADP stock at the time dividends are paid. The issuance of the total number of PSUs earned will be made in the form of shares of ADP stock in September following the conclusion of the three-year performance period.

Our adjusted net income growth for fiscal year 2023, as described in further detail above under “2023 Incentive Compensation Performance Metrics,” was 16.0%, which resulted in an earned award level for the fiscal 2023 performance year in the amount of 110% of target. This fiscal year 2023 achievement percentage applies to the third of three tranches of the PSU award granted in September 2020, and the second of three tranches of the PSU award granted in September 2021. For the fiscal year 2023 PSU award granted in September 2022, the adjusted net income growth achievement of 16.0% resulted in an earned award level in the amount of 115% of target, which is applicable to the first of three tranches, and is weighted 67%. The different % of target earned is the result of a different maximum payout opportunity for the PSU awards granted in September 2022, as further described below.

Our revenue ex-ZMPT growth for fiscal year 2023, as described in further detail above under “2023 Incentive Compensation Performance Metrics,” was 9.3%, which resulted in an earned award level for the fiscal 2023 performance year in the amount of 120% of target. This achievement percentage applies to the first of three tranches of the PSU awards granted in September 2022, and is weighted 33%.

These adjusted net income growth and revenue ex-ZMPT growth goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance the company communicated in July 2022 for fiscal year 2023 and reflect ADP’s expectations and assumptions at that time.

Prior PSU Design Performance Table

The following table shows the annual targets, results and award levels achieved for fiscal years 2021, 2022 and 2023, as applicable to outstanding PSU awards granted in September 2020 and 2021, in each case as a percentage of target:

FY	Performance Metric(1)	Threshold	Target	Stretch	Actual	Achievement
2023	Adjusted Net Income Growth	10.0%	15.0%	20.0%	16.0%	110%
2022	Adjusted Net Income Growth	3.1%	8.1%	13.1%	16.4%	150%
2021	Adjusted Net Income Growth	-20.7%	-14.7%	-8.7%	0.3%	150%

1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted net income for fiscal years 2023, 2022 and 2021.

Award levels achieved for each fiscal year in the three-year performance period are, as a percentage of target, 50% for threshold performance, 100% for target performance, 150% for stretch performance, and 0% for below threshold performance. The award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds. Dividends are paid only with respect to shares of ADP stock that have been issued in connection with PSUs earned. The end of fiscal year 2023 marks the end of the three-year performance period for PSU awards granted in fiscal year 2021. Based on the average of the three fiscal years, these awards earned a payout percentage of 137%.

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Compensation Discussion and Analysis

New PSU Design Performance Table

The following table shows the annual targets, results and awards levels achieved for fiscal 2023, as applicable to outstanding PSU awards granted in September 2022, in each case as a percentage of target:

FY	Performance Metric(1)	Weight	Threshold	Target	Stretch	Actual	Achievement(2)
2023	Adjusted Net Income Growth	67%	10.0%	15.0%	20.0%	16.0%	115%
2023	Revenue ex-ZMPT Growth	33%	5.5%	8.5%	11.5%	9.3%	120%

1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted net income for fiscal years 2023, 2022 and 2021 and for a reconciliation from consolidated revenue to revenue ex-ZMPT for fiscal years 2023 and 2022.
2	Achievement percentage on a weighted basis is 117% of target, which applies to the first of three tranches of the PSU awards granted in September 2022.

Award levels achieved for each fiscal year in the three-year performance period are, as a percentage of target, 50% for threshold performance, 100% for target performance, 175% for stretch performance, and 0% for below threshold performance. The award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds. Dividends are paid only with respect to shares of ADP stock that have been issued in connection with PSUs earned.

Relative TSR Modifier

PSU awards granted under the new design, commencing with the fiscal year 2023 awards granted in September 2022, are subject to a rTSR modifier based on performance against S&P 500 companies over the full three-year performance period. The S&P 500 was chosen because the index consists of a broad group of companies that represent investors’ alternative capital investment opportunities, thereby aligning the PSU payout opportunity to the long-term investment experience of our stockholders. The rTSR measurement is based on the average of the last twenty trading days ending on the start and end of the three-year period (beginning July 1 and ending June 30). Relative performance against the S&P 500 may adjust the final three-year average payout percentage, based on achievement of adjusted net income growth and revenue ex-ZMPT growth, between 80% and 120%, as shown in the table below.

Relative TSR Performance (Percentile Rank)	Modifier Adjustment Achieved
> = 75P	120%
Between 25P – 75P	Interpolated (50P = 100%)
< = 25P	80%

The maximum payout opportunity for PSU awards inclusive of the modifier adjustment is capped at 200% of target. In reflection of the increased performance focus of the overall LTI program and to align with the most prevalent practice among our peers and broader industry, as well as to encourage our executives to achieve stretch goals, we increased the maximum PSU payout opportunity from 150% of the target shares to 200% for fiscal year 2023, while capping the payout to 100% if our company’s three-year TSR is negative.

As fiscal year 2023 marked the first year under the new PSU program design, the final rTSR assessment for the awards granted September 2022 will not be completed until June 30, 2025.

Time-Based Restricted Stock Units

For fiscal year 2023, we granted RSUs to our executive officers, which vest ratably over three years, and allow for a portion of our NEOs’ LTI compensation to be more predictable from a realized value perspective, while being directly tied to the shareholder experience. We determine target award ranges based on our annual review of our long-term incentive compensation programs.

The committee may, from time to time, grant RSU awards to our executive officers that are outside of the annual grant cycle. These grants assist us in the recruitment, promotion and retention of executive officers and, while used only occasionally, are important in building our leadership team and succession strategy. In fiscal year 2023, after careful consideration and extensive discussion, the committee approved a special time-based RSU award for Mr. DeSilva with a grant value of $1,000,000. This award vests 50% on the first and second anniversaries of the grant date and is intended to recognize the importance of his role to the execution of the company’s long-term growth strategy as the head of the company’s global sales organization, his expected level of contribution in the near term, and the criticality of retaining Mr. DeSilva over the long term.

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Compensation Discussion and Analysis

Other Compensation Components and Considerations

In addition to the compensation components discussed above and the opportunity to participate in the same Employees’ Savings-Stock Purchase Plan and health and welfare benefits available to our U.S. associates generally, we offer our executive officers retirement benefits, deferred compensation, limited perquisites, and change in control and severance protection. We believe these additional benefits are fair, competitive, consistent with our overall compensation philosophy and designed to ensure that we can effectively retain our executive officers as well as effectively compete for executive talent.

Retirement Benefits

All U.S. executive officers can participate in our 401(k) Plan, including our NEOs. Our NEOs, with the exception of Mr. McGuire, also participated in the Pension Retirement Plan, a tax-qualified, defined benefit, cash balance pension plan. The Pension Retirement Plan was closed to new participants as of January 2015 and was frozen as of July 1, 2020. Effective as of July 1, 2020, the matching contribution under our 401(k) Plan for participants impacted by the Pension Retirement Plan freeze was increased to $1.00 for every $1.00 a participant contributes up to 6% of eligible pay. Previously, Pension Retirement Plan participants received a 401(k) matching contribution of up to $0.70 for every $1.00 up to 6% of eligible pay. The committee approved these changes in 2020 to align our retirement programs to the market.

In addition, Messrs. Rodriguez, Ayala, and Bonarti participated in the Supplemental Officers Retirement Plan (“SORP”), a non-qualified, defined benefit plan which provides retirement benefits in excess of those generally available under the Pension Retirement Plan. The SORP was closed to new participants beginning in January 2014 and was frozen effective July 1, 2019, with no future accruals due to pay and/or service. As of July 1, 2019, Messrs. Rodriguez, Ayala, and Bonarti were automatically enrolled in the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”), a non-qualified, defined contribution plan in which the other NEOs participate, and which provides supplemental retirement benefits in excess of amounts available under our tax-qualified pension and other retirement plans.

Deferred Compensation

U.S. executive officers may defer all or a portion of their annual cash bonuses into a deferred compensation account. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives and to provide our executive officers with a tax-efficient way to save for retirement. The company does not match deferrals for its NEOs or otherwise contribute any amounts to the NEOs’ deferred compensation amounts. Since the deferral accounts are made up of funds already earned by the executive officers, we do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions.

Perquisites

We provide each of our executive officers the use of automobiles leased by the company. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales President’s Club events. In addition, the ADP Foundation makes contributions that match the charitable gifts made by our U.S. executive officers up to a maximum of $20,000 per calendar year.

Company policy permits Mr. Rodriguez (in his capacity as executive chair) and Ms. Black (in her capacity as chief executive officer) to use the company’s aircraft for personal travel in order to maximize their respective business availability and productivity. Mr. Rodriguez is required to reimburse the company for the aggregate incremental cost incurred by the company in connection with any such personal use and Ms. Black is required to reimburse the company for the aggregate incremental cost in excess of $250,000 per fiscal year. Each are responsible for any income taxes related to personal use. In addition, Ms. Black is provided with security in certain personal, non-business-related circumstances, as recommended by an independent third-party security firm’s risk assessment and validated by the company’s global security organization. The committee and the Board consider these offerings to be in the best interest of the company by enhancing the safety and welfare of the company’s most critical executive, while allowing for increased focus, availability, and productivity on business matters during personal travel.

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Compensation Discussion and Analysis

In accordance with the company’s standard policies available to all associates in the company’s relocation program, Mr. McGuire received relocation benefits and tax reimbursement payments associated with such relocation benefits and a previous expatriate assignment.

Change in Control Arrangements

The Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers is designed to: (i) retain our corporate officers (including the NEOs) and (ii) align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them.

Our Change in Control Severance Plan for Corporate Officers is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under this plan, our chief executive officer is entitled to severance equal to two times base salary and bonus upon termination of employment without cause or with good reason, while our other NEOs are entitled to severance equal to one and one-half times base salary and bonus. We believe that a higher severance multiple for our chief executive officer is needed in order to attract and retain the individual we believe is best suited for the position. Our chief executive officer is the individual the public and our stockholders most closely identify as the face of the company. The chief executive officer has the greatest individual impact on our success and faces the greatest personal risks when the company takes risks. Our Change in Control Severance Plan for Corporate Officers also provides that the vesting of all unvested equity awards would be accelerated under qualifying termination scenarios based on a “double-trigger” in which payments of cash and vesting of equity awards occur only if termination of employment without cause or by a participant for good reason occurs during the two-year period after a change in control.

Corporate Officer Severance Plan

ADP’s Corporate Officer Severance Plan is for purposes of involuntary terminations other than for cause in the absence of a change in control. This plan is designed to: (i) attract and retain executive officers by a level of protection against involuntary job loss, (ii) provide an appropriate level of benefit to enable executive officers to transition to new employment, and (iii) secure restrictive covenants such as non-compete, non-solicitation, etc.

Our Corporate Officer Severance Plan is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under a qualifying termination, executive officers receive 18 months of base salary continuation (24 months for the chief executive officer), prorated bonus for year of termination, and continuation of vesting of equity awards during the salary continuation period, subject to proration in respect of certain performance-based equity awards. Following such a qualifying termination, Mr. Weinstein is receiving these payments under the Corporate Officer Severance Plan, as further set forth on page 85.

The severance formulas we use for executive officers are each designed to provide the level of temporary replacement income we feel is appropriate for that position.

Accounting and Tax Considerations

We consider accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any “covered employee” qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Historically, we strove to make only those cash and equity-based awards and grants that qualified as performance-based compensation or that we otherwise could deduct when determining our corporate taxes. We do not expect the disallowance of a deduction for compensation paid to our NEOs in excess of $1 million, as a result of these changes to Section 162(m), to significantly

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Compensation Discussion and Analysis

alter our compensation programs. The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the stockholder value that management and the committee believe the pay component reinforces.

Clawback Policy

We adopted a Clawback Policy in fiscal year 2015 that provides the committee with discretion to recover both cash and equity incentive compensation from all current and former executives. A recipient’s award may be forfeited and required to be recovered, as applicable, if the recipient engages in activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant. In light of the SEC’s recent adoption of final clawback rules, we intend to update our Clawback Policy to comply with applicable listing rules.

No-Hedging and No-Pledging Policy

Our insider trading policy prohibits all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities. The policy also prohibits all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan. Our insider trading policy is available online on our corporate website at www.adp.com. To access this document, click on “About ADP,” then “Corporate Responsibility,” and then “Ethics.”

Stock Ownership Guidelines

The committee has established stock ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. We set the stock ownership guidelines on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) consists of stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and/ or dependent children).

Under our stock ownership guidelines, Ms. Black and Mr. Rodriguez are expected to own an amount of our stock equal in value to six times their base salaries and our other NEOs are expected to own an amount of our stock equal in value to three times their respective base salaries. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of RSUs or received under our PSU program. As of the end of fiscal year 2023, all NEOs met the stock ownership guideline, or in the case of Ms. Black and Mr. DeSilva, are complying with the retention requirements in accordance with the stock ownership guidelines.

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Compensation and Management Development Committee Report

The compensation and management development committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the company’s 2023 proxy statement. Based on its review and discussions with management, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2023 proxy statement.

Compensation and Management Development Committee of the Board of Directors

Thomas J. Lynch, Chair
David V. Goeckeler
Francine S. Katsoudas
Scott F. Powers

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Compensation of Executive Officers

Summary Compensation Table for Fiscal Year 2023

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Maria Black	2023	$966,000	$0	$7,304,354	$0	$2,094,400	$1,879	$315,685	$10,682,318
President and Chief Executive Officer	2022	$709,000	$0	$3,272,096	$1,019,999	$1,558,000	$0	$320,185	$6,879,280
	2021	$592,501	$0	$1,809,479	$989,992	$1,060,800	$1,618	$495,874	$4,950,264
Carlos A. Rodriguez	2023	$908,100	$0	$16,475,482	$0	$1,729,000	$0	$251,489	$19,364,071
Executive Chair and Former Chief Executive Officer	2022	$1,164,200	$0	$9,813,507	$5,799,969	$3,627,600	$0	$421,816	$20,827,092
	2021	$941,875	$0	$6,517,790	$5,099,999	$3,996,600	$0	$428,995	$16,985,259
Don McGuire	2023	$676,000	$0	$3,443,994	$0	$1,103,200	$0	$371,918	$5,595,112
Chief Financial Officer	2022	$603,173	$0	$3,622,595	$419,976	$1,306,040	$0	$1,508,633	$7,460,417
John C. Ayala	2023	$728,000	$0	$4,907,932	$0	$1,188,100	$0	$190,237	$7,014,269
Chief Operating Officer	2022	$658,600	$0	$3,022,146	$1,019,999	$1,363,300	$0	$184,942	$6,248,987
	2021	$592,501	$0	$1,809,479	$989,992	$1,060,800	$0	$160,801	$4,613,573
Michael A. Bonarti	2023	$624,000	$0	$3,742,047	$0	$678,900	$0	$132,600	$5,177,547
Chief Administrative Officer
Joseph DeSilva	2023	$550,000	$0	$2,761,080	$0	$478,700	$803	$102,544	$3,893,127
President, Global Sales
Donald Weinstein	2023	$482,025	$0	$4,102,627	$0	$0	$3,587	$821,494	$5,409,733
Former Corporate Vice President, Global Product and Technology	2022	$618,000	$0	$2,596,714	$1,019,999	$962,800	$0	$177,385	$5,374,898
	2021	$592,501	$0	$1,604,178	$989,992	$1,060,800	$2,248	$170,671	$4,420,390

(1)	For fiscal year 2022, Mr. McGuire’s salary was paid in his home country currency of Canadian dollars (CAD) and has been converted to USD based on the average daily exchange rate for fiscal year 2022 of 0.790000 (CAD to USD). For fiscal year 2021, salaries reflect temporary reductions related to the COVID-19 pandemic, including a 50% voluntary pay cut for Mr. Rodriguez that started in April 2020 and ended in October 2020, and a 10% cut for the other NEOs, that started in May 2020 and ended in August 2020.
(2)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2023, 2022 and 2021 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2023 included in our annual report on Form 10-K for the fiscal year ended June 30, 2023. The amounts shown in the Stock Awards column in respect of the performance-based stock unit awards (“PSU”) reflect the grant date fair value of such awards based upon the probable outcome of the performance condition as of the grant date. The awards for fiscal year 2023 are comprised of PSU awards and time-based restricted stock unit awards (“RSU”) for all NEOs. Consistent with the requirements of ASC Topic 718, the amounts relating to the PSU awards for fiscal year 2023 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2020, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2021 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2022, and additionally, for Ms. Black, and Messrs. Ayala and DeSilva, the grant date fair value of the second of three tranches of the PSU award that was granted in January 2022 (in light of their promotions), and additionally, for Mr. McGuire, the grant date fair value of the second of three tranches of the PSU award that was granted in October 2021 (in light of his promotion to CFO), and additionally, for Ms. Black, the grant date fair value of the first

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Compensation of Executive Officers

of three tranches of the PSU award that was granted in January 2023 (in light of her promotion to CEO), in each case, reflecting that the performance goal(s) for the tranches was established in fiscal year 2023. The awards for fiscal year 2022 are comprised of PSU awards for all NEOs, and also include an RSU award for Mr. McGuire. Consistent with the requirements of ASC Topic 718, the amounts relating to the PSU awards for fiscal year 2022 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2019, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2020 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2021, and additionally for Ms. Black and Mr. Ayala, the grant date fair value of the first of three tranches of the PSU award that was granted in January 2022 (in light of their promotions), and additionally for Mr. McGuire, the grant date fair value of the first of three tranches of the PSU award that was granted in October 2021 (in light of his promotion to CFO), in each case, reflecting that the performance goal for the tranches was established in fiscal year 2022. The awards for fiscal year 2021 are comprised of PSU awards for all NEOs. The amounts relating to the PSU awards for fiscal year 2021 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2018, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2019 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2020, in each case, reflecting that the performance goal for the tranches was established in fiscal year 2021. For PSU awards granted in fiscal year 2023, PSU tranches are linked to adjusted net income and revenue ex-ZMPT goals, and include a relative TSR modifier at the end of the three-year performance period. Remaining portions of the fiscal year 2023 award will be linked to adjusted net income and revenue ex-ZMPT goals for fiscal years 2024 and 2025, respectively, and will be reported in the Summary Compensation Table in such fiscal years. For PSU awards granted in fiscal years 2021 and 2022, PSU tranches are linked to adjusted net income goals. The remaining portion of the fiscal year 2022 award will be linked to the adjusted net income goal for fiscal year 2024 and will be reported in such fiscal year. The grant date fair value of the PSU awards granted in fiscal years 2023, 2022, and 2021 (to the extent applicable for such NEO), respectively, assuming achievement of the maximum level of performance are: Ms. Black $8,725,677, $4,908,144, and $2,714,219; Mr. Rodriguez, $20,463,288, $14,720,261, and $9,776,685; Mr. McGuire, $4,201,121 and $2,381,055; Mr. Ayala, $6,204,392, $4,533,219, and $2,714,219; Mr. Bonarti, $4,738,237; Mr. DeSilva, $2,123,071; and Mr. Weinstein, $5,257,998, $3,895,071, and $2,406,267.
(3)	Performance-based bonuses paid under the annual cash bonus plan are shown in this column. A discussion of our annual cash bonus plan may be found in our Compensation Discussion and Analysis under “Cash Compensation -Annual Cash Bonus.”
(4)	Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under our tax-qualified cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan, and our non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan (“SORP”). Our SORP was frozen as of July 1, 2019. Therefore, actual accrued SORP benefits will not change going forward. However, the Change in Pension Value disclosed in column (h) will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates and mortality rates. There were no above-market or preferential earnings on nonqualified deferred compensation. The Pension Retirement Plan and the SORP provide benefits in the form of a lump sum and/ or an annuity. We calculated the present value as of June 30, 2020 based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2019), a 3.25% interest crediting rate for the pension retirement plan, and a 2.45% discount rate; the present value as of June 30, 2021 is based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2020), a 3.25% interest crediting rate for the pension retirement plan, and a 2.55% discount rate; the present value as of June 30, 2022 is based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2021), a 3.25% interest crediting rate for the pension retirement plan, and a 4.60% discount rate; and the present value as of June 30, 2023 is based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2021), a 3.5% interest crediting rate for the pension retirement plan, and a 5.10% discount rate. For fiscal year 2023, the change in value decreased for Messrs. Rodriguez ($256,459), Ayala ($42,500), and Bonarti ($42,855), primarily driven by a change in the discount rate.
(5)	Please refer to the “All Other Compensation for Fiscal Year 2023” table below for further information.

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Compensation of Executive Officers

All Other Compensation for Fiscal Year 2023

Name	Other Benefits(1)	Tax Payments(2)	Matching Charitable Contributions(3)	Total
Maria Black	$283,386	$12,299	$20,000	$315,685
Carlos A. Rodriguez	$231,489	$0	$20,000	$251,489
Don McGuire	$156,373	$205,945	$9,600	$371,918
John C. Ayala	$176,037	$0	$14,200	$190,237
Michael A. Bonarti	$122,400	$0	$10,200	$132,600
Joseph DeSilva	$101,144	$0	$1,400	$102,544
Donald Weinstein	$805,994	$0	$15,500	$821,494

(1)	Other Benefits include:
(a)	Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Ms. Black $16,402; Mr. Rodriguez, $17,553; Mr. McGuire, $11,022; Mr. Ayala, $19,737; Mr. Bonarti, $15,240; Mr. DeSilva, $14,132; and Mr. Weinstein, $12,518.
(b)	For Ms. Black and Mr. Weinstein, includes $200 (associate only) and $650 (associate and spouse) respectively of taxable gift cards related to achieving health and wellness goals under the company’s Voluntary Wellness Program offered during calendar year 2022 (available to the company’s associates generally).
(c)	Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Ms. Black, $19,050; Mr. Rodriguez, $19,050; Mr. McGuire, $19,050; Mr. Ayala, $19,050; Mr. Bonarti, $19,050; Mr. DeSilva, $19,050; and Mr. Weinstein, $19,050. Company contributions pursuant to the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) for ERP participants (which include amounts that were earned for fiscal year 2023 but not yet credited to the participants’ accounts): Ms. Black $225,782; Mr. Rodriguez, $191,920; Mr. McGuire, $123,289; Mr. Ayala, $134,238; Mr. Bonarti, $85,183; Mr. DeSilva, $63,248; and Mr. Weinstein, $61,467.
(d)	Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Ms. Black, $1,015; Mr. Rodriguez, $969; Mr. McGuire, $1,015; Mr. Ayala, $1,015; Mr. Bonarti, $950; Mr. DeSilva, $837; and Mr. Weinstein, $502.
(e)	For Ms. Black, includes expenses of $12,221 associated with the company’s relocation program, which to the extent necessary, are available to all associates in the company’s relocation program.
(f)	Personal travel on the company’s aircraft with respect to Ms. Black, with an aggregate incremental cost incurred by the company of $7,716. Pursuant to company policy as chief executive officer, Ms. Black will reimburse the company for the amount of aggregate incremental cost in excess of $250,000 per fiscal year in connection with any personal use. Incremental cost is calculated by multiplying the personal flight time including empty aircraft positioning time, by the aircraft’s hourly variable operating cost. Variable operating cost includes maintenance, fuel, cleaning, landing fees, flight fees, catering, and crew travel expenses, including hotels, meals and transportation. Mr. Rodriguez may also use the company’s aircraft for personal travel. Pursuant to company policy as executive chair, Mr. Rodriguez reimbursed the company for the amount of aggregate incremental cost incurred by the company in connection with any personal use. Each are responsible for any income taxes related to personal use.
(g)	For Ms. Black, includes $1,000 for providing personal security in situations recommended by an independent third-party and monitored by the company’s global security organization. The value represents the aggregate incremental cost incurred by the company to provide such security services.
(h)	Amount paid by the company on behalf of the executives and their spouses or significant others who accompanied them in connection with travel sponsored by the company: Mr. Rodriguez, $1,997; Mr. McGuire, $1,997; Mr. Ayala, $1,997; Mr. Bonarti, 1,977; Mr. DeSilva, $3,877; and Mr. Weinstein, $1,997.

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(i)	For Mr. Weinstein, includes payments in connection with his qualifying termination effective March 31, 2023, pursuant to the Corporate Officer Severance Plan, including: salary continuance of $160,675; pro-rata fiscal year 2023 bonus of $524,400; and $24,735 received in accrued unused vacation pay at the time of his separation from the company.
(2)	For Ms. Black, reflects the incremental cost to the company of tax-related payments associated with relocation benefits. For Mr. McGuire, reflects the incremental cost to the company of tax-related payments associated with his previous expatriate assignment in the United Kingdom that concluded at the end of fiscal year 2022. Tax payments are in accordance with the company’s standard policies and available to all associates in the company’s relocation program.
(3)	Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any given US-based named executive officer’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2023.

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Grants of Plan-Based Awards Table for Fiscal Year 2023

	Grant Date(1)	Date of Corporate Action(1)	Plan Under which Grant was Made(2)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name					Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
(a)	(b)	(bb)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Maria Black			Cash Bonus	(9)	$0	$1,925,000	$3,850,000
	9/1/2022	8/3/2022	PSU	(5)				2,779	5,558	8,338				$1,367,128
	9/1/2022	8/3/2022	PSU	(6)				2,999	5,998	8,997				$1,475,186
	9/1/2022	8/3/2022	PSU	(7)				2,604	5,209	10,417				$1,406,184
	1/1/2023	10/26/2022	PSU	(8)				1,586	3,172	6,343				$824,919
	9/1/2022	6/2/2022	RSU								5,717			$1,406,153
	1/1/2023	10/26/2022	RSU								3,453			$824,784
Carlos A. Rodriguez			Cash Bonus	(9)	$0	$1,589,175	$3,178,350
	9/1/2022	8/3/2022	PSU	(5)				9,204	18,407	27,611				$4,527,468
	9/1/2022	8/3/2022	PSU	(6)				7,010	14,019	21,029				$3,448,113
	9/1/2022	8/3/2022	PSU	(7)				7,871	15,742	31,485				$4,249,958
	9/1/2022	6/2/2022	RSU								17,279			$4,249,943
Don McGuire			Cash Bonus		$0	$1,014,000	$2,028,000
	9/1/2022	8/3/2022	PSU	(5)				969	1,937	2,906				$476,425
	9/1/2022	8/3/2022	PSU	(6)				2,110	4,219	6,329				$1,037,705
	9/1/2022	8/3/2022	PSU	(7)				1,787	3,574	7,149				$964,963
	9/1/2022	6/2/2022	RSU								3,923			$964,901
John C. Ayala			Cash Bonus		$0	$1,092,000	$2,184,000
	9/1/2022	8/3/2022	PSU	(5)				2,779	5,558	8,338				$1,367,128
	9/1/2022	8/3/2022	PSU	(6)				2,492	4,984	7,476				$1,225,865
	9/1/2022	8/3/2022	PSU	(7)				2,144	4,287	8,575				$1,157,451
	9/1/2022	6/2/2022	RSU								4,706			$1,157,488
Michael A. Bonarti			Cash Bonus		$0	$624,000	$1,248,000
	9/1/2022	8/3/2022	PSU	(5)				2,358	4,716	7,074				$1,159,947
	9/1/2022	8/3/2022	PSU	(6)				1,692	3,384	5,076				$832,247
	9/1/2022	8/3/2022	PSU	(7)				1,621	3,241	6,482				$874,973
	9/1/2022	6/2/2022	RSU								3,557			$874,880
Joseph DeSilva			Cash Bonus		$0	$440,000	$880,000
	9/1/2022	8/3/2022	PSU	(5)				463	926	1,390				$227,841
	9/1/2022	8/3/2022	PSU	(6)				1,008	2,016	3,025				$495,937
	9/1/2022	8/3/2022	PSU	(7)				961	1,921	3,843				$518,702
	9/1/2022	6/2/2022	RSU								2,109			$518,730
	6/12/2023	6/7/2023	RSU								4,579			$999,870
Donald Weinstein			Cash Bonus	(10)	$0	$482,025	$964,050
	9/1/2022	8/3/2022	PSU	(5)				2,779	5,558	8,338				$1,367,128
	9/1/2022	8/3/2022	PSU	(6)				1,918	3,835	5,753				$943,257
	9/1/2022	8/3/2022	PSU	(7)				1,660	3,320	6,639				$896,210
	9/1/2022	6/2/2022	RSU								3,643			$896,032

(1)	The grant dates shown in column (b) of the table were determined pursuant to FASB ASC Topic 718. The dates shown in column (bb) are the dates on which our compensation and management development committee (or board, in the case of 10/26/2022) set target award amounts under the PSU program and approved the RSU award amounts.

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(2)	PSU refers to our performance-based stock unit awards granted under our 2018 Omnibus Award Plan. RSU refers to our time-based restricted stock unit awards granted under our 2018 Omnibus award plan.
(3)	No payouts will be made if actual performance is below threshold level.
(4)	We computed the grant date fair value of each PSU and RSU award shown in column (l) in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ending June 30, 2023 included in our annual report on Form 10-K for the fiscal year ended June 30, 2023.
(5)	Consistent with the requirements of ASC Topic 718, the amount represents the third of three tranches of the PSU award that was granted in September 2020 for which the grant date fair value was established in September 2022. The units earned from this award will be paid out in September 2023.
(6)	Consistent with the requirements of ASC Topic 718, the amount represents the second of three tranches of the PSU award that was granted in September 2021 for which the grant date fair value was established in September 2022. The units earned from this award will be paid out in September 2024. For Ms. Black, Messrs. Ayala and DeSilva, the amount also includes the second of three tranches of the PSU award that was granted in January 2022 (in light of their promotions), which had the same terms and conditions as the PSU award granted in September 2021. For these tranches, the grant date fair value was established in September 2022 and the units earned will be paid out in September 2024. For Mr. McGuire, the amount also includes the second of three tranches of the PSU award that was granted in October 2021 (in light of his promotion to CFO), which had the same terms and conditions as the PSU award granted in September 2021. For this tranche, the grant date fair value was established in September 2022 and the units earned will be paid out in September 2024.
(7)	Consistent with the requirements of ASC Topic 718, the amount represents the first of three tranches of the PSU award that was granted in September 2022 for which the grant date fair value was established in September 2022. The units earned from this award will be paid out in September 2025.
(8)	Consistent with the requirements of ASC Topic 718, the amount represents the first of three tranches of the PSU award that was granted in January 2023 (to Ms. Black in light of her promotion to CEO) for which the grant date fair value was established in January 2023. This tranche has the same terms and conditions as the PSU award granted in September 2022. The units earned from this award will be paid out in September 2025.
(9)	Ms. Black’s bonus target is pro-rated to reflect a 150% target of base salary for July 1, 2022 through December 31, 2022, and a 200% target of base salary for January 1, 2023 through June 30, 2023. Mr. Rodriguez’s bonus target is pro-rated to reflect a 200% target of base salary for July 1, 2022 through December 31, 2022, and a 150% target of base salary for January 1, 2023 through June 30, 2023. As Mr. Rodriguez’s base salary was decreased during fiscal year 2023 subsequent to his transition to the executive chair role, his fiscal year 2023 blended bonus target is applied against his full fiscal year 2023 salary earnings, rather than his fiscal year-end salary.
(10)	Mr. Weinstein’s bonus target is prorated to reflect service during fiscal year 2023 through March 31, 2023.

Restricted Stock Units/Performance Stock Units

We grant restricted stock units under our 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”).

Restricted stock unit awards vest over periods determined by our compensation and management development committee (the “committee”). We also grant performance-based stock unit (“PSU”) awards to our senior executives which vest based on financial objectives that are measured over a three-year performance cycle comprised of three one-year performance periods. If, after completion of the first measurement year of the three-year performance period, a participant’s employment with the company is terminated prior to the expiration of the performance period due to death, disability or retirement (defined as voluntary termination of employment at or after age 65, or age 55 with 10 years of service), a participant will be entitled to receive a prorated portion (based on the number of completed months in the performance period through the date of termination of employment, divided by 36) of the PSUs earned for such performance period (which, in the case of death or disability, including any death or disability

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occurring after retirement, will be determined by assuming 100% achievement for each measurement year in the performance period not completed prior to the participant’s death or disability).

Recipients of PSU awards will be entitled to receive dividends paid only with respect to shares of stock that have been earned. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Restricted stock unit and PSU awards under our 2018 Omnibus Award Plan allow the committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Stock Options

Starting with fiscal year 2023, we no longer grant stock options. Previously, we granted stock options under our 2018 Omnibus Award Plan with an exercise price equal to our closing stock price on the date of grant. Prior to the approval of the 2018 Omnibus Award Plan by our stockholders in November 2018, we granted stock options under our previous amended and restated 2008 Omnibus Award Plan (the “Prior Plan”).

No option may be exercised after the expiration of its ten-year term, and awards generally vest over a 4-year period. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Stock options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) become fully vested and exercisable upon the death or disability of an option holder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with 10 years of service (“Normal Retirement”), or (iii) retired in the previous twelve months on or after age 55 with between five and 10 years of service. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

Vested options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) may generally be exercised for up to 60 days following an option holder’s termination of employment with the company (or per past company practice, the severance end date, if later), provided that:

●
option holders who retire on or after Normal Retirement will have 37 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);

●
option holders who retire on or after age 55 with between five and 10 years of service will have 12 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);

●
option holders who die or become disabled on or after eligibility for Normal Retirement will have 36 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability); and

●
option holders who were not eligible for Normal Retirement on the date of death or disability will have 12 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability).

Stock option awards under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) allow our committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any option gain, if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

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Outstanding Equity Awards for Fiscal Year-End 2023

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Maria Black	9/1/2019		8,607	$169.84	8/31/2029
	9/1/2020		22,853	$138.53	8/31/2030
	9/1/2021	7,720	23,161	$206.86	8/31/2031
	9/1/2022					5,717	$1,256,539
	1/1/2023					3,453	$758,935
	9/1/2021							9,971	$2,191,526
	1/1/2022							5,623	$1,235,865
	9/1/2022							6,094	$1,339,431
	1/1/2023							3,711	$815,608
Carlos A. Rodriguez	9/1/2019		52,254	$169.84	8/31/2029
	9/1/2020		117,729	$138.53	8/31/2030
	9/1/2021	43,899	131,698	$206.86	8/31/2031
	9/1/2022					17,279	$3,797,751
	9/1/2021							36,449	$8,011,214
	9/1/2022							18,419	$4,048,209
Don McGuire	9/1/2019		3,535	$169.84	8/31/2029
	9/1/2020		7,964	$138.53	8/31/2030
	9/1/2021	3,178	9,537	$206.86	8/31/2031
	10/1/2021					5,198	$1,142,468
	9/1/2022					3,923	$862,236
	9/1/2021							4,105	$902,326
	10/1/2021							6,864	$1,508,639
	9/1/2022							4,182	$919,155
John C. Ayala	9/1/2019		8,607	$169.84	8/31/2029
	9/1/2020		22,853	$138.53	8/31/2030
	9/1/2021	7,720	23,161	$206.86	8/31/2031
	9/1/2022					4,706	$1,034,332
	9/1/2021							9,971	$2,191,526
	1/1/2022							2,987	$656,601
	9/1/2022							5,016	$1,102,506
Michael A. Bonarti	9/1/2019	25,819	8,607	$169.84	8/31/2029
	9/1/2020	19,390	19,391	$138.53	8/31/2030
	9/1/2021	6,811	20,436	$206.86	8/31/2031
	9/1/2022					3,557	$781,793
	9/1/2021							8,798	$1,933,610
	9/1/2022							3,792	$833,437

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	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph DeSilva	9/1/2019		1,383	$169.84	8/31/2029
	9/1/2020		3,809	$138.53	8/31/2030
	9/1/2021	1,986	5,961	$206.86	8/31/2031
	9/1/2022					2,109	$463,537
	6/12/2023					4,579	$1,006,418
	9/1/2021							2,565	$563,835
	1/12/2022							2,677	$588,407
	9/1/2022							2,248	$494,079
Donald Weinstein	9/1/2019	21,208	7,070	$169.84	8/31/2029
	9/1/2020		22,853	$138.53	8/31/2030
	9/1/2021	7,720	23,161	$206.86	8/31/2031
	9/1/2022					3,643	$800,695
	9/1/2021							9,971	$2,191,526
	9/1/2022							3,884	$853,667

(1)	Market value based on the June 30, 2023 closing price of our common stock of $219.79 per share.
(2)	The amount shown for the PSU awards granted on September 1, 2021, October 1, 2021, January 1, 2022, and January 12, 2022 include only units relating to two thirds of the full target award for which an adjusted net income goal has been established, and reflects the number of units earned based on performance against the adjusted net income goal for fiscal years 2022 and 2023. The amount shown for the PSU award granted on September 1, 2022 and January 1, 2023 include only units relating to one third of the full target award for which an adjusted net income and revenue ex-ZMPT goals have been established, and reflects the number of units earned based on performance against the related goals for fiscal year 2023. All amounts exclude accrued dividend equivalents. In each case, the amounts shown are subject to potential reduction based on our actual TSR performance over the entire three-fiscal-year period ending June 30, 2024 and June 30, 2025, respectively. In addition, the PSUs granted September 1, 2022 and January 1, 2023 are subject to a relative TSR modifier, which may increase or decrease the amounts earned based on performance against the S&P 500 companies for the three-fiscal-year period ending June 30, 2025.

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Outstanding Equity Vesting Schedule for Fiscal Year-End 2023

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
Maria Black	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	1/1/2022	100% vests on 6/30/2024
		25% vested on 9/1/2022	9/1/2022	100% vests on 6/30/2025
		25% vests on 9/1/2023	9/1/2022	33% vests on 9/1/2023
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2024
		25% vested on 9/1/2022		33% vests on 9/1/2025
		25% vests on 9/1/2023	1/1/2023	100% vests on 6/30/2025
		25% vests on 9/1/2024	1/1/2023	33% vests on 1/1/2024
	9/1/2021	25% vested on 9/1/2022		33% vests on 1/1/2025
		25% vests on 9/1/2023		33% vests on 1/1/2026
25% vests on 9/1/2024
25% vests on 9/1/2025
Carlos A. Rodriguez	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	9/1/2022	100% vests on 6/30/2025
		25% vested on 9/1/2022	9/1/2022	33% vests on 9/1/2023
		25% vests on 9/1/2023		33% vests on 9/1/2024
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2025
25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025
Don McGuire	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	10/1/2021	50% vested on 10/1/2022
		25% vested on 9/1/2022		50% vests on 10/1/2023
		25% vests on 9/1/2023	10/1/2021	100% vests on 6/30/2024
	9/1/2020	25% vested on 9/1/2021	9/1/2022	100% vests on 6/30/2025
		25% vested on 9/1/2022	9/1/2022	33% vests on 9/1/2023
		25% vests on 9/1/2023		33% vests on 9/1/2024
		25% vests on 9/1/2024		33% vests on 9/1/2025
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025
John C. Ayala	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	1/1/2022	100% vests on 6/30/2024
		25% vested on 9/1/2022	9/1/2022	100% vests on 6/30/2025
		25% vests on 9/1/2023	9/1/2022	33% vests on 9/1/2023
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2024
		25% vested on 9/1/2022		33% vests on 9/1/2025
25% vests on 9/1/2023
25% vests on 9/1/2024
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025

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Compensation of Executive Officers

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
Michael A. Bonarti	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	9/1/2022	100% vests on 6/30/2025
		25% vested on 9/1/2022	9/1/2022	33% vests on 9/1/2023
		25% vests on 9/1/2023		33% vests on 9/1/2024
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2025
25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025
Joseph DeSilva	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	1/12/2022	100% vests on 6/30/2024
		25% vested on 9/1/2022	9/1/2022	100% vests on 6/30/2025
		25% vests on 9/1/2023	9/1/2022	33% vests on 9/1/2023
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2024
		25% vested on 9/1/2022		33% vests on 9/1/2025
		25% vests on 9/1/2023	6/12/2023	50% vests on 6/12/2024
		25% vests on 9/1/2024		50% vests on 6/12/2025
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025
Donald Weinstein	9/1/2019	25% vested on 9/1/2020	9/1/2021	100% vests on 6/30/2024
		25% vested on 9/1/2021	9/1/2022	100% vests on 6/30/2025
		25% vested on 9/1/2022	9/1/2022	33% vests on 9/1/2023
		25% vests on 9/1/2023		33% vests on 9/1/2024
	9/1/2020	25% vested on 9/1/2021		33% vests on 9/1/2025
25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
	9/1/2021	25% vested on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
25% vests on 9/1/2025

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Compensation of Executive Officers

Option Exercises and Stock Vested Table for Fiscal Year 2023

	Option Awards		Stock Awards(8)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Maria Black(1)	26,518	$2,449,962	27,711	$6,440,801
Carlos A. Rodriguez(2)	297,424	$25,427,807	55,730	$13,615,934
Don McGuire(3)	9,914	$883,818	11,062	$2,608,453
John C. Ayala(4)	37,944	$3,583,892	27,711	$6,440,801
Michael A. Bonarti(5)			15,780	$3,808,640
Joseph DeSilva(6)	3,658	$337,288	2,294	$560,474
Donald Weinstein(7)	26,652	$2,715,588	25,161	$5,817,785

(1)	Ms. Black exercised options to purchase 26,518 shares on September 1, 2022 with a weighted average exercise price of $150.70 and a market price of $243.09. She acquired 14,279 shares with a market price of $244.32 on August 3, 2022; and 13,432 shares with a market price of $219.79 on June 30, 2023.
(2)	Mr. Rodriguez exercised options to purchase 58,864 shares on September 8, 2022 with an exercise price of $138.53 and a market price of $236.69; 37,594 shares on September 13, 2022 with an exercise price of $146.75 and a weighted average market price of $237.95; 52,254 shares on September 14, 2022 with an exercise price of $169.84 and a weighted average market price of $234.70; 58,864 shares on January 4, 2023 with an exercise price of $138.53 and a weighted average market price of $239.06; 52,254 shares on January 5, 2023 with an exercise price of $169.84 and a weighted average market price of $234.15; and 37,594 shares on January 9, 2023 with an exercise price of $146.75 and a weighted average market price of $241.29. He acquired 55,730 shares with a market price of $244.32 on August 3, 2022.
(3)	Mr. McGuire exercised options to purchase 9,914 shares on January 3, 2023 with a weighted average exercise price of $151.68 and a market price of $240.83. He acquired 5,864 shares with a market price of $244.32 on August 3, 2022; and 5,198 shares with a market price of $226.19 on October 1, 2022.
(4)	Mr. Ayala exercised options to purchase 37,944 shares on September 2, 2022 with a weighted average exercise price of $147.04 and a weighted average market price of $241.49. He acquired 14,279 shares with a market price of $244.32 on August 3, 2022; and 13,432 shares with a market price of $219.79 on June 30, 2023.
(5)	Mr. Bonarti acquired 1,501 shares with a market price of $213.23 on July 1, 2022; and 14,279 shares with a market price of $244.32 on August 3, 2022.
(6)	Mr. DeSilva exercised options to purchase 3,658 shares on September 1, 2022 with a weighted average exercise price of $151.20 and a weighted average market price of $243.41. He acquired 2,294 shares with a market price of $244.32 on August 3, 2022.
(7)	Mr. Weinstein exercised options to purchase 10,150 shares on August 8, 2022 with an exercise price of $146.75 and a market price of $250.00; 11,427 shares on January 3, 2023 with an exercise price of $138.53 and a market price of $240.83; and 5,075 shares on January 11, 2023 with an exercise price of $146.75 and a market price of $245.00. He acquired 11,729 shares with a market price of $244.32 on August 3, 2022; and 13,432 shares with a market price of $219.79 on June 30, 2023 (after March 31, 2023, his last day of employment with the company).
(8)	For the number of shares acquired on vesting, fractional shares issued have been rounded to the nearest whole number.

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Compensation of Executive Officers

Pension Benefits for Fiscal Year 2023

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)(4)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Maria Black	Automatic Data Processing, Inc. Pension Retirement Plan	24.05	$189,047	$0
Carlos A. Rodriguez	Automatic Data Processing, Inc. Pension Retirement Plan	22.50	$306,204	$0
	Supplemental Officers Retirement Plan	20.08	$9,283,979	$0
Don McGuire		0	$0	$0
John C. Ayala	Automatic Data Processing, Inc. Pension Retirement Plan	31.50	$220,600	$0
	Supplemental Officers Retirement Plan	12.00	$1,194,232	$0
Michael A. Bonarti	Automatic Data Processing, Inc. Pension Retirement Plan	25.50	$337,626	$0
	Supplemental Officers Retirement Plan	13.00	$1,553,452	$0
Joseph DeSilva	Automatic Data Processing, Inc. Pension Retirement Plan	18.50	$124,760	$0
Donald Weinstein	Automatic Data Processing, Inc. Pension Retirement Plan	16.50	$165,025	$0

(1)	Consists of the number of years of service credited as of June 30, 2023 for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989 and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service under the Pension Retirement Plan is defined as elapsed time of employment with the company starting on January 1 following the completion of six months of service.
(2)	The Pension Retirement Plan and Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2023 under the Pension Retirement Plan and the Supplemental Officers Retirement Plan using the Pri-2012 white collar mortality table (projected generationally using scale MP-2021), a 3.50% interest crediting rate for the pension retirement plan, and a 5.10% discount rate.
(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and at June 30, 2023 are as follows: Ms. Black, $239,535; Mr. Rodriguez, $336,242; Mr. Ayala, $250,555; Mr. Bonarti, $376,535; Mr. DeSilva $161,610; and Mr. Weinstein, $193,362.
(4)	The present values of accumulated benefits for the Pension Retirement Plan and the Supplemental Officers Retirement Plan were determined based on the retirement at age of 65 (normal retirement age under these Plans).

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Compensation of Executive Officers

Automatic Data Processing, Inc. Pension Retirement Plan

The Pension Retirement Plan (“Pension Retirement Plan”) is a tax-qualified defined benefit plan covering U.S. employees of the company. The Pension Retirement Plan was closed to new participants as of January 2015 and was frozen as of July 1, 2020. Participants retained their accrued benefit as of June 30, 2020 with no future accruals due to pay and/or service. Accounts continue to earn interest based upon the ten-year U.S. Treasury constant maturity rates. A participant must have three years of service to receive any benefit.

Prior to the freeze, the company credited participants’ notional accounts with annual contributions which were determined based upon base salary and years of service. The contributions ranged from 2.1% to 10% of base salary.

Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the IRS compensation limit in effect for the plan year.

Effective as of July 1, 2020, the matching contribution under our 401(k) Plan for participants impacted by the Pension Retirement Plan freeze was increased to $1.00 for every $1.00 a participant contributes up to 6% of eligible pay. Previously, Pension Retirement Plan participants received a 401(k) matching contribution of up to $.70 for every $1.00 up to 6% of eligible pay. The compensation and management development committee approved these changes in 2020 to align our retirement programs to the market.

Supplemental Officers Retirement Plan

The company sponsors a Supplemental Officers Retirement Plan (“SORP”), which is a non-qualified defined benefit plan that pays a lump sum or an annuity upon retirement. Eligible participants include certain NEOs. As of July 1, 2019, the SORP has been frozen. Participants retain their accrued benefit as of June 30, 2019 with no future accruals due to pay and/or service. The SORP was previously closed to new entrants in January 2014. On August 14, 2008, our board of directors approved amendments to the SORP, which implemented changes to the SORP benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009, as well as changes relating to the forms of benefit available for all current and future participants.

On November 10, 2009, our board of directors approved additional amendments effective January 1, 2010, to provide that for both benefit accrual and vesting credit, service will be determined based on the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989, and subject, in the case of vesting, to a schedule set forth in the SORP, and also provide that effective after December 31, 2009, our chief executive officer would no longer be able to grant service credit in his/her discretion to SORP participants who are involuntarily terminated or who receive severance from the company.

All participants must have at least five years of service to receive any benefit under the SORP. After 10 years of service, a participant will qualify for the full annual benefit. We refer to the percentage of the benefit that has been earned by a participant as the “vested percentage.” The vested percentage is determined using a schedule set forth in the SORP.

SORP benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability, and (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75%, or 100% joint and survivor annuity with a beneficiary, or a ten-year certain and life annuity. Subject to rules required under Section 409A of the Internal Revenue Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity or, if elected, a guaranteed payment for 120 months only.

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The amount of the annual benefit is determined by multiplying the participant’s final average annual pay by a factor of 2%, the number of years of service (up to 20 years), and the participant’s vested percentage. For participants with more than 20 years of service only, added to that first amount will be an amount determined by multiplying the participant’s final average annual pay by a factor of 1%, up to five additional years of service, and the participant’s vested percentage.

Final average annual pay will be based on salary, bonuses, and incentive payment awards, excluding any stock-based awards. The maximum annual plan benefit that may be paid will be limited to 45% of a participant’s final average annual pay. A participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s 65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday.

If within 24 months after a participant’s employment terminates he or she violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his or her benefits under the SORP.

Deferred Compensation Program

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer all or a portion of their annual cash bonuses, which may be allocated to notional investments selected by the participant. Participants can choose to invest their notional account in any of the investment funds that mirror the investment options available in the company’s 401(k) Plan. Deferrals made prior to 2015 could have been invested in a fixed income fund, which is adjusted each fiscal year, and was 3.75% for fiscal year 2023. The company does not match deferrals by the NEOs or otherwise contribute any amounts to their deferred compensation accounts.

Each participant has the option of making a onetime election changing the timing and/or the form of distributions from his or her account. Any such change must comply with the “redeferral rules” in effect under

Section 409A of the Internal Revenue Code and may be used only to delay the timing and/or change the number of payments to be received. Participants may elect to receive payments of their deferred funds either in a lump sum payment or in installments. However, in the event of death, disability, or termination of employment prior to age 65, or age 55 with 10 years of service, payments are made in a lump sum regardless of a participant’s election. Deferred funds and the earnings on such deferrals made for fiscal year 2005 and later may be distributed to a participant following separation from service only after a six-month delay. Distributions are subject to federal, state, and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

Executive Retirement Plan

The Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) is a non-qualified defined contribution plan that provides supplemental retirement benefits in excess of amounts available under the company’s other tax-qualified and non-qualified retirement plans. NEOs and other U.S. corporate officers of the company are eligible to participate in the ERP and are automatically enrolled. When our SORP was frozen effective July 1, 2019, Messrs. Rodriguez, Ayala and Bonarti, who participated in the SORP, were automatically enrolled in the ERP.

The ERP provides an annual contribution equal to 8% of total salary and bonus, less any contributions provided in the same plan year by the company’s other qualified and non-qualified retirement plans. Company contributions are

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Compensation of Executive Officers

credited to a participant’s account following the end of the applicable plan year. Participants can choose to invest their notional account in any of the investment funds that mirror the investment options available in the company’s 401(k) Plan. A participant’s account will be 100% vested after three years of continuous service with the company, or upon death or disability.

A participant will forfeit all of his or her benefits under the ERP if the participant’s employment is terminated for cause or if, while employed, or within 24 months after a participant’s employment terminates, he or she violates a non-competition, non-solicitation or non-disclosure provision of any agreement between the participant and the company.

Participants may elect to receive distributions from the ERP either in a lump sum payment or in annual installments. Each participant has the option of making a one-time election to change the form of distribution from his or her account. Any such change must comply with the rules in effect under Section 409A of the Internal Revenue Code. Contributions and earnings on such contributions are distributed to a participant following separation from service only after a six-month delay. However, in the event of death or if, upon separation from service a participant’s account balance is less than $50,000, payments are made in a lump sum regardless of a participant’s election.

Canada Supplementary Excess Retirement Plan

The ADP Canada Co. Supplementary Excess Retirement Plan (“SERP”) provides supplemental retirement benefits for individuals whose combined contributions under the Group Registered Retirement Savings Plan (“RRSP”) in a plan year are capped due to Canada Revenue Agency RRSP salary limits. Executives (including corporate officers) of ADP Canada Co. are eligible to participate in the SERP and are automatically enrolled.

The SERP provides an annual contribution equal to 6% of total salary and bonus up to the annual salary limit. Company contributions are credited to a participant’s notional account each pay period. Participants can choose to invest their notional account in any of the investment funds available in the Canada Group RRSP (provided the funds are permissible under a notional plan). A participant’s account will be 100% vested after three months of continuous service with the company, or upon death or disability.

A participant’s benefit will be distributed in a lump sum or, if the participant is over the age of 55 and the account balance is over C$50,000, in annual installments. In addition, a participant may transfer all or a portion of the account balance to the Canada Group RRSP if contribution room is available.

Corporate officers in Canada are eligible to receive annually an additional 2% of total salary and bonus, without regards to the annual salary limit, to be deposited into the SERP notional account.

Mr. McGuire became a participant in the SERP in 2004. As a previous expatriate, he has not been eligible to participate in the Canada Group RRSP since January 1, 2009. Mr. McGuire became a corporate officer effective July 1, 2017. Effective July 1, 2022, Mr. McGuire officially transferred to the U.S. and is no longer eligible for the SERP. He is now a participant in the ERP discussed in the section above, effective July 1, 2022.

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Compensation of Executive Officers

Non-Qualified Deferred Compensation for Fiscal Year 2023

Name	Plan Name	Executive Contributions in 2023	Registrant Contributions in 2023(1)	Aggregate Earnings in 2023(2)	Aggregate Balance at June 30, 2023(3)
(a)		(b)	(c)	(d)	(f)
Maria Black	ADP Executive Retirement Plan	$0	$171,620	$16,784	$561,398
Carlos A. Rodriguez	ADP Deferred Compensation Plan	$0	$0	$236,537	$1,445,361
	ADP Executive Retirement Plan	$0	$366,908	$224,587	$1,405,281
Don McGuire	ADP Canada Co. Supplementary
	Excess Retirement Plan(4)	$0	$111,449	$23,140	$632,322
	ADP Executive Retirement Plan	$0	$17,890	$396	$18,286
John C. Ayala	ADP Executive Retirement Plan	$0	$147,884	$11,163	$385,657
Michael A. Bonarti	ADP Executive Retirement Plan	$0	$90,484	$8,734	$292,560
Joseph DeSilva	ADP Deferred Compensation Plan	$25,000	$0	$51,735	$373,467
	ADP Executive Retirement Plan	$0	$66,100	$20,390	$157,269
Donald Weinstein	ADP Deferred Compensation Plan	$192,560	$0	$230,627	$1,454,250
	ADP Executive Retirement Plan	$0	$109,152	$92,631	$575,825

(1)	For Mr. Weinstein, the amount listed in column (b) excludes a deferral for the Deferred Compensation Plan of 20% of the annual bonus earned in fiscal year 2023 ($524,400), that is disclosed in the All Other Compensation Table and will be deposited in September 2023. For Mr. DeSilva, column (b) excludes a deferral for the Deferred Compensation Plan of $20,000 of the annual bonus earned in fiscal year 2023 ($478,700), that is disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column and will be deposited in September 2023. The amounts listed in column (c) exclude company contributions earned during fiscal year 2023 for the Executive Retirement Plan that will be deposited in January 2024. These earned amounts are included in the fiscal year 2023 Summary Compensation Table, and can be referenced in footnote 1(c) of the All Other Compensation Table.
(2)	The earnings amounts are not reported as compensation in fiscal year 2023 in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.
(3)	The amounts listed in column (f) reflect each NEO’s aggregate balance at June 30, 2023, which is equal to the balance at June 30, 2022, increased by the NEO’s actual contributions and earnings in fiscal year 2023. The following amounts were previously reported as compensation in the Summary Compensation Table for previous years for the Executive Retirement Plan: Ms. Black, $382,121; Mr. Rodriguez, $884,024; Mr. Ayala, $297,076; and Mr. Weinstein, $263,127; for the Deferred Compensation Plan: Mr. Weinstein, $457,260; and for the Canada Co. Supplementary Excess Retirement Plan: Mr. McGuire, $163,963.
(4)	Mr. McGuire no longer participates in the ADP Canada Co. Supplementary Excess Retirement Plan as a U.S. based Officer, however his account balance remains active. Values have been converted to USD based on the average daily exchange rate for fiscal year 2023 of 0.746491 (CAD to USD).

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

Change in Control Severance Plan for Corporate Officers

We maintain the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers, which provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates under certain circumstances after a change in control of the company. All NEOs participate in the change in control plan. As of June 30, 2023, there were 27 eligible participants in the change in control plan.

The change in control plan provides that a participant who is involuntarily terminated by the company without cause or who leaves for good reason during the two-year period following the occurrence of a change in control will receive:

●	A lump sum payment equal to 150% (or in the case of our chief executive officer, 200%) of such participant’s current total annual compensation;
●	Full vesting of his or her stock options;
●	Full vesting of any restricted shares or units; and
●	The number of shares the participant would have been entitled to receive under the then-ongoing performance-based equity programs had all applicable performance goals been achieved at 100% target rate.

A participant’s current total annual compensation equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination, plus his or her average annual cash bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates. Equity-based long-term incentives are excluded from the definition of total annual compensation.

The change in control plan defines “good reason” as the occurrence of any of the following events after a change in control without the participant’s written consent:

●	A material diminution in the participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; or
●	a reduction in a participant’s base compensation or a failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the change in control; or
●	a failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the change in control; or
●	a failure of any successor of the company to assume in writing the obligations under the change in control plan.

The change in control plan defines “cause” as:

●	gross negligence or willful misconduct by a participant, which is materially injurious to the company, monetarily or otherwise;
●	misappropriation or fraud with regard to the company or its assets;
●	conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the company; or
●	willful and continued failure to substantially perform one’s duties after written notice by the board of directors.

The change in control payments potentially due to the NEOs are payable solely pursuant to the terms of the change in control plan and applicable terms of the award agreements.

A “change in control” will have occurred under the change in control plan if:

●	any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), excluding the company, any subsidiary of the company, or any employee benefit plan sponsored or maintained by the company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the company representing 35% or more of the total combined voting power of the company’s then-outstanding securities;
●	there occurs a merger, consolidation, or other business combination of the company (a “transaction”), other than a transaction immediately following which the stockholders of the company, immediately prior to the transaction, continue to be the beneficial owners of securities of the resulting entity representing more than 60% of the voting power in the resulting entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the transaction; or

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

●	there occurs the sale of all or substantially all of the company’s assets, other than a sale immediately following which the stockholders of the company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the sale of assets.

The company will reduce payments under the change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code, unless the after-tax amount to be received by a participant without such a reduction would be greater than the after-tax amount that would be received after such reduction. All payments under the plan are conditioned upon the participant’s execution of a release of claims in favor of the company.

Corporate Officer Severance Plan

Effective May 6, 2015, ADP adopted the Corporate Officer Severance Plan for purposes of involuntary terminations other than for cause in the absence of a change in control.

All NEOs participate in the severance plan. As of June 30, 2023, there were 27 eligible participants in the severance plan.

The severance plan provides that a participant who is involuntarily terminated by the company without cause (other than during the two-year period following the occurrence of a change in control) will receive:

●	18 (or in the case of the CEO, 24) months of continued base salary;
●	A prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, but assuming that any non-financial and other subjective and qualitative performance criteria are achieved at a level equal to the weighted-average percentage achievement of all applicable financial and other objective and non-qualitative performance criteria;
●	Continued vesting of his or her stock options and time-vested restricted stock and restricted stock unit awards during the period of continued base salary payments (the “Severance Period”); and
●	The number of shares of stock (or cash, in the case of cash-settled awards) that the participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing performance-based restricted stock and PSU programs, prorated to reflect the portion of the applicable performance period elapsed through the last day of the Severance Period.

The severance plan defines “cause” as:

●	Failure to perform duties (other than due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of duties, to the extent not cured within 15 days following written notice;
●	Engaging in conduct that is materially injurious to the company or an affiliate;
●	Conviction of, or the pleading of guilty or nolo contendere to, a felony involving as a material element fraud or dishonesty; or
●	The consistent failure to follow the lawful instructions of the board of directors or a direct superior, which failure amounts to an intentional and extended neglect of duties.

The severance payments potentially due to the NEOs are payable solely pursuant to the terms of the severance plan (other than if benefits are payable pursuant to the change in control plan).

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

Health Coverage

Certain executives, including the NEOs, who terminate employment with the company after they have attained age 55 and been credited with 10 years of service are eligible to participate in the company’s executive retiree medical plan.

Deferred Compensation

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer into a deferred compensation account all or a portion of their annual cash bonuses to be payable following separation from the company. For a description of the ADP Deferred Compensation Plan and aggregate deferred compensation for our NEOs at June 30, 2023, see “Deferred Compensation Program” above.

Termination and Change in Control Tables

The following tables set forth the payments that each of our NEOs who were serving as executive officers as of June 30, 2023, would have received under various termination scenarios on June 30, 2023. Pension benefits, which are described under “Pension Benefits for Fiscal Year 2023” above, and deferred compensation balances, which are described under “Deferred Compensation Program” above, are not included in the tables below in accordance with applicable information statement disclosure requirements except to the extent of any incremental value payable in any of such termination scenarios. Pursuant to the company’s Corporate Officer Severance Plan, each of our NEOs would also receive a prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, in the event of an involuntary termination without cause prior to June 30, 2023. Please refer to page 85 in this proxy statement for a description of the Corporate Officer Severance Plan. With regard to the payments on a change in control, the amounts detailed below presume that (x) the change in control includes a change in control of the company and (y) each NEO’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2023.

Automatic Data Processing, Inc. – Proxy Statement	|	86

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR MARIA BLACK

	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$5,335,600	(1)	$0	$0	$2,200,000	(2)	$0
Stock Options(3)	$2,586,426		$2,586,426	$2,586,426	$2,486,594		$0
RSUs(4)	$1,256,539		$0	$0	$837,620		$0
PSUs(5)	$9,608,108		$5,197,336	$5,197,336	$10,732,954		$0
Total	$18,786,673		$7,783,762	$7,783,762	$16,257,168		$0

(1)	Represents payment of two times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($1,100,000) and (ii) the average annual bonus for the two most recently completed calendar years ($1,567,800).
(2)	Represents an amount equal to two times annual salary ($1,100,000). In addition, Ms. Black would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $2,094,400, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (24 months) immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control column represents the vesting of RSU awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of RSU awards for an additional 24 months.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU awards based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) the full fiscal year 2023 PSU awards based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.

87	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
CARLOS A. RODRIGUEZ

	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$6,684,000	(1)	$0	$0		$908,100	(2)	$0
Stock Options(3)	$13,879,601		$13,879,601	$13,879,601		$13,879,601		$13,879,601
RSUs(4)	$3,797,751		$0	$0		$3,797,751		$0
PSUs(5)	$20,000,297		$11,324,406	$11,324,406		$20,664,620		$11,324,406
Supplemental Officers Retirement Plan	$0		$0	$3,916,354	(6)	$0		$0
Health Coverage(7)	$140,000		$0	$140,000		$140,000		$140,000
Total	$44,501,649		$25,204,007	$29,260,361		$39,390,072		$25,344,007

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($1,210,800) and (ii) the average annual bonus for the two most recently completed calendar years ($3,245,200).
(2)	Represents an amount equal to 1.5 times annual salary ($605,400). In addition, Mr. Rodriguez would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $1,729,000, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2023 immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control and Involuntary Termination Without Cause columns represents the vesting of RSU awards in full.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2022 PSU award based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU award based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) five sixths of the full fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.
(6)	Represents the present value of the incremental benefit using the Pri-2012 white collar mortality table (projected generationally using scale MP-2021) and a 5.10% discount rate, assuming disability occurring on June 30, 2023.
(7)	Represents the present value of Mr. Rodriguez’s health coverage under our retiree medical plan using a discount rate of 4.78% and a medical inflation rate beginning at 6.93% for 2023-2024 and ultimately settling at 4.0% by 2048.

Automatic Data Processing, Inc. – Proxy Statement	|	88

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
DON MCGUIRE

	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$2,548,365	(1)	$0	$0	$1,014,000	(2)	$0
Stock Options(3)	$947,041		$947,041	$947,041	$947,041		$947,041
RSUs(4)	$2,004,705		$0	$0	$2,004,705		$0
PSUs(5)	$5,238,711		$3,129,311	$3,129,311	$5,529,067		$3,129,311
Health Coverage(6)	$42,000		$0	$42,000	$42,000		$42,000
Total	$10,780,822		$4,076,352	$4,118,352	$9,536,813		$4,118,352

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($676,000) and (ii) the average annual bonus for the two most recently completed calendar years ($1,022,910; converted to USD using the June 2022 and 2021 mid-month exchange rates of 0.784691 and 0.826887 (CAD to USD) for the fiscal years 2022 and 2021 bonuses respectively, in accordance with the company’s standard policy for globally mobile associates, as it relates to the annual cash bonus plan).
(2)	Represents an amount equal to 1.5 times annual salary ($676,000). In addition, Mr. McGuire would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $1,103,200, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2023 immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control and Involuntary Termination Without Cause columns represents the vesting of RSU awards in full.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) five sixths of the full fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.
(6)	Represents the present value of Mr. McGuire’s health coverage under our retiree medical plan using a discount rate of 4.78% and a medical inflation rate beginning at 6.93% for 2023-2024 and ultimately settling at 4.0% by 2048.

89	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
JOHN C. AYALA

	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$2,957,813	(1)	$0	$0		$1,092,000	(2)	$0
Stock Options(3)	$2,586,426		$2,586,426	$2,586,426		$2,586,426		$2,586,426
RSUs(4)	$1,034,332		$0	$0		$1,034,332		$0
PSUs(5)	$6,220,722		$3,703,142	$3,703,142		$6,556,398		$3,703,142
Supplemental Officers Retirement Plan	$0		$0	$794,684	(6)	$0		$0
Health Coverage(7)	$170,000		$0	$170,000		$170,000		$170,000
Total	$12,969,293		$6,289,568	$7,254,252		$11,439,156		$6,459,568

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($728,000) and (ii) the average annual bonus for the two most recently completed calendar years ($1,243,875).
(2)	Represents an amount equal to 1.5 times annual salary ($728,000). In addition, Mr. Ayala would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $1,188,100, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2023 immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control and Involuntary Termination Without Cause columns represents the vesting of RSU awards in full.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) five sixths of the full fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.
(6)	Represents the present value of the incremental benefit using the Pri-2012 mortality table (projected generationally using scale MP-2021) and a 5.10% discount rate, assuming disability occurring on June 30, 2023.
(7)	Represents the present value of Mr. Ayala’s health coverage under our retiree medical plan using a discount rate of 4.78% and a medical inflation rate beginning at 6.93% for 2023-2024 and ultimately settling at 4.0% by 2048.

Automatic Data Processing, Inc. – Proxy Statement	|	90

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
MICHAEL A. BONARTI

	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$2,057,100	(1)	$0	$0		$936,000	(2)	$0
Stock Options(3)	$2,269,870		$2,269,870	$2,269,870		$2,269,870		$2,269,870
RSUs(4)	$781,793		$0	$0		$781,793		$0
PSUs(5)	$4,456,786		$2,602,778	$2,602,778		$4,661,388		$2,602,778
Supplemental Officers Retirement Plan	$0		$0	$818,123	(6)	$0		$0
Health Coverage(7)	$157,000		$0	$157,000		$157,000		$157,000
Total	$9,722,549		$4,872,648	$5,847,771		$8,806,051		$5,029,648

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($624,000) and (ii) the average annual bonus for the two most recently completed calendar years ($747,400).
(2)	Represents an amount equal to 1.5 times annual salary ($624,000). In addition, Mr. Bonarti would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $678,900, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2023 immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control and Involuntary Termination Without Cause columns represents the vesting of RSU awards in full.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2022 PSU award based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU award based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) five sixths of the full fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.
(6)	Represents the present value of the incremental benefit using the Pri-2012 white collar mortality table (projected generationally using scale MP-2021) and a 5.10% discount rate, assuming disability occurring on June 30, 2023.
(7)	Represents the present value of Mr. Bonarti’s health coverage under our retiree medical plan using a discount rate of 4.78% and a medical inflation rate beginning at 6.93% for 2023-2024 and ultimately settling at 4.0% by 2048.

91	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
JOSEPH DESILVA

	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$1,579,388	(1)	$0	$0	$825,000	(2)	$0
Stock Options(3)	$455,676		$455,676	$455,676	$429,984		$0
RSUs(4)	$463,537		$0	$0	$309,025		$0
PSUs(5)	$2,630,174		$1,533,459	$1,533,459	$2,749,086		$0
Total	$5,128,775		$1,989,135	$1,989,135	$4,313,095		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($550,000) and (ii) the average annual bonus for the two most recently completed calendar years ($502,925).
(2)	Represents an amount equal to 1.5 times annual salary ($550,000). In addition, Mr. DeSilva would receive a prorated bonus for fiscal year 2023, which upon a termination on June 30, 2023, would equal $478,700, which is shown in the Summary Compensation Table for fiscal year 2023.
(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 30, 2023, the last trading day of fiscal year 2023, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $219.79 per share.
(4)	Amount in the Termination Following Change In Control column represents the vesting of RSU awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of RSU awards for an additional 18 months.
(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2022 and 2023 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (b) one third of the fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2022 PSU awards based on performance goals achieved at 150% target rate for fiscal year 2022, at 110% target rate for fiscal year 2023, and an assumed achievement at target rate for fiscal year 2024 plus (y) five sixths of the full fiscal year 2023 PSU award based on performance goals achieved at 117% target rate for fiscal year 2023 and an assumed achievement at target rate for fiscal years 2024 and 2025. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2022 and 2023 PSU awards. All amounts include accrued dividend equivalents through June 30, 2023.

Automatic Data Processing, Inc. – Proxy Statement	|	92

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
DONALD WEINSTEIN

Mr. Weinstein’s last day of employment with the company was March 31, 2023. Pursuant to the terms of his qualifying termination under the Corporate Officer Severance Plan, Mr. Weinstein is eligible to receive: 18 months of continued base salary (“Severance Period”) at $964,050, of which $160,675 has been paid and is shown in the All Other Compensation Table for fiscal year 2023; a prorated annual bonus for fiscal year 2023 based on actual performance for the full fiscal year of $524,400 (which is shown in the All Other Compensation Table for fiscal year 2023); continued vesting of his stock option and RSU awards during the Severance Period ($2,509,563 for stock options and $800,695 for RSU awards); and continued vesting of PSU awards, prorated to reflect the portion of the applicable performance period elapsed through the last day of the Severance Period, and based on actual achievement of the applicable performance goals in each of the ongoing PSU programs ($4,882,693). The preceding values for stock options, RSU, and PSU awards are based on the June 30, 2023 NASDAQ Global Select Market closing price of $219.79 per share; and assumes all unvested options that are eligible to vest pursuant to the Corporate Officer Severance Plan immediately vested and were exercised on June 30, 2023. Mr. Weinstein also received $24,735 in accrued unused vacation pay upon his separation.

93	| Automatic Data Processing, Inc. – Proxy Statement

CEO Pay Ratio

In accordance with the requirements set forth by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Pay Ratio Rule”), we are providing the following information to disclose the annual compensation of our CEO, Ms. Black, compared to the annual compensation of the median associate of our workforce (not including Ms. Black). For fiscal year 2023, an estimate of this ratio is 197:1, and is based on Ms. Black’s 2023 Summary Compensation Table total of $10,682,318, which has been annualized to $12,799,877 for the purposes of computing the Pay Ratio, and the 2023 total of our median associate of $64,996. The annualization of Ms. Black’s compensation for the purpose of computing the Pay Ratio takes into account her promotion to the CEO role effective January 1, 2023 and adjusts her salary, the grant date fair value of stock awards, non-equity incentive plan compensation, and certain elements of all other compensation as if she had been CEO for all of fiscal year 2023.

To arrive at the ratio and calculate the median associate’s compensation, we first identified our active global workforce as of April 1, 2023, inclusive of full-time, part-time, and temporary workers, which consisted of 63,578 associates (excluding our CEO). Consistent with permitted adjustments allowed under the Pay Ratio Rule, we then applied the de minimis exemption to exclude all associates in the Philippines (2,751), totaling 4.33% of the associate population. After applying the exemption, we ranked the remaining associate population based on annualized gross earnings, as reflected in our global payroll records, for the period covering April 1, 2022 through March 31, 2023. For associates located outside the home jurisdiction of our CEO, the United States, annualized gross earnings were converted to U.S. dollars using an average daily foreign exchange rate over the same time period. The median associate was then identified, and the associate’s compensation was calculated using the same methodology used to calculate the compensation of our named executive officers, as reflected in the Summary Compensation Table on page 67.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. We believe that our calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The executive compensation philosophy and principles set forth on page 52 also underlie the company’s overall compensation program for employees. Pay ratios reported by other companies, including those within our Peer Group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the compensation and management development committee nor management of the company used the pay ratio measure in making compensation decisions.

Automatic Data Processing, Inc. – Proxy Statement |	94

Pay Versus Performance

In accordance with the requirements set forth by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Pay vs. Performance rule”), the following illustrations provide the relationship between compensation actually paid (“CAP”) to our Principal Executive Officer(s) (“PEO”), the average CAP to our NEOs other than our PEO(s) (“Other NEOs”), and the performance of certain financial measures. The manner of calculating CAP and the comparisons to financial performance measures reflected herein are done in compliance with the Pay vs. Performance rule and do not reflect compensation earned or targeted during the applicable fiscal years for our PEOs and Other NEOs.

This information is being provided for the purposes of compliance with the pay versus performance disclosure requirement. Neither the compensation and management development committee nor management of the company used the requirements set forth in the rule when making compensation decisions. For further information on how our compensation programs are evaluated and linked to company performance, please refer to our Compensation Discussion and Analysis on page 43.

							Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for First PEO(1)	Compensation Actually Paid to First PEO(2)	Summary Compensation Table Total for Second PEO(1)	Compensation Actually Paid to Second PEO(2)	Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(2)	ADP Total Shareholder Return(3)	NASDAQ Dividend Achievers Select Index Total Shareholder Return(3)	GAAP Net Income ($ Millions)(4)	Adjusted Net Income Growth(5)

(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$19,364,071	$26,898,138	$10,682,318	$12,343,419	$5,417,958	$6,497,636	$156.92	$146.74	$3,412.0	16.0%
2022	$20,827,092	$35,664,536	–	–	$5,999,336	$6,409,005	$146.91	$126.64	$2,948.9	16.4%
2021	$16,985,259	$44,260,668	–	–	$4,725,777	$10,626,436	$136.35	$134.52	$2,598.5	0.3%

(1)	The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for our PEOs and the average of the amounts of total compensation reported for our Other NEOs in the “Total” column of the Summary Compensation Table as reported for each respective fiscal year. Our PEOs and Other NEOs for each fiscal year include the following:
●2023: Mr. Rodriguez as first PEO and Ms. Black as second PEO; and Messrs. Ayala, Bonarti, DeSilva, McGuire, and Weinstein as Other NEOs.
●2022: Mr. Rodriguez as PEO; and Ms. Black and Kathleen Winters, and Messrs. Ayala, McGuire, and Weinstein as Other NEOs.
●2021: Mr. Rodriguez as PEO; and Ms. Black and Kathleen Winters, and Messrs. Ayala and Weinstein as Other NEOs.

(2)	The dollar amounts reported in columns (c) and (e) represent “compensation actually paid” to our PEOs and the average of the “compensation actually paid” to our Other NEOs, and are calculated in accordance with SEC rules, with adjustments to the values reported in the Summary Compensation Table as set forth below in footnote 6. The fair values for stock and option awards are calculated in accordance with FASB ASC Topic 718 and include the application of actual performance achievement modifiers for performance-based stock awards as of the end of each respective fiscal year. Assumptions used for determining the fair values did not materially differ from those disclosed as of the original grant date.
(3)	Represents cumulative total shareholder return of a $100 fixed investment in the company, and in the NASDAQ Dividend Achievers Select Index, respectively, beginning on June 30, 2020 and ending on June 30 of each respective fiscal year.
(4)	Reflects reported GAAP net income (net earnings) in the company’s Statements of Consolidated Comprehensive Income on Form 10-K for fiscal years 2023, 2022, and 2021.
(5)	Our company selected measure is adjusted net income growth, which is the most heavily weighted performance metric in the long-term incentive compensation program. The impact of certain items are excluded from the final results of adjusted net income growth as approved by the compensation and management development committee and can be referenced on page 47 for fiscal year 2023. Our adjusted net income measure also excludes the impact of certain one-time charges and benefits reflecting specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2023, 2022, and 2021.

95	| Automatic Data Processing, Inc. – Proxy Statement

Pay Versus Performance

(6)	The following table reflects the adjustments made to compensation reported in the Summary Compensation Table for our PEOs and Other NEOs in fiscal years 2023, 2022, and 2021 in order to calculate compensation actually paid for each respective fiscal year.

	1st PEO			2nd PEO	Other NEOs Average
Compensation Actually Paid	2021	2022	2023	2023	2021	2022	2023
Start: SCT Table Total	$16,985,259	$20,827,092	$19,364,071	$10,682,318	$4,725,777	$5,999,336	$5,417,958
Deduct: SCT reported Fair Value of Stock and Option Awards	($11,617,789)	($15,613,476)	($16,475,482)	($7,304,354)	($2,631,007)	($3,961,833)	($3,791,536)
Deduct: SCT reported Change in Pension Value and Nonqualified Deferred Compensation Earnings	$0	$0	$0	($1,879)	($967)	$0	($878)
Add: Year End Fair Value of Equity Awards Granted in the Year	$25,374,283	$19,562,458	$11,354,968	$5,684,031	$5,763,991	$3,924,745	$2,702,843
Add: Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$9,003,298	$3,825,273	$1,219,443	$279,718	$1,695,199	$582,952	$199,244
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$4,060,488	$4,730,311	$4,450,484	$1,343,994	$757,934	$783,491	$904,119
Add: Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	($122,850)	$1,615,334	$6,153,461	$1,294,129	$143,810	$208,191	$858,250
Deduct: Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$0	$0	$0	$0	$0	($1,273,053)	$0
Add: Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$577,979	$717,544	$831,193	$365,462	$171,699	$145,176	$207,636
Add: Aggregate of defined benefit and actuarial pension plan service cost and prior service cost	$0	$0	$0	$0	$0	$0	$0
End: Compensation Actually Paid	$44,260,668	$35,664,536	$26,898,138	$12,343,419	$10,626,436	$6,409,005	$6,497,636

Financial Performance Measures Tabular List

The following table lists the financial performance measures, on an unranked basis, that we believe are most important in linking compensation actually paid to company performance for the most recently completed fiscal year.

Measure / Metric	Compensation Program
Revenue Growth	Annual Cash Bonus
New Business Bookings Growth	Annual Cash Bonus
Adjusted EBIT Growth(1)	Annual Cash Bonus
Adjusted Net Income Growth	Long-term Incentive (PSU)
Revenue ex-ZMPT Growth(2)	Long-term Incentive (PSU)

1	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2023 and 2022.
2	Our revenue ex-ZMPT measure is a consolidated revenue growth measure that excludes the impact of zero-margin benefits pass-throughs. Importantly, the PSU revenue metric is not duplicative of the annual cash bonus plan revenue metric due to the exclusion of zero-margin benefits pass-throughs. Refer to the table in Appendix A for further detail on this item and a reconciliation from consolidated revenue to revenue ex-ZMPT for fiscal years 2023 and 2022.

Automatic Data Processing, Inc. – Proxy Statement |	96

Pay Versus Performance

Graphical Representations of Compensation Actually Paid versus Performance Measures

The following graphs demonstrate the relationship of the CAP to the PEOs and the average CAP to the Other NEOs in 2021, 2022, and 2023 to I.) ADP and the NASDAQ Dividend Achievers Select Index cumulative TSR; II.) ADP GAAP Net Income; and III.) ADP Adjusted Net Income Growth percentage.

I. CAP versus ADP and Peer Group TSR (the NASDAQ Dividend Achievers Select Index)

COMPENSATION ACTUALLY PAID VS. TSR

Compensation Actually Paid ($000s)
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Total Shareholder Return
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
2021
2022
2023
First PEO CAP
Second PEO CAP
Average Other NEO CAP
ADP TSR
Peer Group TSR

II. CAP versus GAAP Net Income

COMPENSATION ACTUALLY PAID VS. GAAP NET INCOME

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation Actually Paid ($000s)
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$0
GAAP Net Income ($ Millions)
2021
2022
2023
First PEO CAP
Second PEO CAP
Average Other NEO CAP
GAAP Net Income

97	| Automatic Data Processing, Inc. – Proxy Statement

Pay Versus Performance

III. CAP versus Adjusted Net Income Growth %

COMPENSATION ACTUALLY PAID VS. ADJUSTED NET INCOME GROWTH

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation Actually Paid ($000s)
18%
16%
14%
12%
10%
8%
6%
4%
2%
$0
Adjusted Net Income Growth %
2021
2022
2023
First PEO CAP
Second PEO CAP
Average Other NEO CAP
Adjusted Net Income Growth

Automatic Data Processing, Inc. – Proxy Statement |	98

Audit Committee Report

The audit committee oversees the financial management and financial reporting procedures of the company, and the appointment, compensation, retention and performance of the company’s independent auditors, on behalf of the board of directors. A further description of the role and members of the audit committee is set forth on page 22 under “Audit Committee.”

In fulfilling its oversight responsibilities, the committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the committee discussed the propriety of the application of accounting principles by the company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles. The committee also reviewed and discussed the company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the company’s independent auditors for fiscal year 2023, which is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles in the United States of America. Deloitte & Touche LLP conducted its audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

During the course of fiscal year 2023, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte & Touche LLP at each audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended June 30, 2023 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K for the fiscal year ended June 30, 2023 related to its integrated audit of the consolidated financial statements and financial statement schedule, including the matters identified by Deloitte & Touche LLP as critical audit matters, and the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2024.

The audit committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees) and the SEC Rule 2-07. Deloitte & Touche LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and the committee discussed with Deloitte & Touche LLP, the firm’s independence, including the matters in those written disclosures. The committee also discussed with Deloitte & Touche LLP the overall scope and plan for its audit and engagement. The committee considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services impaired or compromised Deloitte & Touche LLP’s independence and concluded that those services did not. The audit committee has discussed with the company’s internal auditors and with Deloitte & Touche LLP, with and without management present, their respective evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

The committee also discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firm’s Fees.”

99	| Automatic Data Processing, Inc. – Proxy Statement

Audit Committee Report

In addition, in accordance with SEC and PCAOB rules, independent audit partners are subject to rotation requirements limiting their number of consecutive years of service to no more than five. In connection with the completion of the company’s fiscal year 2020 audit, the lead audit partner from Deloitte & Touche LLP rotated, effective beginning for fiscal year 2021, and is expected to serve in this capacity through the completion of the fiscal year 2025 audit. The process for selecting the company’s new lead audit partner included company management and the committee chair interviewing and vetting the candidates put forth by our independent auditor, with consultation by the full committee in connection with the final selection of the new lead audit partner. The audit committee believes there are benefits to having an independent auditor with an extensive history with ADP including higher-quality audit work and accounting advice due to Deloitte & Touche LLP’s institutional knowledge of the company’s business and operations, accounting policies and financial systems, and internal control framework, as well as operational efficiencies and a competitive fee structure because of the firm’s familiarity with ADP’s business.

In addition to independence, in determining whether to reappoint Deloitte & Touche LLP as the company’s independent registered public accounting firm, the audit committee took into consideration a number of factors, including:

●	the breadth of experience and length of time Deloitte & Touche LLP has been engaged;
●	historical and recent performance on the company’s audit;
●	familiarity with our global operations and business;
●	the advisability and potential impact of selecting an entirely different and unaffiliated independent registered public accounting firm;
●	external data relating to audit quality and performance, including PCAOB inspection results on Deloitte & Touche LLP;
●	Deloitte & Touche LLP’s internal quality controls;
●	the appropriateness of Deloitte & Touche LLP’s fees; and
●	an assessment of the professional qualifications and past performance of the lead audit partner and auditing team of Deloitte & Touche LLP.

Based on the considerations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2023. In addition, the committee concluded that the appointment of Deloitte & Touche LLP is in the best interest of the company and its stockholders, and appointed Deloitte & Touche LLP as the independent auditors for the company for the fiscal year 2024, subject to the ratification by the stockholders at the 2023 Annual Meeting of Stockholders.

Audit Committee of the Board of Directors

Sandra S. Wijnberg, Chair
Linnie M. Haynesworth
Nazzic S. Keene
William J. Ready

August 2, 2023

Automatic Data Processing, Inc. – Proxy Statement |	100

Independent Registered Public Accounting Firm’s Fees

In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal year 2023 and fiscal year 2022, the audit committee retained Deloitte & Touche LLP to provide various services in fiscal year 2023 and fiscal year 2022. The aggregate fees billed by Deloitte & Touche LLP for fiscal year 2023 and fiscal year 2022 for these various services were:

Type of Fees	FY 2023	FY 2022
	($ in thousands)
Audit Fees	$9,852	$9,361
Audit-Related Fees	37	613
Tax Fees	354	944
All Other Fees	2	38
Total	$10,245	$10,956

In the above table, in accordance with the SEC definitions, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards.

“Audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews). For fiscal years 2023 and 2022, “audit-related fees” include audit services rendered in connection with certain transactional activity and due diligence procedures, as well as certain benefit plan and trust audits.

“Tax fees” are fees for tax compliance, tax advice and tax planning. “All other fees” are fees billed by Deloitte & Touche LLP to the company for any services not included in the first three categories. For fiscal year 2023, Deloitte’s accounting research tool subscription is included in the “All Other Fees” category.

The board of directors has adopted an auditor independence policy that prohibits our independent auditors from providing:

●	bookkeeping or other services related to the accounting records or financial statements of the company;
●	financial information systems design and implementation services;
●	appraisal or valuation services, fairness opinions or contribution-in-kind reports;
●	actuarial services;
●	internal audit outsourcing services;
●	management functions or human resources services;
●	broker or dealer, investment adviser or investment banking services;
●	legal services and expert services unrelated to the audit; and
●	any other service that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines, by regulation, is impermissible.

The audit committee has adopted a policy requiring that all audit, audit-related and non-audit services be pre-approved by the audit committee. All services provided to us by the independent auditors in fiscal year 2023 and fiscal year 2022 were pre-approved by the audit committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, the company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of our business, processes and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

101	| Automatic Data Processing, Inc. – Proxy Statement

Proposal 4 Appointment of Independent Registered Public Accounting Firm

At the 2023 Annual Meeting, stockholders will vote on the ratification of the appointment by the audit committee of Deloitte & Touche LLP, as the independent registered public accounting firm to audit the accounts of the company and its subsidiaries for the fiscal year that began on July 1, 2023. Deloitte & Touche LLP has served as our independent auditor since 1968. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the company’s independent auditors for fiscal year 2024. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2024.

Automatic Data Processing, Inc. – Proxy Statement |	102

Stockholder Proposals and Nominations

If a stockholder intends to submit any proposal for inclusion in the company’s proxy statement for the company’s 2024 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act, the proposal must be received by the corporate secretary of the company no later than May 24, 2024.

To be eligible to submit such a proposal for inclusion in the company’s proxy materials for an annual meeting, the proposal must meet the requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, which sets forth certain threshold and holding requirements, the permissible number and length of proposals, and other matters, including the circumstances in which the company is permitted to exclude proposals.

Advance Notice

Separate from the requirements of Rule 14a-8, relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors (other than a proxy access nomination, which is described below) or any other business to be considered at any annual meeting of stockholders. Specifically, our amended and restated by-laws require that stockholders wishing to nominate candidates for election as directors or propose any other business to be considered at our 2024 Annual Meeting of Stockholders must notify the company of their intent in a written notice delivered to the company in care of the company’s corporate secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2023 Annual Meeting of Stockholders, or November 8, 2024.

As a result, in order for the notice given by a stockholder to comply with our amended and restated by-laws, it must be received no earlier than July 11, 2024, and no later than

August 10, 2024, unless the date of our 2024 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2023 Annual Meeting of Stockholders. In that case, our amended and restated by-laws provide that we must receive the notice no earlier than the 120th day prior to the date of the 2024 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2024 Annual Meeting of Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2024 Annual Meeting of Stockholders, whichever is later.

Additionally, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with applicable Exchange Act requirements, including providing notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 9, 2024.

Proxy Access

Our by-laws have proxy access provisions that permit a stockholder, or a group of up to twenty stockholders that owns 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such stockholder or group may nominate up to the greater of two individuals or 20% of our board of directors, provided that the stockholder or group and the nominee(s) satisfy the requirements specified in our by-laws. In order to be properly brought before the 2024 Annual Meeting of Stockholders, a stockholder’s notice of nomination of one or more director candidates pursuant to the proxy access provisions of our amended and restated by-laws must be received by the company’s corporate secretary by no earlier than April 24, 2024 and no later than May 24, 2024

(i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders), unless the date of our 2024 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2023 Annual Meeting of Stockholders. In that case, our amended and restated by-laws provide that we must receive the notice no earlier than the 180th day prior to the date of the 2024 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2024 Annual Meeting of Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2024 Annual Meeting of Stockholders, whichever is later.

103	| Automatic Data Processing, Inc. – Proxy Statement

Stockholder Proposals and Nominations

Stockholder’s Notice

To be in proper form, a stockholder’s notice must also include the specified information and comply with other requirements described in our amended and restated by-laws. Stockholders wishing to submit recommendations for director candidates to the board may send each candidate’s name and other relevant information for the nominating/ corporate governance committee’s consideration in care of the company’s corporate secretary at our principal executive offices. Our nominating/corporate governance committee is responsible for reviewing the qualifications of any such person submitted to be considered as a member of the board by any stockholder or otherwise and will consider and evaluate nominees proposed by stockholders in the same manner as a nominee recommended by another board member, management, search firm, or any other source. Nominations pursuant to advance notice should be in accordance with the informational and other requirements described under Section 2.04 of the company’s amended and restated by-laws. Nominations pursuant to proxy access should be in accordance with the informational and other requirements described under Sections 2.04 and 2.05 of the company’s amended and restated by-laws.

You may contact our corporate secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to advance notice or proxy access.

If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in our amended and restated by-laws, the company may disregard such nomination or proposal.

Automatic Data Processing, Inc. – Proxy Statement |	104

Electronic Delivery of Future Stockholder Communications

If you receive this proxy statement and our annual report on Form 10-K for the fiscal year ended June 30, 2023 by mail, we strongly encourage you to elect to view future proxy statements and annual reports over the Internet and save the company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also view these documents by visiting the “Investors” section of our website at www.adp.com, or choose electronic access by following the instructions that you will receive in connection with next year’s annual meeting of stockholders. Stockholders who choose electronic access this year will receive a communication next year containing the Internet address to use to access the proxy statement and annual report on Form 10-K. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

For the Board of Directors

Dorothy Wisniowski Secretary

September 21, 2023
Roseland, New Jersey

105	| Automatic Data Processing, Inc. – Proxy Statement

Appendix A

Reconciliation of GAAP and Non-GAAP Information

Refer to the table below for a reconciliation from net earnings to adjusted EBIT for fiscal years 2023 and 2022. Our adjusted EBIT measure excludes the impact of taxes, certain interest expense and interest income, transformation initiatives, and legal settlements. We include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table below represent the interest income and interest expense that are not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income.” In addition to the table below, our Annual Cash Bonus Plan Results (as reflected on page 46 of our CD&A) exclude the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target.

	Twelve Months Ended June 30,
(amounts in millions USD)	2023	2022
Net earnings	$3,412.0	$2,948.9
Adjustments:
Provision for income taxes	1,025.6	855.2
All other interest expense	70.9	71.3
All other interest income	(50.5)	(7.1)
Transformation initiatives(a)	8.7	3.5
Legal settlements(b)	1.2	—
Adjusted EBIT	$4,467.9	$3,871.8

Refer to the table below for a reconciliation from net earnings to adjusted net earnings (income) for fiscal years 2023, 2022 and 2021. Our adjusted net earnings (income) measure excludes pre-tax and tax impacts of transformation initiatives, excess capacity severance charges, and legal settlements. In addition to the table below, our PSU Program Results for adjusted net income growth (as reflected on page 47 of our CD&A) exclude the impacts of foreign currency fluctuations in excess of the fluctuations assumed in the target, asset write downs related to vacating certain leases early and unplanned asset impairments of internally developed and purchased software, and the first year impact of business acquisitions.

	Twelve Months Ended June 30,
(amounts in millions USD)	2023	2022	2021
Net earnings	$3,412.0	$2,948.9	$2,598.5
Adjustments:
Transformation initiatives(a)	8.7	3.5	—
Income tax benefit for transformation initiatives(c)	(2.2)	(0.8)	—
Excess capacity severance charges	—	—	2.9
Income tax benefit for excess capacity severance charges(c)	—	—	(0.5)
Legal settlements(b)	1.2	—	(30.7)
Income tax benefit/(provision) for legal settlements(c)	(0.2)	—	7.5
Adjusted net earnings (income)	$3,419.5	$2,951.6	$2,577.7

A-1	| Automatic Data Processing, Inc. – Proxy Statement

Reconciliation of GAAP and Non-GAAP Information

(a)	In fiscal year 2023, transformation initiatives include consulting costs relating to our company-wide transformation initiatives, partially offset by net reversals relating to severance. Unlike other severance charges which are not included as an adjustment to get to adjusted results, these specific charges relate to actions taken as part of our broad-based, company-wide transformation initiative.
(b)	Represents net charges (reserves and insurance recovery) from legal matters during fiscal 2023.
(c)	The tax benefit/(provision) was calculated based on the marginal tax rate in effect for the year ended June 30, 2023. For prior periods, the tax benefit/(provision) was calculated based on the annualized marginal tax rate in effect during the quarter of adjustment.

Refer to the table below for a reconciliation from consolidated revenue to revenue excluding zero-margin benefits pass-throughs (“ex-ZMPT”) for fiscal years 2023 and 2022. Our revenue ex-ZMPT measure is a consolidated revenue growth measure that excludes the impact of zero-margin benefits pass-throughs. In addition to the table below, our PSU Program Results for revenue ex-ZMPT growth (as reflected on page 47 of our CD&A) exclude the impacts of foreign currency fluctuations in excess of the fluctuations assumed in the target and the first year impact of business acquisitions.

	Twelve Months Ended June 30,
(amounts in millions USD)	2023	2022
Total ADP revenues	$18,012.2	$16,498.3
Less: PEO zero-margin benefits pass-throughs	3,800.9	3,514.4
Total ADP revenues excluding zero-margin benefits pass-throughs	$14,211.3	$12,983.9

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations and against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions is for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their corresponding U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

Automatic Data Processing, Inc. – Proxy Statement |	A-2

AUTOMATIC DATA PROCESSING, INC.
1 ADP BOULEVARD
ROSELAND, NJ 07068

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ADP2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V22596-P98129	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTOMATIC DATA PROCESSING, INC.

The Board of Directors recommends a vote FOR the following nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Peter Bisson	☐	☐	☐

	1b.	Maria Black	☐	☐	☐

	1c.	David V. Goeckeler	☐	☐	☐

	1d.	Linnie M. Haynesworth	☐	☐	☐

	1e.	John P. Jones	☐	☐	☐

	1f.	Francine S. Katsoudas	☐	☐	☐

	1g.	Nazzic S. Keene	☐	☐	☐

	1h.	Thomas J. Lynch	☐	☐	☐

	1i.	Scott F. Powers	☐	☐	☐

	1j.	William J. Ready	☐	☐	☐

	1k.	Carlos A. Rodriguez	☐	☐	☐

	1l.	Sandra S. Wijnberg	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 4 and a vote for ONE YEAR on Proposal 3:			For	Against	Abstain

2.	Advisory Vote on Executive Compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory Vote on the Frequency of the Executive Compensation Advisory Vote.	☐	☐	☐	☐

			For	Against	Abstain

4.	Ratification of the Appointment of Auditors.		☐	☐	☐

NOTE: Proxies, when properly executed, will be voted as directed, or if no direction is given, will be voted as the Board of Directors recommends. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 21, 2023

Dear Stockholder:

You are cordially invited to join us at the 2023 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held on Wednesday, November 8, 2023, starting at 10:00 a.m. Eastern Standard Time at www.virtualshareholdermeeting.com/ADP2023. I hope you will be able to participate. At the meeting, we will (i) elect directors, (ii) hold an advisory vote on executive compensation, (iii) hold an advisory vote on the frequency of the executive compensation advisory vote and (iv) vote on the ratification of the appointment of auditors.

It is important that these shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of the Company's directors.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If the shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the 2023 Annual Meeting to ensure sufficient time to complete the check-in procedures.

As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders.

Sincerely,

Maria Black Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document containing Notice of 2023 Annual Meeting of Stockholders, Proxy Statement and
Annual Report on Form 10-K is available at www.proxyvote.com.

V22597-P98129

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in proposal (1), FOR the advisory vote on executive compensation in proposal (2), ONE YEAR on proposal (3), and FOR the ratification of the appointment of auditors in proposal (4).

The undersigned hereby appoints Maria Black, John P. Jones and Carlos A. Rodriguez, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2023 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held on Wednesday, November 8, 2023 at 10:00 a.m., Eastern Standard Time at www.virtualshareholdermeeting.com/ADP2023, or at any adjournments or postponements thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth above. Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournments or postponements thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.

Continued and to be signed on reverse side